UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Quest Diagnostics Incorporated

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Notice of 2024 Annual Meeting of Stockholders

and

Proxy Statement

April 5, 2024

The Quest Way

Purpose Why we exist	Working together to create a healthier world, one life at a time

We help people make the best decisions to improve health by providing high-quality, innovative, convenient and affordable diagnostic testing insights and services using our scale and extensive reach
Strategy How we grow	•	Collaborating with healthcare providers and partners to leverage our broad access
	•	Offering an industry-leading menu of testing and other services
	•	Leveraging our data assets and services to improve population health and enable value-based care
	•	Continuously improving our quality and efficiency by leveraging the Quest Management System and by embracing innovative technologies, such as automation and artificial intelligence (“AI”)
Who we serve: physicians, hospitals, patients and consumers, health plans, employers, emerging retail healthcare providers, government agencies, pharmaceutical companies and other commercial clinical laboratories

Culture How we work	Customer first, Care, Collaboration, Continuous improvement, Curiosity

Notice of 2024 Annual Meeting of Stockholders Quest Diagnostics Incorporated One Insights Drive Clifton, New Jersey May 16, 2024, 10:30 a.m. Eastern Time

April 5, 2024

Dear Fellow Stockholder:

It is my pleasure to invite you to attend Quest Diagnostics’ 2024 Annual Meeting of Stockholders (the “Annual Meeting”). At the Annual Meeting, stockholders will vote on the following, in addition to any other business as may properly come before the Annual Meeting or any adjournment or postponement thereof:

•	to elect nine directors;

•	to approve, on an advisory basis, the executive compensation disclosed in the accompanying proxy statement;

•	to ratify the appointment of our independent registered public accounting firm for 2024;

•	to adopt an amendment to our Restated Certificate of Incorporation, the full text of which is attached to the proxy statement as Annex C and is incorporated herein by reference, to provide for the exculpation of officers as permitted by law; and

•	a stockholder proposal, as described in the accompanying proxy statement, if properly presented at the Annual Meeting.

Attendance at the Annual Meeting is limited to stockholders at the close of business on March 18, 2024, or their duly appointed proxy holder.

We enclose our proxy statement, our Annual Report and a proxy card; distribution of these materials is scheduled to begin on April 5, 2024. Your vote is very important. We urge you to submit your proxy even if you plan to attend the Annual Meeting. Most stockholders may submit a proxy via mail, telephone or the Internet. Instructions on how to submit your proxy are included with your proxy card and these proxy materials. Please submit your proxy promptly.

Thank you for your continued support of Quest Diagnostics.

Sincerely,

James E. Davis

Chairman of the Board,

Chief Executive Officer and President

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

2024 Annual Meeting of Stockholders

Time and Date:	10:30 a.m. Eastern Time, May 16, 2024

Place:	One Insights Drive, Clifton, New Jersey

Record date:	March 18, 2024

Voting:	Record date stockholders only: One vote per share

	Meeting Agenda	Board Recommendation
1.	Elect nine directors	FOR EACH NOMINEE
2.	To approve, on an advisory basis, the compensation of our named executive officers disclosed in our Proxy Statement	FOR
3.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2024	FOR
4.	To adopt an amendment to our Restated Certificate of Incorporation, the full text of which is attached to the proxy statement as Annex C and is incorporated herein by reference, to provide for the exculpation of officers as permitted by law	FOR
5.	To consider a stockholder proposal regarding managing climate risk through science-based targets and transition planning, if properly presented at the Annual Meeting	AGAINST

2025 Annual Meeting of Stockholders

Stockholder proposals submitted pursuant to SEC Rule 14a-8 must be received by Quest Diagnostics Incorporated (“Quest Diagnostics,” the “Company,” “we” or “our”) by December 6, 2024.

Notice of stockholder proposals outside of SEC Rule 14a-8, including nominations (other than proxy access nominations) for the Board of Directors (the “Board”), must be received by the Company no earlier than January 16, 2025 and no later than February 15, 2025 and must comply with the requirements set forth in our by-laws. In addition to the requirements set forth in our by-laws, stockholders who intend to solicit proxies for nominations for election to the Board other than the Company’s nominees in reliance on the universal proxy rules (Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) must also comply with the additional requirements of Rule 14a-19.

Notice of proxy access director nominations must be received by the Company no earlier than November 6, 2024 and no later than December 6, 2024.

i	2024 Proxy Statement

Board Nominees

The following table provides summary information about our director nominees*.

Name	Age	Director Since	Occupation	Current Committee Memberships	Other Public Company Boards
James E. Davis	61	2022	Chairman, Chief Executive Officer and President, Quest Diagnostics Incorporated	EX	• N/A
Luis A. Diaz, Jr., M.D.	53	2023	Head of Solid Tumor Oncology Division, Memorial Sloan Kettering Cancer Center	CS QC	• N/A
Tracey C. Doi	63	2021	Retired Chief Financial Officer and Group Vice President of Toyota Motor North America, Inc.	AC/FE CS	• Pentair plc
Vicky B. Gregg	69	2014	Cofounder/Partner, Guidon Partners LLC and Retired CEO, Blue Cross and Blue Shield of Tennessee	CC GC QC (Chair)	• Acadia Healthcare Company
Wright L. Lassiter III	60	2020	CEO, CommonSpirit Health	AC QC	• Fortive Corporation
Timothy L. Main	66	2014	Non-Executive Chairman of WNS (Holdings) Limited	AC CS (Chair) GC	• WNS (Holdings) Limited
Denise M. Morrison	70	2019	Founder, Denise Morrison & Associates and Retired President and CEO, Campbell Soup Company	CC(Chair) CS GC	• MetLife, Inc. • Visa, Inc.
Gary M. Pfeiffer	74	2004	Retired Senior Vice President and Chief Financial Officer, E.I. du Pont de Nemours and Company	AC/FE (Chair) CC EX GC	• N/A
Timothy M. Ring, Lead Independent Director	66	2011	Retired Chairman and CEO, C. R. Bard, Inc.	CC EX (Chair) GC (Chair)	• Becton, Dickinson and Company

AC	Audit and Finance Committee	CC	Compensation and Leadership Development Committee
CS	Cybersecurity Committee	EX	Executive Committee
GC	Governance Committee	QC	Quality and Compliance Committee
FE	Financial Expert

*	In September 2023, Dr. Gail R. Wilensky informed the Board that she would not seek re-election and will retire from the Board at the Annual Meeting.

2024 Proxy Statement	ii

2023 Executive Compensation Highlights

Type	Form	Percentage of Equity Award for Named Executive Officers (%)	Terms
Equity	• Performance Shares	50	• Performance metrics for 2023-2025 performance cycle: revenue growth, 50%; average return on invested capital, 30%; relative total stockholder return (relative to S&P 500 Healthcare Index companies), 20%

			• Vest after 3-year performance period

	• Stock Options	25	• 3-year ratable vesting

	• Restricted Share Units (“RSUs”)	25	• 3-year ratable vesting
Cash	• Salary		• Reviewed and approved annually

	• Annual Incentive Compensation		• Based on financial and non-financial goals
Retirement	• 401(k) Plan		• Company matching contributions

	• Supplemental Deferred Compensation Plan		• Company matching contributions

Our Board is firmly committed to pay for performance. The table above outlines the main components of our compensation program for executive officers in 2023. In 2023, the Compensation and Leadership Development Committee, due to diminished demand for COVID-19 testing, implemented a change to no longer measure base business revenue and COVID-19 testing revenue separately, as was done for 2022, and to include COVID-19 revenues in the measure of base business revenue for purposes of performance shares granted in 2023 (except for determining base year revenues).

The objectives of our program are to attract and retain talented executives who have the skills and experience required to help us achieve our strategic objectives, and to align the interests of our executives to those of our stockholders, in each case to advance the long-term interests of our stockholders. The compensation opportunity for our named executive officers is directly tied to corporate performance, including both financial and non-financial results, and individual performance. We are making changes in the program, highlighted in the Compensation Discussion and Analysis, for 2024.

The average 2023 annual incentive payout for our named executive officers on our annual cash incentives under the Senior Management Incentive Plan (“SMIP”) was 78% of target. Payout on performance shares for the 3-year performance period ended December 31, 2023 was 186% of target. The following table summarizes annual incentive plan and performance share payouts for the two most recent performance periods for our named executive officers.

	Annual Incentive Payout (% of target)	Performance Share Payout for 3-year performance period (% of target)
Performance period ended December 31, 2023	78 (average)	186
Performance period ended December 31, 2022	131 (average)	196

Our Compensation Discussion and Analysis, which includes a discussion of our program’s “Best Practices,” begins on page 23. The 2023 compensation of our named executive officers is set forth in tables beginning at page 43.

iii	2024 Proxy Statement

2023 Business Performance Highlights

Leveraging our Capabilities and Collaborating

•	We increased base business (excluding COVID-19 testing) revenues by 7.1% to $9.03 billion.
•	We generated diluted earnings per share (“EPS") of $7.49 and adjusted diluted EPS of $8.71.
•	Our strong relationships with health plans were a key driver of growth in 2023, as we grew revenues from health plans by high single digits versus the prior year. We successfully completed negotiations for all our strategic health plan renewals that were scheduled for 2023.
•	We continued to work with health systems to help them execute their lab strategy. We entered into an agreement to provide laboratory supply chain expertise with Tower Health, a regional integrated healthcare system in Pennsylvania.
•	In Advanced Diagnostics, we invested in areas to further differentiate and grow our advanced diagnostics value proposition. We acquired Haystack Oncology, Inc. (“Haystack Oncology”), a cancer testing company that has developed a highly sensitive testing technology for detecting minimal-residual disease by circulating tumor DNA due to residual or recurring cancer. We also launched our QUEST AD-DETECT® test portfolio for assessing Alzheimer’s disease risk using blood specimens, as opposed to testing by more costly or invasive methods, such as testing of cerebral spinal fluid by lumbar puncture.
•	Our Consumer-initiated testing service, QuestHealth.com, generated strong base business growth in 2023. We increased to approximately 33 million registered users in our MyQuest® health portal at the end of 2023.
•	We are taking advantage of opportunities to work with emerging retail healthcare providers, not only to offer new access partners (e.g., Rite-Aid retail locations) and new access points for our services (e.g., our collaboration with Safeway), but also to grow our business by expanding our service offerings (e.g., our collaborations with CVS and Walmart).
•	We consummated important acquisitions, including Haystack Oncology, certain assets of the laboratory services business of New York-Presbyterian, one of the nation’s largest and most comprehensive academic medical centers, and select assets of the outreach laboratory services business of Northern Light Health, a large integrated healthcare system in Maine.

Continuous Improvement

•	We delivered our Invigorate cost excellence program goal of annual savings and productivity improvements of 3% of our costs.
•	We continue to make progress in using front end automation to enhance specimen processing. In 2023, we completed front end automation upgrades in our Pittsburgh and Dallas laboratories, which is expected to improve quality and productivity.
•	We expanded our use of AI in 2023 to improve quality, efficiency and workforce experience in several clinical areas, including in microbiology to help identify bacteria as well as in cytogenetics to identify chromosomal abnormalities.
•	We are leveraging automation and AI to improve productivity and quality across our entire value chain, not just in the laboratory. Other areas of focus include reducing denials and patient concessions, enhancing the digital experience, and selecting and retaining talent.
•	We created an initiative to deploy generative AI to improve several areas of our business, including software engineering, customer service, claims analysis, scheduling optimization, specimen processing and marketing. We expect to further develop these projects in 2024.
•	We implemented several initiatives to improve talent retention, including capability-building programs.
•	We improved retention of our frontline employees by 11%.

Disciplined Capital Deployment

•	In February 2024, we announced the thirteenth increase in our quarterly common stock cash dividend since the beginning of 2012, increasing the dividend by approximately 5.6%, from $0.71 per share of common stock to $0.75 per share of common stock.
•	We repurchased approximately $276 million of our common stock in 2023.
•	Through the end of 2023, since the beginning of 2012 we have returned approximately $10.5 billion to stockholders: $7.5 billion through common stock repurchases (including $1.8 billion associated with pre-tax proceeds from divestitures), and $3.0 billion through common stock dividends.

2024 Proxy Statement	iv

Management Transition

On April 1, 2023, James E. Davis, Chief Executive Officer and President of the Company, was appointed Chairman of the Board, succeeding Stephen H. Rusckowski, who served as our Chief Executive Officer and President for more than a decade and as Chairman of our Board through March 2023.

v	2024 Proxy Statement

PROXY STATEMENT	QUEST DIAGNOSTICS INCORPORATED
Contents

2024 Proxy Statement

INFORMATION ABOUT OUR CORPORATE GOVERNANCE

Proposal No. 1 — Election of Directors

The Board of Directors recommends that you vote FOR each of the nominees described below

Our Board currently has ten directors. Directors are elected annually for a one-year term concluding on the date of the next annual meeting of stockholders. Each director holds office until his or her successor has been elected and qualified or the director’s earlier resignation, death or removal. In September 2023, Dr. Wilensky informed the Board that she would not seek re-election and would be retiring from the Board at the Annual Meeting. The Board would like to thank Dr. Wilensky for her leadership and dedication to Quest Diagnostics’ foundational values during her more than 25 years of service on the Board. Upon the retirement of Dr. Wilensky, the size of the Board will be reduced to nine directors.

After considering the recommendation of the Governance Committee, the Board nominated the nominees below to serve as directors of Quest Diagnostics. Each nominee currently is a director of the Company whose term expires at the Annual Meeting. The biography of each nominee contains information regarding the person’s service as a director of the Company, business experience, other public company director positions and the experience, qualifications, attributes and skills that led the Board to conclude that the person should serve as a director of the Company. The Board believes that each nominee possesses the qualities and experience that nominees should possess in accordance with the Company’s Corporate Governance Guidelines, which set forth the Company’s philosophy regarding Board composition and identify key qualifications and other considerations for the nomination of directors (the relevant portion of the Company’s Corporate Governance Guidelines is set forth below under the heading “Board Nomination Process” beginning on page 9). Each nominee has consented to serve if elected.

James E. Davis
Chairman, Chief Executive Officer and President Quest Diagnostics Incorporated Age: 61 Director since: 2022

Mr. Davis became Chairman of the Board on April 1, 2023 and Chief Executive Officer and President of the Company on November 1, 2022, having served as CEO-Elect since February 3, 2022. Mr. Davis joined Quest Diagnostics in April 2013 as Senior Vice President, Diagnostics Solutions. He initially managed a portfolio of businesses and was instrumental in refocusing the Company on diagnostic information services. Mr. Davis was given positions of increasing responsibility and was named Executive Vice President, General Diagnostics in January 2017.

Prior to joining Quest Diagnostics, Mr. Davis served as Lead Director, and then as Chief Executive Officer, of InSightec, Inc., a medical device company that designs and develops ultrasound ablation devices that are guided by magnetic resonance imaging systems. Previously, he held a number of senior positions in General Electric’s healthcare business, held leadership positions in General Electric’s aviation business and led the development of strategic and operational improvement initiatives for clients of McKinsey & Company, Inc.

Qualifications, Skills and Expertise

Mr. Davis has extensive executive experience, including in operations, general management, science, strategic planning and international operations, with large, complex corporations operating in the healthcare industry.

1	2024 Proxy Statement

Luis A. Diaz, Jr., M.D.
Head of the Division of Solid Tumor Oncology Memorial Sloan Kettering Cancer Center Age: 53 Director since: 2023

Dr. Diaz has been the head of the division of solid tumor oncology at the Memorial Sloan Kettering Cancer Center since December 2016. Previously, he was a faculty member and physician at the Johns Hopkins University School of Medicine. He has founded several biotechnology companies, including Epitope, Inostics, PapGene (Thrive) and Personal Genome Diagnostics, Inc. Dr. Diaz’s early work provided the first definitive evidence for using circulating tumor DNA as cancer biomarker for screening, monitoring, and detection of occult disease. He discovered the therapeutic link between immunotherapy and cancer genetics in patients with mismatch repair deficient tumors, which led to the first tumor agnostic FDA approval for tumors with this genetic lesion and the first cancer study, published in 2022, that resulted in a 100% complete remission rate. Dr. Diaz served on the board of Jounce Therapeutics, Inc. from 2017 until it was acquired in 2023. He is the recipient of numerous awards and honors. Dr. Diaz was elected to the National Academy of Medicine in 2023 and in 2021 he was appointed by President Biden to the National Cancer Advisory Board of the National Institutes of Health.

Qualifications, Skills and Expertise

Dr. Diaz has extensive experience in healthcare, medical and science and strong management and strategic planning experience with enterprises engaged in healthcare, medical and science.

Tracey C. Doi
Retired Chief Financial Officer and Group Vice President Toyota Motor North America, Inc. Age: 63 Director since: 2021

Ms. Doi retired as Chief Financial Officer and Group Vice President of Toyota Motor North America, Inc. in 2022, after serving nearly twenty years as Chief Financial Officer. Ms. Doi joined Toyota in 2000 as Vice President, Corporate Controller and her responsibilities continued to expand upon her elevation to Chief Financial Officer in 2003. She currently serves on the board of Pentair plc and as an independent trustee of SunAmerica Series Trust and Season Series Trust. Ms. Doi served on the board of City National Bank, a Royal Bank of Canada Company, from 2016 to 2021, and on the Federal Reserve Bank of San Francisco Economic Advisory Council from 2009 to 2016. She is an active board member of the National Asian/Pacific Islander American Chamber of Commerce Foundation, National Association of Corporate Directors North Texas, 50/50 Women on Boards, International Women’s Forum – Dallas and the Japanese American National Museum.

Qualifications, Skills and Expertise

Ms. Doi has extensive executive experience, including in corporate finance, general management, strategic planning, operations, risk, enterprise systems, consumer focus, business analytics and transformation, with a multinational corporation operating in a complex industry. Ms. Doi also has experience with cybersecurity and technology matters.

2024 Proxy Statement	2

Vicky B. Gregg
Cofounder/Partner Guidon Partners LLC Retired Chief Executive Officer Blue Cross and Blue Shield of Tennessee Age: 69 Director since: 2014

Ms. Gregg is a cofounder/partner of Guidon Partners LLC. She retired as Chief Executive Officer of Blue Cross Blue Shield of Tennessee in 2012. Prior to becoming Chief Executive Officer in 2003, Ms. Gregg served in a number of other leadership roles, including President and Chief Operating Officer. Before that, she held a series of senior roles at Humana Health Plans. Ms. Gregg served as a member of the U.S. National Institutes of Health Commission on Systemic Interoperability. She currently serves on the boards of Acadia Healthcare Company, Inc., Erlanger Health System and the Electric Power Board of Chattanooga, as well as the boards of several private companies, including MyEyeDr. Previously, Ms. Gregg served on several boards, including TeamHealth Holdings, Inc., then a public company, from 2013 to 2017 and First Horizon Corporation from 2011 to 2015. She has also served as Chair of America’s Health Insurance Plans, as a member of the BlueCross BlueShield Association, as Chair of the Board of the National Institute for Healthcare Management, and as a member of the Healthcare Leadership Council.

Qualifications, Skills and Expertise

Ms. Gregg has extensive executive and advisory experience, including in general management and strategic planning, with a range of health care organizations, and extensive experience with healthcare issues and the operation of the U.S. healthcare system, including as a practicing nurse.

Wright L. Lassiter III
Chief Executive Officer Common Spirit Health Age: 60 Director since: 2020

In August 2022, Mr. Lassiter became Chief Executive Officer of CommonSpirit Health, one of the country’s largest and most diverse health care organizations, with a network of 140 hospitals and more than 1,500 care sites across 21 states. Prior to joining CommonSpirit Health, he was President and Chief Executive Officer of Henry Ford Health System in Detroit, Michigan from December 2014 to 2022. Prior to that, he was Chief Executive Officer of Alameda Health System in Oakland, California from 2005 to 2014. Mr. Lassiter currently serves on the board of Fortive Corporation and is the Chair of the American Hospital Association. Previously he served on the boards of DT Midstream, Inc. from 2021 to 2023 and Henry Ford Health System and as Vice Chair for the Federal Reserve Bank of Chicago.

Qualifications, Skills and Expertise

Mr. Lassiter has extensive executive experience in the U.S. healthcare system, including in governance, strategic planning, market expansion, mergers and acquisitions, performance improvement and corporate turnaround.

3	2024 Proxy Statement

Timothy L. Main
Non-Executive Chairman WNS (Holdings) Limited Age: 66 Director since: 2014

Mr. Main has been the Non-Executive Chairman of WNS (Holdings) Limited since September 2021. From 2000 until 2013 he was the Chief Executive Officer, and from 2013 until 2021 the non-executive Chairman of the Board, of Jabil, Inc., an electronic product solutions company providing comprehensive electronics design, manufacturing and management services to global electronics and technology companies. As Chief Executive Officer, Mr. Main led Jabil’s growth strategy, increasing annual revenues nearly five-fold to reach $17 billion in 2012, and expanding in Asia and other emerging markets. He also served on the board of SCP & Co Healthcare Acquisition Company from 2021 to 2022.

Qualifications, Skills and Expertise

Mr. Main has extensive executive experience, including in capital markets, technology, operations, corporate governance, strategic planning and general management in a complex global industry. Mr. Main also has experience with cybersecurity and technology matters.

Denise M. Morrison
Founder, Denise Morrison & Associates, LLC Retired President and Chief Executive Officer Campbell Soup Company Age: 70 Director since: 2019

Ms. Morrison is the founder of Denise Morrison & Associates, LLC, a consulting firm. She retired in 2018 as the President and Chief Executive Officer of Campbell Soup Company. Ms. Morrison joined Campbell in 2003, where she held positions of increasing responsibility. Prior to joining Campbell, she held executive management positions at Kraft Foods, Inc. from 2001 to 2003. Ms. Morrison is a director of MetLife, Inc. and Visa, Inc. and served as a director of Campbell Soup Company from 2010 to 2018 and a director of The Goodyear Tire & Rubber Company from 2005 to 2010. She is a member of the Board of Trustees for Boston College, the Business Council and the Advisory Council for Just Capital. Ms. Morrison previously served on the Advisory Board for Tufts Friedman School of Nutrition Science and Policy; the New Jersey Restart and Recovery Commission; President Trump’s Manufacturing Jobs Initiative; and President Obama’s Export Council.

Qualifications, Skills and Expertise

Ms. Morrison has extensive executive experience, including in consumer focus, corporate governance, general management and strategic planning, operations and marketing, with multinational corporations operating in consumer-focused, regulated industries. Ms. Morrison also has experience with cybersecurity and technology matters.

2024 Proxy Statement	4

Gary M. Pfeiffer
Retired Senior Vice President and CFO E.I. du Pont de Nemours and Company Age: 74 Director since: 2004

Mr. Pfeiffer retired in 2006 as the Senior Vice President and Chief Financial Officer of E.I. du Pont de Nemours and Company. He joined DuPont in 1974, where he held positions of increasing responsibility in finance and international operations, as well as in various DuPont divisions. Mr. Pfeiffer served as Secretary of Finance for the state of Delaware from January through June 2009. Mr. Pfeiffer served as a director of Internap Corporation from 2007 to 2020, TerraVia Holdings, Inc. from 2014 to 2017 and Talbots, Inc. from 2005 to 2012. He served as the non-executive Chair of the Board of Directors of Christiana Care Health System, a regional hospital system located in Delaware, from 2012 to 2016.

Qualifications, Skills and Expertise

Mr. Pfeiffer has extensive executive experience, including in capital markets, corporate finance, accounting, international operations, general management, and strategic planning, with a multinational corporation operating in complex industries. Mr. Pfeiffer also has experience with cybersecurity and technology matters.

Timothy M. Ring
Retired Chairman and Chief Executive Officer C. R. Bard, Inc. Age: 66 Director since: 2011

Mr. Ring is our Lead Independent Director. He retired in 2017 as Chairman and Chief Executive Officer of C. R. Bard, Inc., positions in which he had served since 2003. Mr. Ring is a director of Becton, Dickinson and Company, and was director of C. R. Bard, Inc. from 2003 to 2017 and of CIT Group Inc. from 2005 to 2009. He is a co-founder of TeamFund, Inc., an impact fund and non-profit focused on delivering medical technology to Sub-Saharan Africa and India.

Qualifications, Skills and Expertise

Mr. Ring has extensive executive experience, including in corporate governance, strategic planning and international operations, with a multinational corporation operating in the healthcare industry. Mr. Ring also has experience with cybersecurity and technology matters.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH NOMINEE. PROXIES SOLICITED BY THE BOARD THAT HAVE BEEN SIGNED AND RETURNED WILL BE VOTED FOR EACH NOMINEE UNLESS OTHERWISE INSTRUCTED.

5	2024 Proxy Statement

Governance Practices

The Board believes that good corporate governance, designed to protect and enhance stockholder value, is important. The Company has strong corporate governance structures, processes, policies and practices. We engage with our stockholders and listen to their concerns. Our Board benefits from knowledgeable independent directors.

The Board has adopted Corporate Governance Guidelines to enhance its own effectiveness and to demonstrate its commitment to strong corporate governance for the Company. The Board reviews these Guidelines no less frequently than annually, including in response to changing regulatory requirements, evolving practices and the concerns of our stockholders. The Company also has adopted a Code of Ethics applicable to all directors, officers and employees. The Corporate Governance Guidelines and Code of Ethics are published on our website at www.QuestDiagnostics.com. The information on or accessible through our website is not incorporated by reference in this Proxy Statement.

Corporate Governance Highlights
Board Practice
Commitment to board refreshment – nine new directors since 2014, including with significant CEO experience
Eight of nine director nominees are independent (our CEO and President is our only non-independent director)
Five of nine director nominees are women or ethnically diverse
Cybersecurity Committee of the Board since 2019
Annual election of entire board
Majority voting standard for director elections
Annual assessment of Board and Committee structure and performance
Lead Independent Director with clearly defined role and robust responsibilities
Regular executive sessions for independent directors only, presided over by Lead Independent Director
Independent directors receive a majority of their annual compensation in equity to further align their interests with our stockholders’ interests
Committee assignments are regularly reviewed and selected with a view to continuity and diversity
Annual reviews of succession planning and development of management personnel

Stockholder Matters
Proxy access right for stockholders
Right to request that the Company call a special meeting of stockholders
Right to act by written consent
No “poison pill” stockholders’ rights plan
No supermajority voting requirements
Annual say-on-pay vote
Active stockholder engagement

Procedural Best Practices
Committees report on their activities to the Board at each Board meeting
Director education programs conducted by third parties provided for our directors
Public disclosure of corporate political contributions policy and information regarding corporate political expenditures
Board materials provided to directors in advance of meetings to allow preparation for discussion of items
Board portal enhances the Board’s efficiency, access to information, security and communication
Independent directors have unlimited access to officers and employees of the Company
Board and committees have access to and the authority to retain independent legal, financial or other advisors

2024 Proxy Statement	6

Corporate Responsibility

The Company and the Board take seriously the responsibility of corporate stewardship, which includes creating a healthier world and building value for all stakeholders. The Company has a deep commitment to its patients, employees, communities and the environment. The Company aims to do business in an environmentally sustainable, socially responsible manner and make a difference in the communities in which it operates. We maintain a Corporate Responsibility webpage, www.QuestDiagnostics.com/our-company/corporate-responsibility, that provides information about our corporate responsibility program, including our focus on environmental, social and governance (“ESG”) issues. The information on or accessible through our website is not incorporated by reference in this Proxy Statement.

Corporate Responsibility Highlights
Information Available on Our Corporate Responsibility Webpage www.QuestDiagnostics.com/our-company/corporate-responsibility

Corporate Responsibility Reports Information about our corporate political contributions ESG resources Governance, ethics, and values	Quest for Health Equity® Quest Diagnostics Foundation Sustainability Community giving Global Diagnostic Network™

Creating a Healthier World, Building Value for Stakeholders, and Creating an Inspiring Workplace

Approximately 72% of employees identify as women and approximately 50% of U.S. employees identify as people of color
Ten Employee Business Networks (including African-American Business Leaders, DiverseAbilities, Hispanic/Latino, Pan Asian Leaders and Women in Leadership) that work closely with our talent acquisition team to bring in diverse talent and support them through targeted mentoring and training programs
Initiatives to conserve resources and minimize the negative impact of our operations and facilities on the environment through pollution prevention, energy efficiency, fleet conservation, and strategic sourcing
Environment, Health and Safety program reduces risk of employee injury
Patient Assistance Program tailors solutions for uninsured or underinsured patients based on individual circumstances
“Action with Integrity” Code of Ethics reflects the Company’s commitment to operate as a trustworthy, transparent and ethical organization
Collaborations with nonprofit organizations improve access to care through donated services, charitable giving, and thought leadership
Quest for Health Equity®, a $100 million-plus initiative to help reduce health disparities in underserved American communities
Employee volunteer program Quest Community Action Network, with chapters across the country, has raised millions of dollars for worthwhile causes
Support employee service with the Company’s Matching Gifts programs, which provide funds to hundreds of nonprofit organizations that share the Company’s commitment to empowering better health and fostering inclusion
Named as one of Fortune’s World’s Most Admired Companies in 2024 for the tenth consecutive year
Named a Best Place to Work for LGBTQ Equality, based on the Human Rights Campaign Foundation Corporate Equality Index 2023
Named one of America’s Greatest Workspaces for Diversity in 2024 by Newsweek

Director Independence

The Board assesses the independence of each director annually, and of each director nominee, in accordance with the Company’s Corporate Governance Guidelines and New York Stock Exchange (“NYSE”) listing standards. The independence guidelines in the Corporate Governance Guidelines are consistent with the independence

7	2024 Proxy Statement

requirements in the NYSE listing standards and include guidelines as to categories of relationships that are considered not material for purposes of director independence.

All members of the Audit and Finance Committee, the Governance Committee, and the Compensation and Leadership Development Committee must be independent under NYSE listing standards and the Company’s Corporate Governance Guidelines. Pursuant to the charters of the Audit and Finance Committee and the Compensation and Leadership Development Committee, respectively, members of these committees also must satisfy separate independence standards based on requirements of the Securities and Exchange Commission (“SEC”) and NYSE, respectively.

The Board has determined that a substantial majority (eight of nine) of our director nominees are independent. Each member, including the chair, of each of the Audit and Finance Committee, the Compensation and Leadership Development Committee, the Governance Committee, the Cybersecurity Committee and the Quality and Compliance Committee qualifies as independent, including under the committee-specific independence requirements discussed above. In making its determinations as to the independence of the directors, the Board reviewed relationships between the Company and each of them. The Board considered the ordinary course commercial relationships in the last three years between the Company and the entity of which Mr. Lassiter is an executive officer and determined that these relationships did not exceed the thresholds under the NYSE listing standards and did not otherwise impair Mr. Lassiter’s independence.

The Board has determined the following directors and nominee to be independent:

Luis A. Diaz, Jr., M.D.	Timothy L. Main
Tracey C. Doi	Denise M. Morrison
Vicky B. Gregg	Gary M. Pfeiffer
Wright L. Lassiter III	Timothy M. Ring

Mr. Davis, who is the Company’s Chairman, Chief Executive Officer and President, is not independent.

Stockholder Access and Outreach

Stockholders and any other person may communicate with the Board by sending comments to our Lead Independent Director through the web form available at www.questdiagnostics.com/contact-us/lead-independent-director, or by writing to the full Board or any individual director or any group or committee of directors, c/o Corporate Secretary, 500 Plaza Drive, Secaucus, New Jersey 07094. Communications received are reviewed by the Corporate Secretary and handled in accordance with protocols approved by the Governance Committee and forwarded to the intended directors as appropriate.

We have a program of ongoing dialogue with our investors and regularly reach out to large stockholders to listen to their concerns and to inform them about the Company. Our Board receives reports regarding these discussions. During the past year, we reached out to stockholders holding approximately three-quarters of the Company’s outstanding common stock, and held discussions with those that accepted our invitation and others that reached out to us. These discussions addressed topics such as corporate governance, executive pay, company strategy and the Company’s approach to other ESG issues. During these discussions during the past year, investors generally shared positive feedback regarding the Company’s structuring of and overall approach to corporate governance and executive pay, as well as the other topics discussed. Further, our Corporate Governance Guidelines publicly affirm the Board’s long-standing approach of being available for discussions with stockholders in appropriate circumstances.

The Audit and Finance Committee maintains a procedure whereby complaints and concerns with respect to accounting, internal controls and audit matters may be submitted to the Audit and Finance Committee. All communications received by a director relating to the Company’s accounting, internal controls or audit matters are immediately forwarded to the Chair of the Audit and Finance Committee and are investigated and responded to in accordance with the procedures established by the Audit and Finance Committee. In addition, the Company has established a hotline (known as CHEQline) pursuant to which employees can anonymously report accounting, internal controls, and financial irregularities (as well as compliance concerns on other laws, and other issues).

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Our Corporate Governance Guidelines provide that directors are encouraged and expected to attend the Annual Meeting. All our directors then in office attended the 2023 annual stockholders meeting.

Board Nomination Process

The Governance Committee is responsible for reviewing with the Board, on an annual basis, the composition of the Board as a whole and whether the Company is being well served by the directors, taking into account each director’s independence, skills, experience, tenure, availability for service to the Company and other factors the Governance Committee deems appropriate. The Governance Committee is responsible for recommending director nominees to the Board, including re-nomination of persons who are already directors. The Governance Committee does not set specific, minimum qualifications that nominees must meet in order for the Governance Committee to recommend them to the Board, but rather believes that each nominee should be evaluated based on his or her own merits, taking into account the Company’s needs, Board succession planning considerations, and the overall composition of the Board, which includes an analysis of current directors’ skills and experience. Recommendations are made by the Governance Committee in accordance with the Company’s Corporate Governance Guidelines, which set forth the Company’s philosophy regarding Board composition and identify key qualifications and other considerations. The Governance Committee believes that the Board should be comprised of individuals whose backgrounds and experience complement those of other Board members, and considers whether a prospective nominee promotes a diversity of talent, skill, tenure, expertise, background, perspective and experience, as well as diversity with respect to age, gender identity, race, ethnicity, place of residence, sexual orientation and specialized experience. The Governance Committee does not assign specific weights to particular criteria and nominees are not required to possess any particular attribute.

The key qualifications and other considerations set forth in the Company’s Corporate Governance Guidelines are set forth below.

Key Qualifications and Other Considerations for Directors

•  Reputation for highest ethical standards and integrity consistent with Quest Diagnostics’ values of Quality, Integrity, Innovation, Accountability, Collaboration and Leadership

•  Independence

•  Prior experience as a director or executive officer of a public company

•  Number of current board positions and other time commitments

•  Overall range of skills, experience and seniority represented by the Board as a whole

•  Relevant experience such as:

o  Chief Executive Officer or Chief Operating Officer (or similar responsibilities), current or past

o  Demonstrated expertise in business function(s) such as sales, operations, finance, strategy, legal or human resources

o  Medical practitioner and/or science and health thought leader

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In recruiting and selecting a Board candidate, as a supplement to the key qualifications and other considerations for director candidates outlined in the Corporate Governance Guidelines, the Governance Committee considers other important skills and professional experiences to determine whether a candidate has skills and experience well-suited for the expected needs of the Board, including whether the skills and experience complement those of the other Board members or nominees. The table below includes, for each director nominee, an illustrative, non-exhaustive listing of supplemental skills and experiences that the Board considered most relevant when nominating that nominee. Although a check mark indicates that the Board relied upon the specific skill or experience in making its decision, the absence of a check mark does not mean the nominee does not possess the specific skill or experience. The biographies beginning on page 2 provide more information on each nominee’s skills and experience. The table also provides self-identified demographic and tenure information regarding each nominee.

	Davis	Diaz	Doi	Gregg	Lassiter	Main	Morrison	Pfeiffer	Ring
Skills and Experience
Accounting/Finance
Advisory
Capital Markets
Consumer Focus
Corporate Governance
Cybersecurity/Technology
Executive Management
Healthcare
International
Operations
Medical/Science
Strategic Planning
Demographics
Race/Ethnicity
African American
Asian/Pacific Islander
Hispanic/Latino
White/Caucasian
Gender
Male
Female
Board Tenure
Years	1	1	2	10	4	10	5	20	13

The Governance Committee regularly reviews the Board’s composition to ensure that we continue to have the right mix of skills, diversity, background and tenure reflected on the Board. Our Board’s membership represents a balanced approach to director tenure, allowing the Board to benefit from the experience of longer-serving directors

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as well as the fresh perspectives of newer directors. The composition of the director nominee group with respect to tenure and ethnic and gender diversity are shown below:

The Board is committed to fostering diversity of the Board. In addition to valuing diversity of talent, skill, tenure, expertise and experience, the Board seeks to include directors with diverse backgrounds, including with respect to race, ethnicity, age, gender identity and sexual orientation, in order to ensure that diverse perspectives are included on the Board. When conducting searches for new directors, it is the Board’s policy to actively and routinely seek a diverse candidate pool, including women and ethnically diverse candidates. The Board assesses the effectiveness of this process each time a new director is nominated to join the Board.

Process for Nominating New Candidates for Director
Board identifies the need to add a new Board member

Governance Committee identifies, assesses, and ranks candidates

•  Seeks input from Board members

•  Considers recommendations submitted by other sources, including stockholders

•  Considers retaining third-party search firms to assist in identifying and evaluating candidates for nomination

Interview of candidates by
• Chairman and Chief Executive Officer • Lead Independent Director	• Other Board members • Members of senior management may also interview candidates

Governance Committee reassesses the candidates and makes recommendation to the Board

Board determines whether candidate is elected to the Board or is nominated for election by stockholders

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The Governance Committee considers suggestions from many sources, including stockholders, regarding possible candidates for director. Stockholders may recommend candidates for consideration as director by sending comments to our Lead Independent Director through the web form available at www.questdiagnostics.com/contact-us/lead-independent-director or writing to the full Board or any independent Board member, c/o Corporate Secretary, 500 Plaza Drive, Secaucus, New Jersey 07094. The recommendation should contain the proposed nominee’s name, biographical information and relationship to the stockholder. The Governance Committee evaluates stockholder recommendations for director candidates in the same manner as other director candidate recommendations. Stockholders may also nominate director candidates. See “Frequently Asked Questions” beginning on page 69 for information regarding the process and deadline for stockholders to submit director nominations for the 2025 annual meeting of stockholders.

Board Committees

During 2023, the Board held eight meetings. In order to fulfil its responsibilities, the Board has delegated certain authority and responsibilities to its six standing committees. The Board’s structure and operations reflect its alignment on ESG issues. The Board holds primary responsibility for oversight of human capital management issues, as reflected in the Corporate Governance Guidelines. The Board expects to continue to monitor developments related to ESG issues and whether its allocation of responsibilities remains appropriate. In 2023, the Board renamed the Compensation Committee the Compensation and Leadership Development Committee and revised the committee’s charter to include leadership development for senior management other than the Chief Executive Officer. As discussed under the heading “Board, Committee and CEO Evaluation Process” beginning on page 17, each committee reviews its own performance.

In 2023, each nominee attended at least 75% of the meetings of the Board and the Board committees on which he or she served held during the period such nominee was in office. Any director may attend meetings of any committee of which the director is not a member.

For each year, a schedule of Board meetings is established before the year begins. Committee meetings are generally scheduled for shortly before, or the day of, meetings of the full Board, except that meetings of the Executive Committee are scheduled only when needed. The Board and each committee also hold such additional meetings as the Board or committee, respectively, determines necessary or appropriate. Set forth below is a brief description of each standing committee and its function, its membership and the number of meetings it held during 2023. Additional information about the committees can be found in their charters, which are available on our website at www.QuestDiagnostics.com.

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Audit and Finance Committee
Number of 2023 Meetings: 10 Gary M. Pfeiffer (Chair) Tracey C. Doi Wright L. Lassiter, III Timothy L. Main Gail R. Wilensky* *Dr. Wilensky is retiring from the Board at the Annual Meeting.

This committee:

•  Monitors the quality and integrity of the Company’s financial statements and related disclosures, including the Company’s disclosure controls and procedures and internal control over financial reporting.

•  Oversees the Company’s compliance with securities and accounting laws and regulations.

•  Oversees the internal audit function and review the audits performed internally and by the independent registered public accounting firm.

•  Has primary oversight responsibility for the Company’s enterprise risk management program.

•  Appoints the independent registered public accounting firm, monitors its qualifications, independence and performance, approves its compensation and pre-approves the services it performs.

•  Reviews with the Company’s independent registered public accounting firm, and informs the Board of, any significant accounting and audit matters, including critical accounting policies and judgments.

•  Advises and makes recommendations with regard to certain financing transactions and other significant financial policies and actions.

•  Reviews the Company’s insurance programs, including regarding cybersecurity.

•  Establishes procedures for the receipt, retention and treatment of complaints relating to accounting and internal accounting controls, and for the confidential, anonymous submission by employees of concerns regarding accounting or audit matters (and other issues).

•  Reviews and reports to the Board on the Company’s management of its financial resources.

The Board has determined that each of Ms. Doi and Mr. Pfeiffer qualifies as an “audit committee financial expert” as defined by the SEC. For a description of the experience of Ms. Doi and Mr. Pfeiffer, see “Proposal No. 1—Election of Directors” beginning on page 1.

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Compensation and Leadership Development Committee
Number of 2023 Meetings: 4 Denise M. Morrison (Chair) Vicky B. Gregg Gary M. Pfeiffer Timothy M. Ring

This committee:

•  In consultation with senior management of the Company, establishes the Company’s executive compensation philosophy.

•  Reports to the Board with respect to, and reviews and approves corporate goals and objectives relevant to, the compensation of the Chief Executive Officer, evaluates the performance of the Company’s Chief Executive Officer in light of those goals and objectives, and has the sole authority to determine and approve the compensation level of the Chief Executive Officer based on this evaluation.

•  Reports to the Board with respect to, and reviews, approves and oversees the implementation of, the total compensation package for the Company’s other executive leadership team members, including their employment agreements, severance benefits and other special benefits. In connection therewith, the committee reviews the results of the evaluation of the performance of other executive leadership team members by the Chief Executive Officer.

•  Annually reviews the compensation arrangements for the Company’s executive leadership team members to assess whether they encourage risk taking that is reasonably likely to have a material adverse effect on the Company.

•  Reviews and, if appropriate, approves or recommends to the Board that it approve compensation related proposals to be voted upon by stockholders, and considers the results of stockholder advisory votes on executive compensation matters.

•  Annually reviews and recommends to the Board the compensation of the Company’s non-employee directors.

•  Reviews periodically and makes recommendations to the Board regarding any long-term incentive compensation or equity-based plans, programs or similar arrangements that the Company establishes for its employees and consultants.

•  Supports the Board in the Board’s succession planning for the Company’s Chief Executive Officer.

•  Oversees talent management, leadership development and succession planning for senior management other than the Chief Executive Officer, including other executive leadership team members.

•  Provides oversight and exercises the responsibility it has under the Company’s incentive compensation recoupment policy.

For more information regarding the Company’s processes and procedures for executive compensation, including regarding the role of executive officers and compensation consultants in connection with determining or recommending executive and director compensation, see “Compensation Discussion and Analysis” beginning on page 23.

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Cybersecurity Committee
Number of 2023 Meetings: 4 Timothy L. Main (Chair) Luis A. Diaz, Jr. Tracey C. Doi Denise M. Morrison

This committee:

•  Oversees the Company’s cybersecurity policies, plans, programs and practices and risks related to cybersecurity and data security.

•  Reviews the Company’s management of risks and compliance with legal and regulatory requirements and industry standards related to its information technology security systems and processes.

Executive Committee
Number of 2023 Meetings: 0 Timothy M. Ring (Chair) James E. Davis Gary M. Pfeiffer

This committee:

•  May act for the Board, except with respect to certain major corporate matters such as mergers, the appointment of directors to fill vacancies, removal of the Chief Executive Officer, amendment of the Company’s certificate of incorporation or by-laws, declaration of dividends and matters delegated to other Board committees.

Governance Committee
Number of 2023 Meetings: 4 Timothy M. Ring (Chair) Vicky B. Gregg Timothy L. Main Denise M. Morrison Gary M. Pfeiffer

This committee:

•  Identifies individuals qualified to become Board members, and reviews and recommends possible candidates for Board membership.

•  Reviews the structure of the Board, its committee structure and overall size.

•  Monitors developments in corporate governance.

•  Assists the Board in the oversight of ESG matters, including reviewing the Company’s overall ESG priorities, goals and strategies.

•  Reviews policies, programs and reports pertaining to environmental sustainability matters.

•  Reviews the Company’s Corporate Governance Guidelines and recommends to the Board such changes to the Guidelines, if any, as the committee may determine.

•  Recommends to the Board assignments of directors to Board committees.

•  Reviews relationships and transactions of directors, executive officers and senior financial officers for possible conflicts of interest.

•  Reviews and approves transactions or proposed transactions in which a related person is likely to have a direct or indirect material interest pursuant to the Company’s Statement of Policy and Procedures for the Review and Approval of Related Person Transactions.

•  Oversees the Board and each Board committee in their annual self-evaluation.

•  Oversees the Company’s engagement efforts with stockholders and other key stakeholders.

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Quality and Compliance Committee
Number of 2023 Meetings: 4 Vicky B. Gregg (Chair)* Luis A. Diaz, Jr. Wright L. Lassiter, III Gail R. Wilensky* *Dr. Wilensky is retiring from the Board at the Annual Meeting.

This committee:

•  Reviews the adequacy and implementation status of the Company’s compliance program, including regarding billing compliance, fraud and abuse and privacy.

•  Reviews the Company’s policies, programs and performance relating to medical quality assurance.

•  Reviews the responsibilities, plans, results, budget, staffing and performance of the Company’s Compliance Department, including its independence, authority and reporting obligations, the proposed audit plans and the summary of findings from compliance audits.

•  Reviews the Company’s policies, programs and performance relating to government affairs and corporate political contributions.

•  Reviews and concurs in the appointment, replacement, reassignment or dismissal of the Senior Vice President, Chief Compliance Officer and reviews any reports from that officer.

•  Reviews the significant reports to management or summaries thereof regarding the Company’s compliance policies, practices, procedures and programs and management’s responses thereto.

•  Monitors significant external and internal investigations of the Company’s business as they relate to possible violations of law by the Company or its directors, officers, employees or agents and concerns and complaints regarding medical quality.

•  Monitors material legal matters and compliance with legal and regulatory requirements, and coordinates with the Audit and Finance Committee regarding the same.

Board Leadership Structure

At Quest Diagnostics, we recognize the importance of good corporate governance and value the leadership and input of the independent members of our Board. The Board believes that its leadership structure should be determined by what is in the best interest of the Company. The Board does not have a policy that requires the combination or separation of the Chair and Chief Executive Officer roles. The Board has revised its leadership structure from time to time and retains the flexibility to revise its leadership structure if, in the exercise of its fiduciary duties, the Board believes that such revision is appropriate. Currently, the roles of Board Chair and Chief Executive Officer are combined with James E. Davis. The Board believes that Mr. Davis’ long tenure with the Company in multiple roles and his extensive industry experience make him well-suited to facilitate the Board’s oversight of our operations, strategy and risk. In accordance with the Company’s Corporate Governance Guidelines, where the Board Chair is not an independent director, the independent directors designate a Lead Independent Director, who has a robust set of responsibilities set forth in our Corporate Governance Guidelines and described below under the heading “Principal Responsibilities of the Lead Independent Director,” and who assists with the administration and organization of the Board and facilitates the effective performance of its duties, including the activities of the independent directors. The independent directors have selected Timothy M. Ring to serve as Lead Independent Director.

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Principal Responsibilities of the Lead Independent Director

•   Participates with the Chairman of the Board and Chief Executive Officer in the preparation of the agendas for Board meetings, and has the authority to call meetings of the independent directors

•   Serves as a member of the Board’s Executive Committee

•   Coordinates providing timely feedback from the directors to the Chairman of the Board

•   Presides over all executive sessions of the independent directors and all Board meetings in the absence of the Chairman of the Board

•   Takes a leading role in the process of evaluating the Board, and leads the independent directors in the annual evaluation of the performance of the Chief Executive Officer and President

•   Interviews candidates for the Board

•   Serves as the principal contact for stockholder communications with the independent directors

•   Monitors, and if appropriate discusses with the other independent directors, communications received from stockholders and others

We also have other mechanisms in place to promote the appropriate level of independence and oversight in Board decisions. See “Corporate Governance Highlights” on page 6.

Board Oversight of Company Culture and Human Capital

The Board is committed to fostering a strong culture of compliance and ethical conduct and has structured its committees and their activities to support its commitment. The Board supports management’s promotion of a corporate culture of integrity, ethical behavior and compliance with laws and regulations and efforts to ensure that the Company’s culture and its strategy are aligned. The Board expects all directors, as well as officers and employees, to conduct themselves in a manner consistent with our Code of Ethics and our values. The Board believes that a strong culture of integrity, ethics and compliance is fundamental to the conduct of the Company’s business, and is necessary for effective risk management, maintaining investor trust, and successful corporate governance.

We have long strived to create an inspiring workplace, and this has driven our approach to human capital management. Effectively managing our human capital resources is a priority with key components that include culture, safety and well-being programs, employee engagement, and development and succession planning. Our Board actively engages in oversight of our human capital management, including by receiving management reports on key areas, strategies and initiatives. Additional information about our human capital management strategies and initiatives is available in our 2023 Annual Report on Form 10-K and our 2022 Corporate Responsibility Report, each of which is available on our website at www.QuestDiagnostics.com.

Board, Committee and CEO Evaluation Process

The Board annually conducts a self-evaluation of its performance and effectiveness. The charter of each standing committee of the Board, discussed under the heading “Board Committees” beginning on page 12, calls for the committee to conduct an annual self-evaluation of its performance, and report to the Board the results of the self-evaluation. The Governance Committee is tasked with establishing criteria and processes for and overseeing the annual self-evaluation of the Board and the committees. Each year, the Governance Committee discusses the appropriate approach for that year’s Board and committee evaluations.

Prior to the meeting at which each annual self-evaluation occurs, each member of the Board and the committees receives a discussion outline, which encourages the directors to consider the Board’s or committee’s structure, processes, overall effectiveness, and improvement since the previous year’s assessment. In addition, our General Counsel discusses individually with each director, and with members of our senior management, the self-evaluation items and compiles feedback received for discussion with the Lead Independent Director and the full Board. At the meeting, the Lead Independent Director or the committee chair, as applicable, leads a discussion guided by the outline provided, and the Board or committee, as applicable, identifies action items as well as items for further review.

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Periodically (including in 2023), the Board engages an independent consultant to assist with the evaluation, including evaluating individual director performance. When the Board evaluates individual director performance, input from other directors and senior management is considered, in a process that protects anonymity to ensure honest feedback. In these situations, the independent consultant and the Lead Independent Director together review the results of the individual director evaluations with the individual directors. The Lead Independent Director reviews the remaining items with the Board and assists the Board in identifying action items as well as items for further review.

In addition, the Compensation and Leadership Development Committee, pursuant to its charter, conducts an annual review of the Chief Executive Officer’s performance, receives input on the review from the Board, and reports the results of its review to the Board. Pursuant to our Corporate Governance Guidelines, the Board, led by the Lead Independent Director, reviews the Compensation and Leadership Development Committee’s report in order to ensure that the Chief Executive Officer is providing the necessary leadership for the Company in light of the Company’s current and longer-term goals. The Board then provides feedback to the Chief Executive Officer regarding his performance.

Board Role in Risk Oversight

The Board and its committees play an active role in overseeing the Company’s key risks. As highlighted in the table below, the Board has delegated primary responsibility for overseeing our enterprise risk management program to the Audit and Finance Committee, and has assigned oversight of specific risks to the Board committee with the appropriate subject matter responsibility, as set forth in the committee charters. The Board has also considered its role in risk oversight in determining the current Board leadership structure. The Company’s management is responsible for risk management, which it does through a committee of senior managers that leads the Company’s enterprise risk management program. The program includes a formal continuous process that identifies, assesses, mitigates and manages the risks from both internal and external conditions that could significantly impact the Company and influence its business strategy and performance, including ESG-related matters. The program is designed to focus on the Company’s key risk types, which are: operational; financial; legal and compliance; and strategic. As part of our program, the Board and its committees receive updates and training from internal and external experts on topics that are relevant to overall risk management. The Company’s enterprise risk management program, including cybersecurity risk management and strategy, is discussed in the Company’s Annual Report on Form 10-K.

Roles of the Board and its Committees in Risk Oversight

Board of Directors	Cybersecurity Committee
• Annually reviews our enterprise risk management program. • Receives regular updates from management and the Board’s committees regarding their activities with respect to the program.

•   Reviews risks and compliance with legal and regulatory requirements and industry standards related to our IT security systems and processes, including network security and data protection.

•   Reviews adequacy and effectiveness of our cybersecurity program and regularly receives reports from management on cybersecurity matters.

Audit and Finance Committee	Governance Committee

•   Has been delegated primary responsibility for overseeing our enterprise risk management program by the Board.

•   Receives regular updates from management regarding our enterprise risk management program, including with respect to business continuity.

•   Regularly oversees compliance with securities and accounting rules and regulations.

•   Reviews policies, programs and reports related to environmental sustainability matters.

•   Reviews the Company’s overall ESG priories, goals and strategies.

•   Receives regular reports from management regarding these topics.

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Compensation and Leadership Development Committee	Quality and Compliance Committee

•   Annually reviews compensation arrangements for members of our executive leadership team.

•   Assesses whether such compensation arrangements encourage risk taking that is reasonably likely to have a material adverse effect on the Company.

•   Reviews the adequacy and effectiveness of policies and programs to ensure compliance with laws and regulations applicable to our business (other than with respect to securities and accounting).

•   Oversees and receives regular updates on data privacy.

•   Reviews the adequacy and effectiveness of our medical quality program.

•   Receives regular reports from management regarding these topics.

Related Person Transactions

The Company has a written policy pursuant to which it evaluates proposed transactions involving a related person and the Company in which the amount involved exceeds $120,000. A related person is any director or executive officer of the Company, any immediate family member of a director or executive officer, or any person who owns 5% or more of the Company’s outstanding common stock. The office of the General Counsel is primarily responsible for the administration of the policy and for determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. Certain transactions are defined not to be related person transactions under the policy.

The Governance Committee reviews any proposed transaction in which a related person has a direct or indirect material interest, except for any compensation arrangements involving an immediate family member of a director or an executive officer. In the event that the General Counsel becomes aware of a related person transaction not approved in advance, the General Counsel will arrange for the related person transaction to be reviewed at the next regularly scheduled meeting of the Governance Committee. Any member of the Governance Committee who is a related person with respect to a transaction under review may not participate in any review, consideration or approval of the transaction.

In considering any related person transaction, the Governance Committee determines whether the transaction is fair to the Company. In considering a proposed transaction involving a director or the immediate family member of a director, the Governance Committee also assesses whether the proposed transaction could reasonably be expected to impact the independence of the director under the Company’s Corporate Governance Guidelines, the NYSE listing standards or other applicable rules.

Compensation arrangements involving an immediate family member of an executive officer are reviewed and approved by the Chief Executive Officer and the Senior Vice President, Chief Human Resources Officer, unless such person is an immediate family member of the Chief Executive Officer, in which case the compensation arrangement is approved by the Compensation and Leadership Development Committee. Compensation arrangements involving an immediate family member of a director are reviewed and approved by the Compensation and Leadership Development Committee.

During 2023, there were no related person transactions meeting the requirements for disclosure in this proxy statement.

Policies Regarding Hedging and Pledging our Common Stock; Window Periods

Our directors and executive officers are prohibited from pledging the Company’s common stock to secure a loan and from holding such stock in a margin account. Our directors and employees, including executive officers, are prohibited from entering into transactions or purchasing financial instruments that are expected to hedge or offset, or designed to hedge or offset, a decline in our common stock price, including, but not limited to, the use of financial derivatives (including, for example, prepaid forward contracts, equity swaps, collars, puts and calls or exchange funds). Our directors and employees, including executive officers, also are prohibited from entering into transactions (including, for example, short sales) that establish downside price protection for our common stock. In addition, our directors and executive officers, as well as certain other employees, generally may purchase or sell

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Company securities only during permitted window periods (generally beginning on the business day following the issuance of our quarterly earnings releases and continuing until the end of the second month of the fiscal quarter).

2023 Director Compensation Table

Director Compensation Program for 2023. The following table sets forth the 2023 compensation of our non-employee directors then in office. No changes to our director compensation program were made in 2023. Mr. Rusckowski and Mr. Davis, each of whom served as an employee director during 2023, received no additional compensation in 2023 for serving as director. None of our non-employee directors receives any consulting or other non-director fees from the Company.

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Luis A. Diaz, Jr.	100,467	179,941	280,408
Tracey C. Doi	120,500	179,941	300,441
Vicky B. Gregg	135,791	179,941	315,732
Wright L. Lassiter III	120,500	179,941	300,441
Timothy L. Main	135,500	179,941	315,441
Denise M. Morrison	132,385	179,941	312,326
Gary M. Pfeiffer	162,174	179,941	342,115
Timothy M. Ring	166,000	179,941	345,941
Gail R. Wilensky	124,875	179,941	304,816

(1)	Represents the aggregate grant date fair values of the awards. Each of our non-employee directors then in office received a single award of 1,369 RSUs. RSUs reported in this column were valued based on the average of the high and low prices of our common stock on the grant date. As of December 31, 2023, each non-employee director in office during 2023 held the number of RSUs set forth beside his or her name below.

Dr. Diaz	1,369	Ms. Morrison	5,096
Ms. Doi	3,660	Mr. Pfeiffer	27,129
Ms. Gregg	2,686	Mr. Ring	26,051
Mr. Lassiter	6,158	Dr. Wilensky	2,686
Mr. Main	2,686

(2)	No stock options were awarded to our non-employee directors during 2023. As of the date hereof, no non-employee directors in office held any stock options.

Annual Cash Retainer Fees. During 2023, our non-employee directors received an annual cash retainer fee. Directors serving on Board committees also received additional retainers for such service, and directors who served as Lead Independent Director and committee chairs each received an additional fee for such service. All such cash retainer fees were paid at annual rates as set forth in the table below.

	Members	Chair
Board of Directors	• $100,000, payable in quarterly installments of $25,000	• $40,000 (Lead Independent Director)
Audit and Finance Committee	• $13,000	• $30,000
Compensation and Leadership Development Committee	• $9,500	• $10,000
Governance Committee	• $7,500	• $7,500
Quality and Compliance Committee	• $7,500	• $10,000
Executive Committee	• $1,500	• N/A
Cybersecurity Committee	• $7,500	• $7,500

Equity Awards. Each non-employee director participates in the Company’s Long-Term Incentive Plan for Non-Employee Directors (the “Director Plan”). The Director Plan currently authorizes the grant to each non-employee director, on the date of the annual stockholders meeting, of stock options and stock awards covering shares of common stock having an aggregate value on the date of grant not exceeding $500,000. If a person is appointed or

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elected as a director other than on the date of the annual stockholders meeting, the Board may grant to such director a prorated equity award, in such proportions as the Board may determine. Annual option grants become exercisable, and annual RSUs generally vest and convert to shares of our common stock, in three equal annual installments, beginning on the first anniversary of the grant date, regardless of whether the non-employee director remains a director. The Director Plan also permits the Board to grant to any non-employee director an equity award for any special service as a director (e.g., service on a special purpose committee). Special service equity awards shall not exceed the grant date value of the annual equity award granted to each non-employee director at the most recent annual meeting of stockholders. The exercise price of all stock options issued under the Director Plan is the fair market value of our common stock on the grant date. Options, once vested, will be exercisable through the tenth anniversary of the date of grant even if the director’s service on the Board terminates.

For 2023, the Board fixed the value of the annual equity award to non-employee directors at $180,000 and determined that the award would be delivered entirely in the form of RSUs. The 2023 award was granted effective May 17, 2023, with each non-employee director then in service receiving an award of 1,369 RSUs.

A non-employee director may elect to receive annual retainer fees in stock awards in lieu of cash. The number of shares issued in lieu of cash for the retainer fees is based on the fair market value of the stock on the date that the cash payment would otherwise be made.

Opportunity to Defer Compensation. Under the Company’s Deferred Compensation Plan for Non-Employee Directors, each non-employee director may elect to defer, until a date specified by the director or until the director’s termination of service as a director, the director’s cash compensation or any stock grants awarded pursuant to the Director Plan. If a director specifies a deferral date that is prior to the director’s termination of service, the payout will occur or commence, as applicable, upon termination of service as a director. Cash amounts deferred may be indexed to (i) a cash account under which amounts deferred earn interest, compounded quarterly, at a rate in effect on the first date of each calendar quarter or (ii) the Company’s common stock.

Changes in Director Compensation Program for 2024. No changes were made in the compensation program for directors for 2024.

Stock Ownership Information

We encourage our directors, officers, and employees to own our common stock, which aligns their interests with the interests of our stockholders. The Company maintains stock ownership and retention guidelines for its directors and executive officers. The guidelines call for our directors to beneficially own not less than 6,000 shares of our common stock. Until a director satisfies the minimum shareholding requirement, directors are required to maintain 75% of net shares received from vesting of RSUs and from the exercise of options. For purposes of determining whether a director has met the minimum shareholding requirements, we count shares subject to unvested RSUs, but not shares subject to stock options. The guidelines for our executive officers are discussed in “Compensation Discussion and Analysis” beginning on page 23.

The following tables show the number of shares of the Company’s common stock beneficially owned by (1) each person who is known to the Company to own beneficially more than 5% of the Company’s common stock, (2) each director of the Company and each nominee, (3) each named executive officer, and (4) all directors, nominees and named executive officers as a group. Information in the table regarding the Company’s directors, nominees and executive officers is provided as of March 8, 2024.

Name	Number of Shares Beneficially Owned	Percentage of Class
The Vanguard Group (1)	13,575,974	12.07
BlackRock, Inc. (2)	10,578,025	9.4

(1)	The business address of The Vanguard Group (“Vanguard”) is 100 Vanguard Blvd., Malvern, PA 19355. Vanguard has sole voting power with respect to 0 of these shares, sole dispositive power with respect to 13,101,247 of these shares, shared voting power with respect to 141,923 of these shares and shared dispositive power with respect to 474,727 of these shares. The ownership information is based on the information contained in the Schedule 13G/A filed by Vanguard with the SEC on February 13, 2024.

21	2024 Proxy Statement

(2)	The business address of BlackRock, Inc. (“Blackrock”) is 50 Hudson Yards, New York, New York 10001. Blackrock has sole voting power with respect to 9,735,324 of these shares, sole dispositive power with respect to 10,578,025 of these shares, and no shared voting or dispositive power with respect to these shares. The ownership information is based on the information contained on a Schedule 13G/A filed by BlackRock with the SEC on January 24, 2024.

Name	Shares(1)	Shares Subject to Stock Options Exercisable within 60 days(2)	Total(3)	Shares Underlying RSUs(4)
Named Executive Officers Currently Employed
James E. Davis	74,845	290,663	365,508	51,123
Sam A. Samad	4,108	12,757	16,865	17,224
Catherine T. Doherty	64,787	97,198	161,985	7,973
Michael E. Prevoznik	38,543	149,106	187,649	5,477
Karthik Kuppusamy	9,496	19,135	28,631	7,512
Directors and Nominees
Luis A. Diaz, Jr.	-	-	-	1,369
Tracey C. Doi	-	-	-	3,681
Vicky B. Gregg	13,643	-	13,643	2,686
Wright L. Lassiter III	-	-	-	6,192
Timothy L. Main	20,926	-	20,926	2,686
Denise M. Morrison	2,869	-	2,869	6,222
Gary M. Pfeiffer	-	-	-	31,541
Timothy M. Ring	-	-	-	40,862
Gail R. Wilensky	31,195	-	31,195	2,686
All directors, nominees and executive officers currently employed as a group (17 persons)	273,268	602,464	875,732	200,869

(1)	Each person has sole voting power and sole dispositive power.

(2)	Includes shares of common stock which are subject to options issued under the Amended and Restated Employee Long-Term Incentive Plan (the “Employee Plan”) or the Director Plan, as applicable, that were exercisable as of, or would become exercisable within 60 days of, March 8, 2024.

(3)	Each named executive officer, director and nominee beneficially owned less than 1% of the shares of common stock outstanding. All directors, nominees and named executive officers as a group beneficially owned less than 1% of the shares of common stock outstanding.

(4)	Shares of common stock corresponding to RSUs reported in this column are not considered beneficially owned under SEC rules and are not included in the total column in this table. This column also includes phantom stock units held by directors under the Deferred Compensation Plan for Non-Employee Directors.

2024 Proxy Statement	22

INFORMATION REGARDING EXECUTIVE COMPENSATION

Proposal No. 2 — Advisory Resolution to Approve Executive Officer Compensation

The Board of Directors recommends that you vote FOR approval of our 2023 executive compensation.

Section 14A of the Exchange Act entitles stockholders to vote to approve or not approve, on an advisory (non-binding) basis, our executive officer compensation as disclosed in the Compensation Discussion and Analysis and accompanying compensation tables and narrative. We are asking stockholders to approve the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and related narrative disclosure, is hereby APPROVED.

Pay for Performance. As discussed in “Compensation Discussion and Analysis” below, our executive compensation program is designed to pay for performance, to align the interests of our executive officers with the interests of our stockholders and to support the Company’s long- and short-term business goals. Our program reflects many “best practices,” and our executive compensation structure and levels in 2023 clearly demonstrate our commitment to aligning pay and performance.

Advisory Vote. This vote is advisory. We conduct an advisory vote to approve executive officer compensation annually; the next stockholder advisory vote to approve executive compensation will take place at the Company’s 2025 annual meeting of stockholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation policies and practices described in this proxy statement. The Board and the Compensation and Leadership Development Committee value the opinions of the Company’s stockholders and will take into account the outcome of the vote, in conjunction with such other factors as the Board and the Compensation and Leadership Development Committee consider appropriate, in connection with the Company’s executive compensation program.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD THAT HAVE BEEN SIGNED AND RETURNED WILL BE VOTED FOR THIS PROPOSAL UNLESS OTHERWISE INSTRUCTED.

Compensation Discussion and Analysis

Executive Summary

Introduction

The Compensation and Leadership Development Committee (the “Committee”) determined 2023 compensation for the Company’s named executive officers after considering, among other things, the Company’s performance, the competitive market for executive talent, and the current environment in the healthcare industry, including in diagnostic information services. We believe that our executive compensation structure, compensation opportunity levels, and pay outcomes in 2023 reflect our firm commitment to the core principles of our executive compensation philosophy, which is designed to motivate leaders, and to align pay with performance, the Company’s financial results and the interests of stockholders and stakeholders. Our named executive officers are listed below.

Officer	Title
James E. Davis	Chairman, Chief Executive Officer, and President
Sam A. Samad	Executive Vice President, Chief Financial Officer
Catherine T. Doherty	Executive Vice President, Regional Businesses
Michael E. Prevoznik	Senior Vice President, General Counsel
Karthik Kuppusamy, Ph.D.	Senior Vice President, Clinical Solutions

23	2024 Proxy Statement

2023 Company Performance

In 2023, we continued to make progress by executing on our business strategy and delivering on our earnings commitments to stockholders and stakeholders. The Company improved on financial and operating metrics and met several key financial targets, despite the nation’s diminishing demand for COVID-19 testing.

2023 Financial Highlights
Results
Reported:
Net revenues	$9.3BB
Operating income as a percentage of net revenues	13.6%
Diluted earnings per share (“EPS”)	$7.49
Cash provided by operations	$1.3BB

Adjusted:
Operating income as a percentage of net revenues	15.8%
Diluted EPS	$8.71

Adjusted operating income as a percentage of net revenues and adjusted diluted EPS are non-GAAP financial measures. See Annex A for a reconciliation to a financial measure reported under U.S. GAAP.

The following table highlights our progress during 2023.

Summary Highlights of 2023 Progress
Leveraging our Capabilities and Collaborating

•   We increased base business (excluding COVID-19 testing) revenues by 7.1% to $9.03 billion.

•   We generated diluted EPS of $7.49 and adjusted diluted EPS of $8.71.

•   Our strong relationships with health plans were a key driver of growth in 2023, as we grew revenues from health plans by high single digits versus the prior year. We successfully completed negotiations for all our strategic health plan renewals that were scheduled for 2023.

•   We continued to work with health systems to help them execute their lab strategy. We entered into an agreement to provide laboratory supply chain expertise with Tower Health, a regional integrated healthcare system in Pennsylvania.

•   In Advanced Diagnostics, we invested in areas to further differentiate and grow our advanced diagnostics value proposition. We acquired Haystack Oncology, a cancer testing company that has developed a highly sensitive testing technology for detecting minimal-residual disease by circulating tumor DNA due to residual or recurring cancer. We also launched our QUEST AD-DETECT® test portfolio for assessing Alzheimer’s disease risk using blood specimens, as opposed to testing by more costly or invasive methods, such as testing of cerebral spinal fluid by lumbar puncture.

•   Our Consumer-initiated testing service, QuestHealth.com, generated strong base business growth in 2023. We increased to approximately 33 million registered users in our MyQuest® health portal at the end of 2023.

•   We are taking advantage of opportunities to work with emerging retail healthcare providers, not only to offer new access partners (e.g., Rite-Aid retail locations) and new access points for our services (e.g., our collaboration with Safeway), but also to grow our business by expanding our service offerings (e.g., our collaborations with CVS and Walmart).

•   We consummated important acquisitions, including Haystack Oncology, certain assets of the laboratory services business of New York-Presbyterian, one of the nation’s largest and most comprehensive academic medical centers, and select assets of the outreach laboratory services business of Northern Light Health, a large integrated healthcare system in Maine.

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Continuous Improvement

•   We delivered our Invigorate cost excellence program goal of annual savings and productivity improvements of 3% of our costs.

•   We continue to make progress in using front end automation to enhance specimen processing. In 2023, we completed front end automation upgrades in our Pittsburgh and Dallas laboratories, which is expected to improve quality and productivity.

•   We expanded our use of AI in 2023 to improve quality, efficiency and workforce experience in several clinical areas, including in microbiology to help identify bacteria as well as in cytogenetics to identify chromosomal abnormalities.

•   We are leveraging automation and AI to improve productivity and quality across our entire value chain, not just in the laboratory. Other areas of focus include reducing denials and patient concessions, enhancing the digital experience, and selecting and retaining talent.

•   We created an initiative to deploy generative AI to improve several areas of our business, including software engineering, customer service, claims analysis, scheduling optimization, specimen processing and marketing. We expect to further develop these projects in 2024.

•   We implemented several initiatives to improve talent retention, including capability-building programs.

•   We improved retention of our frontline employees by 11%.

Disciplined Capital Deployment

•   In February 2024, we announced the thirteenth increase in our quarterly common stock cash dividend since the beginning of 2012, increasing the dividend by approximately 5.6%, from $0.71 per share of common stock to $0.75 per share of common stock.

•   We repurchased approximately $276 million of our common stock in 2023.

•   Through the end of 2023, since the beginning of 2012 we have returned approximately $10.5 billion to stockholders: $7.5 billion through common stock repurchases (including $1.8 billion associated with pre-tax proceeds from divestitures), and $3.0 billion through common stock dividends.

Incentive Compensation Outcomes and Alignment with Performance

The Committee’s approach to annual incentive compensation generally has been to tie annual incentive compensation to key operating goals and to establish targets that are challenging, yet attainable. The average 2023 annual incentive payout for our named executive officers on our annual cash incentives under the Senior Management Incentive Plan (“SMIP”) was 78% of target.

Payout on performance share awards for the three-year performance period ended December 31, 2023 was 186% of target. The following table summarizes annual incentive and performance share payouts for the two most recent performance periods for our named executive officers.

	Annual Incentive Payout (% of target)	Performance Share Payout for 3-year performance period (% of target)
Performance period ended December 31, 2023	78 (average)	186
Performance period ended December 31, 2022	131 (average)	196

25	2024 Proxy Statement

Our total stockholder return (“TSR”) for recent periods, relative to relevant publicly-traded comparator groups, is set forth below.

	1-year TSR (%) (2023)	3-year TSR (%) (2021-23)	5-year TSR (%) (2019-23)
Quest Diagnostics Incorporated	(10.1)%	22.6%	83.4%
Compensation Peer Group Median	(2.0)%	8.8%	68.7%
S&P 500 Index	26.3%	33.1%	107.2%
S&P 500 Health Care Industry Index	2.1%	26.2%	73.0%

The TSR shown combines stock price appreciation and reinvestment of dividends paid during the relevant performance period, thereby taking into consideration the effect of divergent dividend policies.

Taken in the aggregate, the results of our annual and long-term incentive programs demonstrate that compensation has been sensitive to Company performance. Annex B sets forth historical payouts for our annual incentive compensation and performance share awards for each year since 2005.

2023 Compensation Program Changes

In furtherance of our executive compensation philosophy, in February 2023, due to diminished demand for COVID-19 testing, the Committee determined to remove the COVID-19 response goal for purposes of 2023 annual incentive compensation and the COVID-19 revenue goal for the 2023-2025 performance share awards. Additionally, for the SMIP, the Committee determined to add the Company’s long-term ESG goals to the non-financial goals, which were weighted at 20%.

Executive Compensation Philosophy

Core Principles of Our Executive Compensation Philosophy

•	Effectively align executive interests with the interests of stakeholders with performance measured against TSR and key financial metrics;

•	Utilize performance-based metrics, with the majority of compensation at risk;

•	Motivate executives to achieve results that appropriately balance short-term operating goals and long-term stockholder value creation;

•	Support our long-term business strategy and financial objectives;

•	Set performance targets that are challenging, yet achievable in the context of both our strategic plan and market and healthcare industry conditions;

•	Attract, motivate, reward and retain talented executives; and

•	Target total compensation levels in the context of peer group and market data, as well as consideration of individual executives’ performance, tenure, industry expertise, breadth of responsibilities and succession planning.

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The principal components of compensation for our named executive officers are discussed in the following table.

Component	Form	Purpose
Base Salary	Cash (Fixed)	Provides a competitive level of pay that reflects the executive’s experience, role and responsibilities
Annual Cash Incentive	Cash (Variable)	Rewards achievement of overall corporate financial and, to a lesser extent, non-financial results for the most recently completed fiscal year; may also reward achievement of individual results
Long-Term Incentive	Equity Award (Variable)	Provides meaningful alignment with long-term financial and strategic growth goals that drive stockholder value creation and support the Company’s talent retention strategy

Our program is designed to align executive compensation with the Company’s performance. The Committee has built a strong foundation for our executive compensation program and has taken numerous steps over time to structure the program to align pay with performance. We focus on aligning the annual results of our executive compensation program with the compensation of our other employees eligible for annual incentive compensation. Our long-term awards provide a strong link with stockholder interests in performance against important long-term goals and help attract and retain critical employee talent. We believe that a balanced compensation program that encourages a long-term focus supports sustained long-term corporate performance.

27	2024 Proxy Statement

As shown in the chart below, the bulk of our senior executives’ compensation is performance based and variable in nature (90% for our CEO and an average of 80% for our other named executive officers in 2023). The chart reflects the target direct compensation for our named executive officers in effect at the end of 2023 and excludes the value of other benefits and perquisites.

The chart on the right shows the mix of our 2023 long-term incentive equity awards for executive officers, consisting of performance shares, stock options, and RSUs. The Committee annually grants equity awards to a significant number of eligible employees under the Employee Plan. These awards may include performance shares, stock options and/or RSUs, and are designed to foster an alignment of stockholder interests with a broader group of employees, to incentivize these employees to continue to perform at a high level and to promote a culture of employee ownership. Additionally, a significant number of employees at all levels of the Company own our common stock through our Employee Stock Purchase Plan, under which employees may purchase our common stock at a discount, and our Quest Diagnostics Profit Sharing Plan (the “401(k) Plan”).

None of our named executive officers has an employment agreement.

2024 Proxy Statement	28

Best Practices

Our program reflects many best practices.

What We Do	What We Don’t Do
Link executive pay with performance
Maintain a discretionary clawback policy that covers both equity and cash incentive awards to current and former executive officers and key employees, as well as a Dodd-Frank compliant clawback policy
Maintain share ownership and retention guidelines for executives and members of senior management
Use three-year vesting for equity awards
Measure performance for performance share awards over a single three-year performance period
Provide for “double trigger” change-in-control vesting in equity awards: awards vest following a change in control only if the employee experiences a qualifying termination of employment
Require a minimum vesting period of at least one year following grant (except for up to 5% of awards)
Utilize an independent compensation consultant
Conduct annual risk assessment of compensation plans
Maintain an investor outreach program to incorporate feedback in our program
Provide stockholders an annual “say on pay” vote
Evaluate management succession and leadership development efforts on an ongoing basis

No excise tax gross-ups upon a change in control
No supplemental pension benefits for executives
No “single-trigger” vesting in connection with a change in control for equity awards
No hedging or pledging or speculative transactions in our securities by directors and executive officers
No repricing or buyouts of equity awards without stockholder approval
No excessive perquisites
No payment of dividends or dividend equivalents on performance shares
No encouraging imprudent risk taking
No employment agreements for executive officers

Independent Compensation Consultant

The Committee has retained Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent compensation consultant to assist it in carrying out its responsibilities. The following table provides information regarding Pearl Meyer.

Independent Compensation Consultant

•	Reports directly to, and is directly accountable to, the Committee, which has sole authority to retain and terminate it, at Company expense.
•	February 2024: the Committee determined Pearl Meyer is independent in accordance with SEC and NYSE rules and that there are no conflicts of interest.

29	2024 Proxy Statement

What They Do
Provide analyses and information regarding the three-year realizable pay of the Company’s executive officers and the three-year stockholder returns of the peer group
Advise on the design of our executive compensation programs to ensure the linkage between pay and performance
Provide related executive compensation advice and services to the Committee (e.g., advice regarding compensation peer group)

Provide analyses and information regarding market practices and trends in executive and non-employee director compensation for companies in our peer group and more broadly
Periodically participate in private sessions of the Committee (without Company employees present)
Periodically meet with the Committee’s Chair to discuss compensation matters
Avoid ties to management that could jeopardize their fully independent status

Say on Pay, Stockholder Outreach, and Feedback

At the Company’s 2023 annual meeting of stockholders, approximately 90% of votes cast on the say-on-pay proposal voted in favor of the compensation of our named executive officers. We continued to monitor market practices and trends and to engage with our investors. As part of our program of ongoing dialogue with our investors (see “Stockholder Access and Outreach” beginning on page 8), during the past year we held discussions regarding our executive compensation program. Investors generally shared positive feedback regarding the Company’s structuring of, and overall approach to, executive pay. The Committee also received advice from Pearl Meyer and considered management recommendations based on the Company’s strategic direction. Insights gained from these efforts, including the investor feedback, were taken into account by the Committee in taking action regarding the Company’s compensation programs.

Setting Executive Compensation

The Committee establishes the Company’s executive compensation philosophy, oversees our executive compensation program and regularly monitors our executive compensation programs to ensure adherence to our philosophy and compliance with applicable guidelines and policies. The Committee is supported in its work by our Senior Vice President, Chief Human Resources Officer and her staff, as well as by Pearl Meyer.

Within the framework of the executive compensation programs approved by the Committee, the Chief Executive Officer recommends to the Committee individual compensation for the executive officers, other than himself. These recommendations are based on market data and an assessment of both Company and individual performance. The Chief Executive Officer also recommends incentive compensation performance measures to align compensation with our corporate objectives. At the Committee’s request, he is present during the portions of Committee meetings in which compensation regarding the named executive officers other than the Chief Executive Officer is reviewed and decided, but the Committee retains the final authority for all such decisions. The Chief Executive Officer does not make any recommendations to the Committee regarding his own compensation and does not participate in portions of Committee meetings when his compensation is reviewed and decided.

For each named executive officer, the Committee annually reviews performance and approves all elements of compensation, including base salary, annual incentive awards and long-term incentive awards, but excluding broad-based employee benefit programs. After the Committee approves the compensation of our named executive officers, the Committee reports its compensation determinations to the full Board.

To assist the Committee with its review, our Human Resources department, in consultation with Pearl Meyer, annually prepares analyses of each named executive officer’s compensation, including tally sheets. The review includes current and prior-year compensation information regarding base salary, target and paid annual incentive compensation, deferred compensation activity and balances, aggregate equity grant values, perquisites, and any other compensation, as well as estimates of the amounts payable to each named executive officer upon termination of employment under various circumstances, including in connection with a change in control.

2024 Proxy Statement	30

Peer Group

The compensation targets for, and compensation earned by, each named executive officer are analyzed relative to market data for comparable positions in a peer group. In 2023, the Committee reviewed the Company’s peer group and, after considering input from Pearl Meyer, added Illumina, Inc. The peer group currently consists of the following 14 companies, which generally are in the healthcare services, equipment and distribution industries.

• Agilent Technologies, Inc.	• Illumina, Inc.
• Baxter International Inc.	• Laboratory Corporation of America Holdings
• Becton, Dickinson and Company	• Owens & Minor, Inc.
• Boston Scientific Corporation	• Revvity, Inc. *
• DaVita Inc.	• Stryker Corporation
• Henry Schein, Inc.	• Tenet Healthcare Corporation
• Hologic, Inc.	• Zimmer Biomet Holdings, Inc.

*	During 2023, PerkinElmer, Inc., which had been a member of the Company’s peer group, sold its Applied, Food and Enterprise Services business and renamed itself Revvity, Inc. Revvity, Inc. remains in the Company’s peer group.

For the named executive officers, the Committee establishes target compensation consistent, to the extent possible, with comparable positions in the peer group. Our practice is to target total direct compensation (including base salary, annual cash incentive targets and long-term incentive awards) at market competitive levels, depending upon the named executive officer’s responsibilities, expertise and experience, along with consideration given to both individual and Company performance.

Specific consideration is given to the weighting of fixed and at-risk components of pay relative to the peer group. No single element of compensation is set without considering the total direct compensation of the named executive officers relative to the marketplace, as well as the impact of any change on the other components of our pay model. When setting each participant’s annual compensation package, the grant date values of prior equity awards are considered, but realized or unrealized gains from prior equity awards are not taken into account.

For 2023, the target total direct compensation, on average, for our named executive officers, was within a competitive range of the peer group median.

Pay Components

Base Salary

We pay base salary to our executives to provide them a steady source of income for their services to the Company. The Committee annually reviews and approves base salaries for the named executive officers. Consistent with our executive compensation philosophy, base salaries are set at levels competitive with the peer group. Based on an assessment of each named executive officer’s position, performance, scope of responsibility, current salary level, and market comparables, the Committee determined the 2023 base salary rates, including adjustments, set forth in the following table. The increase for Mr. Davis reflects the Committee’s decision to adjust his compensation over a period of a few years to be in alignment with the compensation of similarly-situated CEOs.

	Increase in Base Salary Rate (%)	2023 Base Salary Rate ($)
James E. Davis	13.6	1,250,000
Sam A. Samad	-	650,000
Catherine T. Doherty	-	600,000
Michael E. Prevoznik	2.8	550,000
Karthik Kuppusamy	5.0	525,000

31	2024 Proxy Statement

Annual Cash Incentive Compensation

Introduction

Our annual cash incentives reward the achievement of annual performance, including operating and strategic goals (both financial and non-financial). We generally pay annual incentives to our executive officers in accordance with the SMIP. Annual cash incentive payments to our named executive officers generally are subject to the achievement of specific performance goals and, if achieved, are scheduled to be paid on or before March 15th of the year following the completion of the performance year. The Committee generally has set performance goals with targets based on the Company’s operating plan and aligned with our strategy; non-financial goals may be objective or subjective in nature.

The Committee’s approach to annual incentive compensation generally has been to:

•	Tie annual incentive compensation to key operating goals;
•	Establish targets that are challenging, yet attainable; and
•	Provide for a maximum payout of 200% of target upon achievement of extraordinary performance.

In recent years, the primary focus of the SMIP has been on revenue and profitability. Because the Committee believes that non-financial business objectives are also important, it also has incorporated non-financial metrics in the SMIP.

The following table sets forth, for each of the past five years, the average annual cash incentive payments as compared to target for the named executive officers for that year. The Committee believes that these results demonstrate that annual incentive compensation has been sensitive to Company performance. For additional information, Annex B sets forth the annual cash incentive payments as compared to target for each year since 2005.

Year	Average Incentive Payment as Compared to Target (%)
2019*	83
2020**	171
2021	145
2022**	131
2023	78

*	Excludes the annual incentive payment to one former named executive officer because it was paid at a guaranteed level in connection with his joining the Company.
**	Excludes one former named executive officer who forfeited his/her annual incentive payment upon resignation.

Annual Incentive Compensation Goals for 2023

For 2023, we paid annual incentive compensation under the SMIP to all the named executive officers. The Committee determined the incentive target for annual incentive compensation for each named executive officer, after considering the factors discussed above.

For each named executive officer, the threshold, target and maximum performance criteria were established with payout opportunities set at one-quarter (25%), one-time (100%), and two-times (200%) the target incentive, respectively. For non-discretionary goals, rewards for performance levels between these levels were interpolated. Performance below threshold results in zero payout for that goal.

The Committee may adjust performance measures based on objective criteria to focus on the operating performance of the Company, to avoid unintended compensation results and to ensure that participants are not inadvertently given incentives to avoid taking actions that are in the long-term interest of the Company and its stockholders.

For 2023, annual cash incentive payouts for the named executive officers were based on performance measured against both financial and non-financial goals, the relative weightings for which were determined by the

2024 Proxy Statement	32

Committee based upon their determination of the relative importance of each measure. Each of the named executive officers was aligned to the same goals and the same weightings.

Weight (%)	Measure/Objective
40	Adjusted diluted EPS
30	Base Business revenue
10	Acquired revenue
15	Non-financial goals: medical quality, customer experience and employee experience
5	Non-financial goals: qualitative ESG goals

The principal financial goals related to achieving budget targets for adjusted diluted EPS, base business revenues and acquired revenues. The financial goals were weighted heavily, as compared to non-financial goals, in order to provide a meaningful incentive for management to generate profitable growth. In light of the diminished demand for COVID-19 testing, the Committee determined to no longer utilize a COVID-19 response goal, as it had in 2020 through 2022 (as supplemental bonus opportunity in 2020, and as a standalone weighted metric in the design of the SMIP in 2021 and 2022).

The non-financial goals were assigned an overall weighting of 20%, which was a 5% increase from 2022. The non-financial goals included quantitative metrics related to medical quality, customer experience and employee experience, as well as, new for 2023, a qualitative assessment of the Company’s progress in 2023 toward meeting long-term ESG goals. The ESG goals were developed based on the results of the Company’s ESG materiality assessment performed in 2022.

The medical quality, customer experience and employee experience goals were included to drive operational excellence, to improve the customer experience and to position the Company for the future. The medical quality goals included measures such as tests not performed and revised reports; the customer experience goals included service quality measures such as patient service center wait time, customer satisfaction survey results and testing turn-around times. Quantitative employee experience goals included engagement survey and employee turnover metrics. These metrics were included because employee engagement levels, and the impact they have on employee turnover, are linked to our strategy to accelerate growth and drive operational excellence, and to our effort to deliver a superior customer experience.

For 2023, the qualitative goals measured annual progress toward meeting long-term goals in equity and health access, employee and community engagement and environmental sustainability. These ESG goals were designed to align executive compensation with the Company’s ESG strategies, which are integral to our long-term business success.

The Committee also determined that, in addition to the factors identified above, the annual incentive compensation of each executive officer was subject to a potential modification of up to 20% (positive or negative) of her or his annual incentive payout based on her or his individual performance (including the performance of the portions of the business for which the person had responsibility). The Committee determined that after the end of 2023, it would review each executive’s individual performance and determine the modification to the annual incentive payout, if any.

The Committee further determined that, unless the Company achieved attainment of its base revenue growth target at a level exceeding 90% of target payout, payout on the non-financial goals (medical quality/customer experience/employee engagement/ESG strategy) would be capped at 125% of target. For 2023, the achieved payout of the base business revenue goal exceeded 90% of target.

Annual Incentive Compensation Determinations for 2023

After the conclusion of 2023, and following deliberation on each of the items below, the Committee determined annual incentive compensation for 2023.

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The following table shows the financial goals, the relative weight allocated to each, results and resulting payout factors for 2023.

Weight (%)	Measure/Objective	Thresold ($)	Target ($)	Max ($)	Results ($)	Weighted Payout Factor %
40	Adjusted diluted EPS	8.40	9.00	9.45	8.71	25.6
30	Base business revenue attainment	8,507MM	8,681MM	8,855MM	8,983MM	60.0
10	Acquired revenue	85MM	170MM	212MM	46MM	0.0

The Committee made the following determinations regarding other goals.

•	Non-financial goal. Performance in respect of the quantitative medical quality, customer experience, and employee experience goals was 84% of target. With respect to the qualitative assessment of progress in 2023 toward meeting the long-term ESG goals, the Committee assessed overall performance at 95% of target. The Committee determined that there were significant achievements in 2023 across all three focus areas (equity and health access, employee and community engagement, and environmental sustainability). Based on the quantitative and qualitative assessments made by the Committee, the weighted payout factor for the overall non-financial goal was 17.4%.

Taking into account the weighted payout factors for each of the financial measures and the overall non-financial goal, the calculated payout factor for the SMIP was 103.0%. Notwithstanding the calculated results, the Committee determined to apply a 25% reduction to the calculated results under the SMIP. This reduction was taken to further recognize the shortfall from target in profitability (adjusted diluted EPS) despite actions taken to lower costs. Drivers of the shortfall included sharply reduced COVID-19 revenue, and increased employee and other costs. After giving effect to the reduction, the SMIP calculated payout factor was 77.25% of target.

After assessing the individual performance of each named executive officer, the Committee determined not to modify their annual incentive payouts for 2023, except for Mr. Kuppusamy’s award. Based on its assessment, the Committee determined to apply a positive modifier of 5% to Mr. Kuppusamy’s incentive payout, which reflected the Committee’s evaluation of a number of factors, including the performance of the business areas for which Mr. Kuppusamy was responsible and his strong contributions in connection with leadership of our AI initiatives. After giving effect to the positive modifier for Mr. Kuppusamy, the average 2023 annual incentive payout for our named executive officers on our annual cash incentives under the SMIP was 78% of target.

The following table shows the weighted payout factors for the goals and the total resulting payout factor for 2023 for all the named executive officers except Mr. Kuppusamy.

Weight (%)	Measure/Objective	Weighted Payout Factor %
40	Adjusted diluted EPS	25.6
30	Base Business revenue attainment	60.0
10	Acquired revenue	0.0
20	Non-financial goal	17.4
	Subtotal	103.0
	Adjustment for profitability	(25.75)
	Total	77.25

The total payout factor for Mr. Kuppusamy was 81.11% (reflecting the 5% modifier awarded based on the results of the Committee’s assessment of his individual performance).

From time to time, the Committee makes adjustments to the Company’s financial results based on objective criteria for purposes of calculating performance under the SMIP. Set forth in the following table are items, identified by the Committee, for which it may make adjustments. As a matter of policy, the Committee seeks to apply these principles consistently from year to year.

2024 Proxy Statement	34

Quest Diagnostics Policy: Items for Which the Committee May Make Adjustments
• Gains and losses from the sale of a business	• Material legal settlements

• Charges related to the impairment of goodwill or intangible assets	• Cumulative or one-time effect from accounting changes

• Charges related to reorganization and restructuring programs	• Effects of changes in tax laws or the rate on deferred tax assets and liabilities

• Charges related to the acquisition or integration of a company or business	• Items included in or excluded from ordinary income (including significant unusual or infrequently occurring items) or described in Management’s Discussion and Analysis of Financial Performance included in the Company’s Annual Report on Form 10-K

The Committee may make adjustments based on these items because:

•	These items may be outside the control of participants and could create “windfall” benefits or undue penalties (for example, changes in tax laws or accounting standards); and

•	Impact from these items could distract management from focusing on operating performance by penalizing participants for taking actions in the long-term interest of the Company and its stockholders (for example, a restructuring of operations) that might in the short term negatively impact a performance measure.

In accordance with this policy, the Committee made the adjustments set forth in the table below to the Company’s diluted EPS for fiscal year 2023 for purposes of calculating performance under the SMIP.

Items Adjusted for in 2023 Annual Incentive Calculations

Diluted EPS ($)
Diluted EPS, as reported	$7.49
Restructuring and integration charges	0.29
Impairment of long-lived assets	0.19
Losses on strategic investments	0.02
Amortization expense	0.70
Excess tax benefits related to stock-based compensation	(0.10)
Other	0.12
Total adjustments	$1.22
Adjusted diluted EPS for incentive purposes	$8.71

The adjustments made by the Committee are the same as those approved by the Audit and Finance Committee and disclosed when reporting our 2023 financial performance in our quarterly earnings press releases.

For 2023, the target incentives and payouts for the named executive officers are summarized in the following table. Under the SMIP, annual incentive compensation payments generally are calculated based on salary actually paid and accordingly reflect changes in salary rate during the year.

	2023 Target Incentive as a % of Salary	2023 Actual Payment as a % of Target	2023 Actual Payment as a % of Salary	2023 Actual Payment ($)
James E. Davis	150	77.25	115.9	1,361,531
Sam A. Samad	90	77.25	69.5	451,913
Catherine T. Doherty	80	77.25	61.8	370,800
Michael E. Prevoznik	70	77.25	54.1	293,357
Karthik Kuppusamy	70	81.11	56.8	290,991

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Had the Committee not made the adjustments to diluted EPS discussed above, the payouts would have been:

	2023 Payment as a % of Target	2023 Payment as a % of Salary	2023 Payment ($)
James E. Davis	58.05	87.1	1,023,131
Sam A. Samad	58.05	52.2	339,593
Catherine T. Doherty	58.05	46.4	278,640
Michael E. Prevoznik	58.05	40.6	220,445
Karthik Kuppusamy	60.95	42.7	218,667

2023 Conclusion

Overall, the Committee believes that the annual incentive payments made to our named executive officers for 2023 were consistent with the objectives of our executive compensation program.

Long-Term Incentive Awards

Introduction

We design our long-term incentive awards to:

•	Align management’s compensation opportunities with the interests of our stockholders;
•	Provide long-term compensation opportunities consistent with market practice;
•	Incent and reward long-term value creation; and
•	Incent management retention.

To achieve these objectives, we award long-term incentives to our named executive officers annually in the form of equity awards. The following table shows the awards that we issued in 2023:

Component	Weight (% of Award Value)	Time Horizon for Value Creation	Vesting	Purpose
Performance Shares	50	3 years	Performance-based 3-year cliff vesting	• Align executives with stockholders • Provide strong links with strategy and operating metrics • Performance-based vesting
RSUs	25	3 years	In 1/3rd increments annually over 3 years	• Align executives with stockholders • Provide retention incentives • Provide incentives to preserve stock value • Balance long-term incentive package
Stock Options	25	10 years	In 1/3rd increments annually over 3 years	• Align executives with stockholders • Highlight stock price appreciation as a key indicator of success

The time horizons shown operate in conjunction with, and in addition to, our stock ownership and retention requirements.

In determining the value of the long-term incentive component of each named executive officer’s compensation, the Committee considers, among other factors:

•	The value of similar incentive awards to executive officers in the peer group;
•	The executive’s scope of responsibility and experience, as well as market opportunities that may be available to the executive; and
•	The performance of the Company and the executive, and the executive’s contribution to meeting the Company’s objectives.

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The Committee is responsible in its use of equity as long-term incentive compensation and regularly monitors the use of equity compensation for executives and the Company as a whole from a competitive standpoint. The Committee believes that our equity awards, which emphasize performance shares for our named executive officers, reflect a focus on pay for performance and competitive considerations in support of our business strategy. The program also fosters the ownership culture that the Committee seeks to encourage among our employees.

Timing of Equity Awards; Awards Committee

It has been the Committee’s practice to make annual equity grants after we announce our prior year’s earnings. It also has been the Committee’s practice to make equity grants to new hires and promoted employees, and other grants in special cases, from time to time as appropriate.

The Awards Committee, created by the Board, consists of one director, and has authority to grant certain equity awards under the Employee Plan and to make corrections to awards approved by the Compensation and Leadership Development Committee, to the extent the Awards Committee determines that corrections are necessary or appropriate to carry out the Compensation and Leadership Development Committee’s intentions. At this time, the Awards Committee consists of James E. Davis.

The Awards Committee is authorized to grant the full range of awards that can be issued under the Employee Plan. There are, however, significant limits on awards that the Awards Committee may grant. These include: (i) a prohibition on awards to executive officers; (ii) a prohibition on awards to any individual whose base salary exceeds a threshold amount; (iii) an annual limit on awards granted to any individual; and (iv) an annual limit on aggregate awards granted. It is expected that the Awards Committee will approve awards from time to time as it determines appropriate, and that the awards will be issued for, among other purposes, new hires, promoted employees, employee retention and special recognition awards, including for high-performing employees who generally are not eligible for annual equity awards. The Awards Committee regularly reports to the Compensation and Leadership Development Committee awards granted by, and corrections made by, the Awards Committee. In 2023, 8,862 stock options, 4,070 performance shares, and 36,179 RSUs were granted by the Awards Committee.

Approach to Performance Share Awards

For each year since 2005, the Committee has included an annual grant of performance shares in the long-term incentive awards to certain of our employees, including our executive officers. Performance shares encourage a long-term view and reinforce the link between financial results and rewards. Our performance shares have been generally based on a single three-year performance period and reward financial and operational performance during that period. The value that they provide depends on the level of achievement of predefined performance goals over the multi-year performance period. If minimum performance levels are not achieved, the performance shares are forfeited and provide no value. New performance share awards are made each year, and accordingly, participating named executive officers will participate in up to three overlapping performance periods during each year.

For each performance share award, the Committee establishes base-year performance levels, target performance levels and the measurement period. When the Committee is determining the payout under the performance measure, it may adjust items in the Company’s operating results and base-year performance levels using objective criteria (generally under the same categories identified above in the discussion of annual incentive compensation, and for the same reasons). No performance shares will be earned if a specified minimum performance level is not achieved. For performance above the threshold level, payment will vary with actual performance achieved, up to a maximum payment of two times the target level. Determination of the shares payable pursuant to each award is made after the end of the performance period.

The Committee’s approach to performance shares has been to establish targets that are challenging, yet attainable, and to provide that a maximum payout of 200% of target requires extraordinary performance. The Committee adopted the use of average return on invested capital (“ROIC”) and revenue compound annual growth rate (“CAGR”) as performance share metrics in 2012 and has continued to use these metrics, with relative TSR added as a metric in 2020. ROIC is defined for purposes of performance shares as (i) net operating profit after tax (“NOPAT”) divided by (ii) the sum of average total debt and stockholders’ equity (Invested Capital). In addition to being well supported by our stockholders, the use of ROIC holds management accountable for efficient use of capital and further links executive compensation to value creation.

37	2024 Proxy Statement

The following table sets forth the aggregate performance share payouts over the past five years, as compared to target, for the named executive officers then in office. For additional information, Annex B sets forth the payments as compared to target for performance shares for each year since 2005.

Performance Period	Year Paid	Performance Share Payout as Compared to Target (%)
2017 – 19	2020	80
2018 – 20	2021	195
2019 – 21	2022	200
2020 – 22	2023	196
2021 – 23	2024	186

The Committee believes that these results demonstrate that performance share payouts have been sensitive to Company performance.

Determination of February 2020 Performance Shares

In February 2023, the Committee determined payment for performance shares awarded in February 2020. At the time of grant, the Committee established base-year performance levels, performance measures, target performance levels and the measurement period. The performance measures were the Company’s revenue CAGR (50% weight), the Company’s average ROIC (30% weight) and relative TSR (20% weight) during the performance period (calculated in accordance with the plan, subject to adjustment as discussed above). The measurement period was January 1, 2020 to December 31, 2022.

The following table shows the targeted performance levels (awards for performance between these percentiles are interpolated on a straight-line basis).

Performance Shares Earned (as multiple of target number of shares)	Revenue CAGR (%)	Average Adjusted ROIC (%)	Relative TSR (%) (2020-2022)
0.25	0.5	8.27	N/A
0.50	N/A	N/A	25th
0.95	N/A	9.58	N/A
1.00	3.0	9.73	50th
2.00	4.0	10.22	75th

The following table shows the actual performance levels for each of the performance measures during the measurement period, as determined by the Committee. As a result of these performance levels, the number of performance shares earned during the performance period was 196% of target.

	Results (%)	Weighted Payout Factor (%)
Revenue CAGR	8.6	100.0
Average Adjusted ROIC	14.8	60.0
Relative TSR	70th	35.9

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The following table shows the 2020 performance shares actually earned by each of the named executive officers.

2020 Performance Shares Earned
James E. Davis	15,204
Sam A. Samad*	N/A
Catherine T. Doherty	9,917
Michael E. Prevoznik	8,595
Karthik Kuppusamy	1,985

*	Mr. Samad did not receive a grant of performance shares in 2020, as he was not an employee of the Company at that time.

The table below shows the Company’s adjusted ROIC results for each of the three years during the performance period.

	2020	2021	2022	3 Year Average
ROIC %	14.8	17.7	11.7	14.8

In accordance with the Company’s policy, in determining the Company’s ROIC for purposes of performance shares, NOPAT (i.e., net income attributable to the Company excluding interest expense) for each year in the performance period was adjusted to reflect the same adjustments used to calculate diluted EPS for purposes of the SMIP for the relevant year. The Committee made these adjustments based on the same pre-determined objective criteria, and for the same reasons, as described above in connection with the SMIP.

The adjustments made by the Committee had the effect of decreasing ROIC for the performance period. The following table shows the performance levels for each of the performance measures during the period had the adjustments described above not been made.

	Results (%)	Weighted Payout Factor (%)
Revenue CAGR	8.6	100
Average Adjusted ROIC (%)	15.0	60

As a result of these performance levels, the number of performance shares earned during the performance period would have been 196% of target, and the shares earned by each executive officer would have been the same as those actually earned.

2023 Equity Awards

In February 2023, the Committee awarded long-term compensation for 2023 to our Chief Executive Officer and the other named executive officers, resulting in the equity awards shown for them in the “2023 Summary Compensation Table” and the “2023 Grants of Plan-Based Awards Table” beginning on pages 43 and 44, respectively.

We continued to use stock options as a component of our equity awards because they align incentives with stockholder interests by rewarding appreciation in stock price. We believe that stock options are an appropriate incentive to motivate our employees. We also continued to use RSUs as a component of our equity awards because they provide retention incentives under diverse scenarios. RSUs also foster an ownership culture, help motivate employees to perform across business cycles and are aligned with stockholder value creation.

The Committee also approved awards: (i) to our other more senior equity award recipients, consisting of the same mix of awards as those received by our named executive officers; and (ii) to less senior participants in the program, consisting solely of RSUs or a mix of stock options and RSUs. In addition, to increase the reach of the Company’s equity awards program and its benefits, and to enhance the competitiveness of the Company’s compensation program, the Committee continues to include director-level employees in the pool of employees receiving equity awards.

39	2024 Proxy Statement

Due to the diminished impact of the COVID-19 pandemic on the operating environment, the Committee ceased measuring base business revenues and COVID-19 testing revenues separately during the performance period for purposes of performance shares awarded in 2023, as it had for performance shares awarded in 2021 and 2022. As a result, the calculation of the CAGR for the Company’s base business revenue includes COVID-19 revenues earned during the performance period, in comparison to the Company’s revenue during the baseline year of 2022, excluding revenues associated with COVID-19 testing. The weighting of the revenue CAGR metric was increased to its pre-COVID-19 weighting of 50% from its 2022 weighting of 35%. The performance measures for the 2023 performance share awards, and the relative weighting of the metrics, are as follows: the CAGR of the Company’s revenue, including COVID-19 revenue (50% weight); average ROIC (30% weight); and relative TSR (measured relative to the companies included in the S&P 500 Healthcare Index) (20% weight). These metrics support key tenets of our business strategy. The target performance shares subject to the 2023 performance share awards will be earned over a single three-year period ending December 31, 2025, and will be paid out in shares of the Company’s common stock after the end of the performance period to the extent that the performance level is achieved. Determination of the shares payable pursuant to the 2023 performance share awards will be made after the end of the performance period.

Since 2012, when we began issuing performance shares with performance metrics based on the Company’s average ROIC and revenue CAGR, it has been the Company’s practice to disclose the performance targets for these measures at the conclusion of the performance period, but not at the inception of the performance period. We believe that disclosure of average ROIC and revenue CAGR performance targets at the inception of a single three-year performance cycle could work to our competitive disadvantage. Our targets are linked to our budget and to forecasts and projections that we, like other companies with which we compete, do not routinely disclose publicly, or disclose only in general terms. If we were to disclose these targets, our competitors would gain an informational advantage that could enable competitors to anticipate our strategies and take steps to counter them. In this regard, we note that these performance metrics—average ROIC and revenue CAGR—are absolute, not relative to performance of other companies, and different from other measures that may not be as competitively sensitive. Thus, the Company currently believes that it is in the best interest of its stockholders to continue its practice of disclosing the performance targets relating to average ROIC and revenue CAGR at the conclusion of the performance period, but not at the inception of the performance period. The Company believes that its performance metric based on cumulative COVID-19 revenues has characteristics similar to the performance metrics based on average ROIC and revenue CAGR and thus, it will disclose the performance target for this metric only at the conclusion of the performance period. We believe that these concerns do not apply at this time to our relative TSR performance metric. Accordingly, we disclose in our annual proxy statement, in the year of grant, the relative TSR performance metric for our performance share awards.

The relative TSR performance metric for our 2023 performance shares is set forth in the following table.

Relative TSR*
Greater Than or Equal to 75th Percentile	2 x 20% x Target Performance Shares
Equal to 50th Percentile	1 x 20% x Target Performance Shares
Equal to 25th Percentile	0.5 x 20% x Target Performance Shares
Less Than 25th Percentile	0 x 20% x Target Performance Shares

*	The Earnings Multiple for Relative TSR between the percentiles designated in the above table will be interpolated.

2024 Actions

February 2021 Performance Share Payment Determination. In February 2024, the Committee determined payment for performance shares awarded in February 2021. The performance period for those awards ended on December 31, 2023. The performance measures were the Company’s base business revenue CAGR (35% weight), the Company’s cumulative COVID-19 revenue (15% weight), the Company’s average ROIC (30% weight), and relative TSR (20% weight) (in each case the results associated with each metric were calculated in accordance with the plan, subject to adjustment based on objective criteria as discussed above). The Committee determined that the earnings multiple applicable to these awards during the performance period was 186% of target. Determination of these awards will be discussed in the Compensation Discussion and Analysis included in our 2025 proxy statement.

Changes to Compensation in 2024. In February 2024, the Committee adopted performance measures for the 2024 performance shares. The performance measures for the 2024 performance shares, and the relative weighting of the

2024 Proxy Statement	40

metrics, are: the CAGR of the Company’s revenues, including COVID-19 revenues in both the baseline year of 2023 and during the performance period (50% weight), average ROIC (30% weight), and relative TSR (measured relative to the companies included in the S&P 500 Healthcare Index) (20% weight).

Other

Benefits

All eligible employees, including the named executive officers, are entitled to participate in the tax-qualified 401(k) Plan. All employees whose base salary exceeds a required threshold level, including the named executive officers, are entitled to participate in the non-qualified Supplemental Deferred Compensation Plan (“SDCP”). In the 401(k) Plan, participants may defer a portion of their eligible cash compensation up to limits established by law. The purposes of the 401(k) Plan and the SDCP are to provide eligible employees an opportunity to save for their retirement and, through Company matching contributions and credits, to provide supplemental retirement income to help us compete in the market for talented employees. For additional information regarding the SDCP, see “2023 Nonqualified Deferred Compensation Table” on page 47.

As part of his or her total compensation package, each named executive officer is eligible to participate in our broad-based employee benefit plans, such as medical, dental, group life insurance and disability plans and the Employee Stock Purchase Plan. Each of these benefits is provided on the same basis as available to other exempt employees. Our benefits are designed to attract and retain talented employees and to provide them with competitive benefits.

Perquisites

Perquisites represent a minor component of executive compensation. We provide perquisites that we believe are reasonable and competitive. In 2023, Mr. Davis and his family used Company aircraft for personal travel. Pursuant to an aircraft timesharing agreement approved by the Committee, Mr. Davis must reimburse the Company for its aggregate incremental cost arising out of personal use of Company aircraft after the aggregate incremental cost to the Company of personal use, in combination with the cost of Company-reimbursed driver and vehicle costs, exceeds a threshold amount in a year. Named executive officers also are eligible for executive health physical exams and financial planning services. Named executive officers required to relocate upon hire or due to a change in work location are eligible for relocation benefits. Perquisites provided are disclosed in the “2023 Summary Compensation Table” beginning on page 23.

Severance

The Company’s Executive Officer Severance Plan (“Severance Plan”) covers the named executive officers. No named executive officer will receive any severance benefits solely as a result of a change in control. For additional information, see “2023 Potential Payments upon Termination or Change in Control” beginning on page 48. We believe that the severance benefits provided to our named executive officers are consistent with market practice and are appropriate recruiting and retention tools. The named executive officers have agreed to non-competition and non-solicitation covenants for a period following termination of employment.

Recoupment Policies

In November 2023, the Committee adopted a recoupment policy (commonly known as a “clawback” policy) that is compliant with the new SEC and NYSE requirements under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. In addition, we maintain an Incentive Compensation Recoupment Policy (the “Policy”). The Policy covers all of our current and former executive officers, our principal accounting officer and any other employee who receives an equity award under our Employee Plan. Under the Policy, incentive compensation (including without limitation cash and equity awards (whether vested or unvested)) is subject to recoupment and recovery by the Company, including after an award has been settled or paid, if a performance measure considered by the Compensation and Leadership Development Committee in making the award is adjusted or restated in a manner that would have had the effect of reducing the size of the award when made. In addition, if a covered employee engaged in gross negligence or intentional misconduct that contributed to the award or payment of incentive compensation that is greater than would have been paid or awarded absent the misconduct, we may seek to recover the entire award or payment, or take other remedial and recovery action, as determined by the

41	2024 Proxy Statement

Compensation and Leadership Development Committee. Thus, for example, if supervisory personnel were to engage in gross negligence or intentional misconduct, the Policy would apply.

Risk Assessment

In August 2023, the Committee reviewed the compensation arrangements for the Company’s employees, including the Company’s executive officers, to assess whether the arrangements, individually or in combination, encourage risk taking that is reasonably likely to have a material adverse effect on the Company. In assessing the risk, the Committee considered plan designs, plan operation, plan controls, oversight and review, and competitive norms. In assessing the risk of plans that apply to our executive officers, the Committee also considered the risk guidelines suggested by the Center on Executive Compensation. The Committee concluded that the compensation arrangements for the Company’s employees, including the arrangements for the Company’s executive officers, do not encourage risk taking that is reasonably likely to have a material adverse effect on the Company. Factors supporting this conclusion include the following: (i) by utilizing a variety of performance metrics in our incentive programs, we discourage excessive risk taking by removing the incentive to focus on a single performance goal to the detriment of the Company’s overall performance; (ii) under both the SMIP and our performance shares, payouts are capped at a maximum level, thereby reducing the risk that executives might be motivated to take excessive risk in order to attain excessively high performance in order to maximize payouts; (iii) we maintain a balance between short-term and long-term incentives; (iv) we maintain stock ownership and retention guidelines that are designed to incentivize our management team to focus on the Company’s long-term sustainable growth; (v) we maintain clawback policies, discussed above, designed to prevent misconduct relative to financial reporting; and (vi) the Committee discusses risk in connection with compensation for which it is responsible.

Share Ownership and Retention Guidelines

Since 2005 we have maintained common stock ownership and retention guidelines. Executives have five years from the time that they become executive officers to meet the ownership requirements. Our current guidelines are set forth in the following table.

Employee	Minimum Shareholding Requirement (X times base salary)
CEO	6X
Other Executive Officers	4X
Other executive leadership	3X or 1X, depending upon position

We determine the number of shares corresponding to these thresholds on April 1 of each year using the average annual price of our common stock during the preceding calendar year and the employee’s base salary as of the first business day in April. For purposes of determining whether an employee has met the minimum shareholding requirements, we count shares subject to unvested RSUs, but not shares subject to stock options or unvested performance shares.

Under the guidelines, an employee’s ability to sell shares associated with equity awards is limited until the officer satisfies a minimum ownership position. Our executive officers are required to retain 50% of net shares received from vesting of RSUs and performance shares and from the exercise of stock options, until they achieve their minimum shareholding requirement. As of April 1, 2024, each of our currently employed named executive officers is compliant with the guidelines.

The Committee periodically reviews these guidelines and may adjust them. Under our policy, if a named executive officer satisfies the minimum share ownership requirements in our guidelines, the Committee monitors future equity awards to that person to assure that the interests of the named executive officer and stockholders continue to be significantly aligned and, if warranted, adjusts the minimum share ownership requirements or adds retention requirements.

Policies Regarding Hedging or Pledging our Common Stock

Our directors and executive officers are prohibited from hedging the economic risk of owning our Common Stock. For information regarding our policies relating to directors, executive officers and other employees hedging or pledging the Company’s common stock, see “Policies Regarding Hedging and Pledging our Common Stock; Window Periods” on page 19.

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Compensation and Leadership Development Committee Report

The Compensation and Leadership Development Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on its review and discussions with management, the Compensation and Leadership Development Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for 2023.

Compensation and Leadership Development Committee

Denise M. Morrison, Chair
Vicky B. Gregg
Gary M. Pfeiffer
Timothy M. Ring

2023 Summary Compensation Table

This table summarizes the compensation for 2023 for each of our named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
James E. Davis	2023	1,175,000	–	7,290,745	2,499,848	1,361,531	346,710	12,673,834
Chairman, Chief Executive Officer and President	2022	805,769	–	8,542,446	1,249,946	1,082,853	202,012	11,883,027
	2021	625,385	–	1,567,373	689,871	816,690	72,022	3,771,341
Sam A. Samad	2023	650,000	–	1,968,594	674,882	451,913	229,725	3,975,114
Executive Vice President and Chief Financial Officer	2022	300,000	1,200,000	3,330,906	624,865	725,693	87,518	6,268,982
Catherine T. Doherty	2023	600,000	–	1,604,093	549,846	370,800	34,105	3,158,844
Executive Vice President, Regional Businesses	2022	594,231	–	1,234,571	424,854	580,500	39,154	2,873,309
	2021	575,000	–	1,090,337	479,939	625,744	40,563	2,811,583
Michael E. Prevoznik	2023	542,500	–	1,020,747	349,948	293,357	45,368	2,251,920
Senior Vice President and General Counsel	2022	535,000	–	1,016,786	349,798	487,796	53,920	2,443,300
Karthik Kuppusamy	2023	512,500	–	875,090	299,811	290,991	36,813	2,015,205
Senior Vice President, Clinical Solutions

(1)	Includes amounts deferred by named executive officers into the 401(k) Plan and the SDCP (see “2023 Nonqualified Deferred Compensation Table” on page 47).

(2)	Represents the aggregate grant date fair value, based on the valuation methodology (including assumptions) set forth in footnote 18 to the Consolidated Financial Statements of Quest Diagnostics Incorporated and its Subsidiaries, as filed with the SEC in the Company’s Annual Report on Form 10-K for 2023, of the performance share awards and RSUs granted. Performance shares are valued at target. If the performance share awards were valued at maximum, the amounts shown in the column for 2023 would be for Mr. Davis, $12,081,385; for Mr. Samad, $3,262,104; for Ms. Doherty, $2,658,085; for Mr. Prevoznik, $1,691,482; and for Mr. Kuppusamy, $1,450,046.

(3)	Represents the aggregate grant date fair values of the awards, based on the valuation methodology (including assumptions) set forth in footnote 18 to the Consolidated Financial Statements of Quest Diagnostics Incorporated and its Subsidiaries, as filed with the SEC in the Company’s Annual Report on Form 10-K for 2023.

(4)	Represents payments of non-equity incentive plan compensation under the SMIP in respect of the year earned and includes amounts deferred under the SDCP. See the discussion regarding annual incentive compensation in “Compensation Discussion and Analysis” beginning on page 23 for further information regarding the performance measures.

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(5)	All other compensation for 2023 consists of the following:

	Davis ($)		Samad ($)		Doherty ($)	Prevoznik ($)	Kuppusamy ($)
Matching contributions under the 401(k) Plan	16,500		–		16,500	16,500	16,500
Matching credits under SDCP	72,306		13,125		12,115	24,024	2,057
Personal ground transportation	117,890	(a)	–		–	–	–
Personal use of company aircraft	51,014	(b)	–		–	–	–
Executive physical	–		–		5,490	–	6,040
Relocation	76,000	(c)	212,786	(c)	–	–	–
Tax and Financial Planning	13,000		3,814		–	4,844	12,216
Legal costs	–		–		–	–	–
Totals	346,710		229,725		34,105	45,368	36,813

(a)	Includes expenses attributable to personal use of driver services.

(b)	The value of the Company aircraft is based on the variable costs that the Company incurred in connection with flight activity, and does not include the fixed costs of owning and operating the Company aircraft. The value was calculated based on the aggregate incremental cost to the Company of personal travel, including: landing, parking, and flight planning expenses; supplies and catering; aircraft fuel and oil expenses per hour of flight; maintenance, parts and labor per hour of flight; customs, foreign permits and similar fees; passenger ground transportation; and aircraft repositioning costs. The personal use of Company aircraft is consistent with, and pursuant to, policies approved by the Committee.

(c)	Includes relocation expenses associated with the terms of the Company Tier V Relocation Policy.

2023 Grants of Plan-Based Awards Table

This table provides information about plan-based awards granted in 2023.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Closing Market Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)
Davis	2/23/2023	440,625	1,762,500	3,525,000	2,517	33,562	67,124				142.44	4,790,640
	2/23/2023								68,956	143.33	142.44	2,499,848
	2/23/2023							17,443			142.44	2,500,105
Samad	2/23/2023	146,250	585,000	1,170,000	680	9,062	18,124				142.44	1,293,510
	2/23/2023								18,616	143.33	142.44	674,882
	2/23/2023							4,710			142.44	675,084
Doherty	2/23/2023	120,000	480,000	960,000	554	7,384	14,768				142.44	1,053,992
	2/23/2023								15,167	143.33	142.44	549,846
	2/23/2023							3,838			142.44	550,101
Prevoznik	2/23/2023	94,938	379,750	759,500	352	4,699	9,398				142.44	670,735
	2/23/2023								9,653	143.33	142.44	349,948
	2/23/2023							2,442			142.44	350,012
Kuppusamy	2/23/2023	89,688	358,750	717,500	302	4,028	8,056				142.44	574,957
	2/23/2023								8,270	143.33	142.44	299,811
	2/23/2023							2,094			142.44	300,133

(1)	Amounts in these columns represent the threshold, target, and maximum awards set for the 2023 SMIP. The actual amount of the non-equity plan awards paid is included in the “2023 Summary Compensation Table” beginning on page 43 under the column titled “Non-Equity Incentive Plan Compensation.”

(2)	Amounts in these columns represent threshold, target, and maximum awards for performance shares granted in 2023; for threshold, assumes that minimum performance required for payout is achieved for the ROIC metric. The performance period for the performance shares granted during 2023 ends December 31, 2025. Dividends are not payable on performance shares. For further discussion of the performance metrics see “Compensation Discussion and Analysis” beginning on page 23.

(3)	Amounts represent the number of RSUs granted in 2023. RSUs vest one-third per year on each of the first three anniversaries of the grant date.

2024 Proxy Statement	44

(4)	Amounts represent the number of options granted in 2023 under the Employee Long-Term Incentive Plan. Options vest one-third per year on each of the first three anniversaries of the grant date.

(5)	The exercise price is the average of the high and low sales price of the Company’s common stock on the date of grant.

(6)	Amounts represent the grant date fair market value of each award as determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation—Stock Compensation.”

Additional Information Regarding 2023 Summary Compensation and Grants of Plan-Based Awards Tables

Please see “Compensation Discussion and Analysis,” beginning on page 23, for additional information regarding: (i) the material terms of targets noted in the 2023 Summary Compensation Table; (ii) the amount of salary and bonus in proportion to total compensation; and (iii) our share ownership and retention guidelines. No named executive officer participates in a Company-sponsored tax-qualified defined benefit plan or non-qualified supplemental defined benefit plan.

Key Terms of Equity Awards Granted in 2023.

Annual Equity Awards. Performance shares, options and RSUs were awarded to the named executive officers in February 2023. Each option generally has a term of ten years, subject to earlier expiration upon termination of employment. Options and RSUs generally vest ratably over a three-year period and performance shares generally vest on February 23, 2026. Dividend equivalents are payable on the RSUs in the same amounts, if any, as dividends are paid on the Company’s outstanding shares of common stock. We do not pay dividend equivalents on performance shares. After RSUs and performance shares have vested and settled by the delivery of shares of common stock, those shares receive dividends on the same basis as all other outstanding shares of the Company’s common stock.

In general, any awards of options, RSUs or performance shares that have not vested as of the date of an employee’s termination of employment are cancelled. In the event of termination due to death, disability or retirement, however, awards vest in full (provided that the retirement occurs after the one-year anniversary of the grant date). In the case of retirement, vested stock options remain exercisable for up to five years following retirement. In the event of involuntary termination without “cause” or as a result of a divestiture, the employee will vest in a pro rata number of performance shares based on the number of months in the performance period that have lapsed from the grant date to the termination date. Performance shares that vest in connection with termination of employment remain nevertheless subject to the earn-out requirements based on Company performance during the performance period ending December 31, 2025, and are paid only at the end of the three-year performance period and only to the extent that the performance conditions have been satisfied. Retirement means the voluntary cessation of employment by the employee upon the attainment of age sixty (60) and the completion of not less than five (5) years of service with the Company; provided, however, that there is no basis for the Company to terminate the employment of the Employee for “cause” at the time of the employee’s voluntary cessation of employment. The definition of “cause” is provided under “2023 Potential Payments upon Termination or Change in Control” beginning on page 48).

In addition, the awards vest on an accelerated basis following a “change in control” only if, within two years after the change in control, the named executive officer’s employment is terminated by the Company without “cause” or by the named executive officer for “good reason” (the definition of “good reason” is provided under “2023 Potential Payments upon Termination or Change in Control” beginning on page 48), or if the surviving entity in the change in control does not agree to assume the awards or grant substitute awards that present similar economic opportunity. A “change in control” occurs if and when:

(i)	any person becomes the beneficial owner of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities; or

(ii)	a majority of the Company’s directors are not “continuing directors;” or

(iii)	the Company consummates any of the following transactions that are required to be approved by stockholders: (a) a transaction in which the Company ceases to be an independent publicly-owned corporation, (b) the sale or other disposition of all or substantially all of the Company’s assets or (c) a plan of partial or complete liquidation of the Company.

45	2024 Proxy Statement

Outstanding Equity Awards at 2023 Fiscal Year-End

This table provides information regarding stock option and unvested stock awards held at December 31, 2023.

Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Davis	2/21/2017		55,093	-	$95.80	2/21/2027	-	-	-		-
	2/19/2018		48,555	-	$103.57	2/19/2028	-	-	-		-
	2/18/2019		60,450	-	$86.63	2/18/2029	-	-	-		-
	2/18/2020		40,120	-	$112.17	2/18/2030	-	-	-		-
	2/17/2021		21,182	10,592	$121.81	2/17/2031	15,279	2,106,669	-		-
	2/24/2022		15,843	31,686	$127.73	2/24/2032	6,525	899,667	39,008	(3)	5,378,423
	11/1/2022	(6)	-	-	-	-	13,980	1,927,562	40,118	(3)	5,531,470
	2/23/2023		-	68,956	$143.33	2/23/2033	17,443	2,405,041	67,124	(4)	9,255,057
Samad	7/11/2022		6,552	13,106	$135.59	7/11/2032	8,606	1,186,595	17,742	(3)	2,446,267
	2/23/2023		-	18,616	$143.33	2/23/2033	4,710	649,415	18,124	(4)	2,498,937
Doherty	2/19/2018		33,103	-	$103.57	2/19/2028	-	-	-		-
	2/18/2020		26,165	-	$112.17	2/18/2030	-	-	-		-
	2/17/2021		14,736	7,369	$121.81	2/17/2031	10,628	1,465,389	-		-
	2/24/2022		5,385	10,770	$127.73	2/24/2032	2,219	305,956	13,264	(3)	1,828,840
	2/23/2023		-	15,167	$143.33	2/23/2033	3,838	529,183	14,768	(4)	2,036,212
Prevoznik	2/21/2017		32,551	-	$95.80	2/21/2027	-	-	-		-
	2/19/2018		28,690	-	$103.57	2/19/2028	-	-	-		-
	2/18/2019		35,146	-	$86.63	2/18/2029	-	-	-		-
	2/18/2020		22,677	-	$112.17	2/18/2030	-	-	-		-
	2/17/2021		11,972	5,986	$121.81	2/17/2031	8,637	1,190,870	-		-
	2/24/2022		4,433	8,868	$127.73	2/24/2032	1,828	252,045	10,924	(3)	1,506,201
	2/23/2023		-	9,653	$143.33	2/23/2033	2,442	336,703	9,398	(4)	1,295,796
Kuppusamy	2/18/2019		3,045	-	$86.63	2/18/2029	-	-	-		-
	2/18/2020		5,224	-	$112.17	2/18/2030	-	-	-		-
	2/17/2021		3,218	1,609	$121.81	2/17/2031	2,327	320,847	-		-
	2/24/2022		1,106	2,214	$127.73	2/24/2032	458	63,149	2,732	(3)	376,688
	2/24/2022	(6)	-	-	-	-	2,741	-	-		-
	8/10/2022		1,070	2,142	$140.39	8/10/2032	505	69,629	2,934	(3)	404,540
	2/23/2023		-	8,270	$143.33	2/23/2033	2,094	288,721	8,056	(4)	1,110,761

(1)	Each option generally vests in three equal installments on the first three anniversaries of the grant date, subject to earlier expiration following termination of employment.

(2)	Represents RSUs awarded in 2023, 2022 and 2021, which generally vest one-third per year over three years.

The grant date February 17, 2021, also includes performance shares awarded in 2021 and earned based on the performance period that began January 1, 2021 and ended on December 31, 2023. The number of shares issuable pursuant to the awards was determined in February 2024 and was subject to service-based vesting through February 17, 2024. The performance shares earned by each named executive officer were as follows: Mr. Davis 13,390 shares; Ms. Doherty 9,314 shares; Mr. Prevoznik 7,569 shares; Mr. Kuppusamy, 2,039 shares.

(3)	Represents performance shares awarded in 2022 if performance were at maximum. The performance period began on January 1, 2022 and ends on December 31, 2024. If the performance goals are met, awards are made in stock in the first quarter following the end of the performance period.

(4)	Represents performance shares awarded in 2023 if performance were at maximum. The performance period began on January 1, 2023 and ends on December 31, 2025. If the performance goals are met, awards are paid in stock in the first quarter following the end of the performance period. Performance goals and calculation of performance awards are described in “Compensation Discussion and Analysis” beginning on page 23.

(5)	Represents fair market value of shares using the closing price on December 31, 2023 of $137.88.

2024 Proxy Statement	46

(6)	Represents equity awards that do not include a vesting-upon-retirement feature. The RSUs awarded to Mr. Davis cliff vest on November 1, 2025. The RSUs awarded to Mr. Kuppusamy cliff vest on February 24, 2025.

2023 Option Exercises and Stock Vested Table

This table provides information regarding stock option exercises during 2023, including the number of shares of common stock acquired upon exercise and the aggregate amount realized on each exercise. The table also provides information regarding RSUs that vested and were paid during 2023 and performance share awards that were earned based on the performance period ending on December 31, 2022, and were determined and paid during 2023, including the number of shares awarded and the value realized as of February 18, 2023 (the vesting date).

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting		Value Realized on Vesting ($)
Davis	N/A	N/A	7,201	(1)	1,041,351	(1)
			15,204	(2)	2,248,063	(2)
			22,405	(3)	3,289,414	(3)
Samad	N/A	N/A	7,068	(1)	990,792	(1)
			7,068	(3)	990,792	(3)
Doherty	N/A	N/A	3,761	(1)	548,150	(1)
			9,917	(2)	1,466,328	(2)
			13,678	(3)	2,014,478	(3)
Prevoznik	N/A	N/A	3,139	(1)	457,586	(1)
			8,595	(2)	1,270,857	(2)
			11,734	(3)	1,728,443	(3)
Kuppusamy	N/A	N/A	1,036	(1)	148,365	(1)
			1,985	(2)	293,502	(2)
			3,021	(3)	441,867	(3)

(1)	RSUs that vested and were paid during 2023.

(2)	Performance share awards that were earned based on the performance period ending on December 31, 2022, and were determined and paid during 2023.

(3)	Total of (1) and (2).

2023 Nonqualified Deferred Compensation Table

This table provides information regarding participation by the named executive officers in the SDCP, the Company’s plan that provides for the deferral of compensation on a basis that is not tax-qualified. All named executive officers are eligible to participate in the SDCP. Under the SDCP, participants may defer up to 50% of their regular salary in excess of the Internal Revenue Service limit on compensation eligible for the 401(k) Plan. In addition, participants may defer up to 95% of their annual incentive compensation in excess of the Internal Revenue Service limit on compensation eligible for the 401(k) Plan. The Company provides a 100% matching credit on amounts deferred up to a maximum of 5% of eligible cash compensation, and may, in its discretion, credit additional amounts to a participant’s account. The SDCP is a non-qualified plan under the Internal Revenue Code and does not provide for guaranteed returns on plan contributions. A participant’s deferrals, together with Company matching credits, are adjusted for earnings or losses measured by the rate of return on the notional investments

47	2024 Proxy Statement

available under the plan to which participants allocate their accounts. Distributions are made after termination of employment or on a date, selected by the participant, prior to the termination of employment.

Name	Executive Contributions in 2023 ($)(1)	Registrant Contributions in 2023 ($)(2)	Aggregate Earnings in 2023 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/23 ($)(4)
Davis	1,397,903	72,306	409,303	-	4,678,780
Samad	52,500	13,125	6,067	-	71,692
Doherty	96,923	12,115	485,426	-	3,786,985
Prevoznik	26,222	24,024	623,258	-	5,416,909
Kuppusamy	2,057	2,057	8,570	-	47,779

(1)	Amounts deferred at the election of the named executive officer. These amounts are included in the “2023 Summary Compensation Table” beginning on page 43 in 2023 salary and 2023 non-equity incentive plan compensation (payable in 2024).

(2)	Company matching credits. These amounts may differ from those shown in the column “All Other Compensation” in the “2023 Summary Compensation Table” beginning on page 43 due to timing differences.

(3)	Earnings (losses) on SDCP accounts. These earnings (losses) are not required to be reported as compensation in the “2023 Summary Compensation Table.”

(4)	All amounts contributed by a named executive officer and by the Company in prior years have been reported in the summary compensation table in our previously filed proxy statements in the year earned, to the extent that the executive was named in such proxy statement and the amounts were so required to be reported in such tables.

2023 Potential Payments Upon Termination or Change in Control

During 2023, the Severance Plan covered all named executive officers. The Severance Plan provides severance benefits in connection with a “qualifying termination,” which is defined to mean a termination of employment: (1) prior to a “change in control” by the Company other than for “cause” and (2) after a “change in control” by the Company other than for “cause” or by the executive officer for “good reason.”

Unless the “qualifying termination” occurs in connection with a “change in control,” the severance benefit for Schedule A participants in the Severance Plan generally is a lump sum equal to two times the executive officer’s annual base salary at the annual rate in effect on the date of termination of employment plus two times the annual award of variable compensation at the most recent target level. For Schedule B participants, the severance benefit multiplier is one time, rather than two times, annual base salary plus the annual target award of variable compensation. As of December 31, 2023, each of Mr. Davis and Mr. Prevoznik was a Schedule A participant and, each of Mr. Samad, Ms. Doherty and Mr. Kuppusamy was a Schedule B participant in the Severance Plan.

The executive officer and eligible dependents would also be entitled to coverage under the Company’s group medical and life insurance benefit programs on the same terms the Company provides to similarly-situated executives for up to 18 months (in the case of Schedule A participants) or up to 12 months (in the case of Schedule B participants) following a qualifying termination. In addition, the executive officer is entitled to receive outplacement assistance for one year and a lump sum payment equal to the amount of any matching contributions or credits made by the Company to the Company’s 401(k) Plan and the SDCP on behalf of the executive officer during the year preceding termination.

Executive officers are not entitled to cash severance benefits on a “change in control.” However, the cash payments due on an involuntary termination by the Company without “cause” or by the named executive officer for “good reason” are increased if the termination occurs in connection with a “change in control.” If the “qualifying termination” occurs during the 24-month period following a “change in control,” or under certain conditions during the 6-month period prior to a “change in control” in anticipation thereof, the severance benefit for Schedule A

2024 Proxy Statement	48

participants in the Severance Plan will be a lump sum equal to three times the executive officer’s annual base salary and three times the annual award of variable compensation at the most recent target level. For Schedule B participants, the multiplier is two times, rather than three times, the relevant amount. In addition, the executive officer would receive a prorated lump sum payment based on the target incentive award for the year of termination. There is no enhancement to the medical and life insurance coverage and 401(K) plan and SDCP benefits described above for terminations not in connection with a “change in control.” For the treatment of stock options, RSUs and performance share grants upon an executive officer’s termination of employment with rights to receive severance or on a change in control, see “Key Terms of Equity Awards Granted in 2023” beginning on page 45.

The Severance Plan uses the following defined terms:

●	“Cause” means the executive officer’s (1) willful and continued failure to perform duties, (2) willfully engaging in illegal conduct or gross misconduct, (3) engaging in conduct or misconduct that materially harms the reputation or financial position of the Company, (4) obstruction or failure to cooperate with any investigations, (5) commission of a felony or (6) being found liable in any SEC or other civil or criminal securities law action.

●	“Good reason” generally includes (1) any material adverse changes in the duties, responsibilities or status of the executive officer, (2) a material reduction in base salary or annual performance incentive target or equity incentive compensation target opportunities, (3) a relocation more than 50 miles from the executive officer’s original location that increases the executive officer’s commute by more than 50 miles, (4) the Company’s failure to continue any significant compensation and benefit plans or (5) the Company’s failure to obtain the assumption of the Company’s obligations from any successor.

“Change in control” is defined for purposes of the Severance Plan in a manner that is substantially identical to the definition used for purposes of our equity awards (see “Key Terms of Equity Awards Granted in 2023” beginning on page 45).

Under the Severance Plan, the named executive officers are not entitled to any severance benefits on a voluntary termination unless the voluntary termination is in connection with a “change in control” and is for “good reason.” The following table provides information regarding the potential payments that would become payable to each named executive officer that remained an employee on December 31, 2023, on an involuntary termination not for “cause” and not in connection with a “change in control.” In calculating the value of accelerated vesting of equity awards, the table assumes the closing price of the Company’s common stock as of December 29, 2023, which was $137.88.

Name	Cash Compensation ($)(1)	Accelerated Vesting of Performance Shares ($)(2)	Total ($)(3)
Davis	6,250,000	6,055,552	12,485,552
Samad	1,235,000	1,017,968	2,322,968
Doherty	1,080,000	2,054,688	3,224,688
Prevoznik	1,870,000	1,625,881	3,615,881
Kuppusamy	892,500	642,934	1,615,434

(1)	Represents two times or one time (depending on whether the executive is a Schedule A or Schedule B participant in the Severance Plan) the sum of base salary plus the target annual incentive, payable at the same time annual incentives are ordinarily paid to similarly-situated executives.

(2)	Represents the value of performance shares that would have vested if the executive had terminated employment on December 31, 2023 (determined based on the number of months in the performance period). For awards granted in 2021, value is based upon actual performance for the performance period ended December 31, 2023. For awards granted in 2022 and 2023, value is based upon target performance.

(3)	Includes, for each named executive officer, the value of the following benefits: (i) the cost of group medical and life insurance coverage to the participant to the same extent as the Company pays for such coverage for similarly-situated executives; (ii) the estimated cost of outplacement services for one year; and (iii) an amount,

49	2024 Proxy Statement

payable in a lump sum, equal to any matching contributions or credits made by the Company on behalf of the participant to the 401(k) Plan and the SDCP during the year preceding the date of termination. The value was: Mr. Davis, $180,000; Mr. Samad, $70,000; Ms. Doherty, $90,000; Mr. Prevoznik, $120,000; and Mr. Kuppusamy, $80,000.

This table provides information regarding the potential payments that would become payable to each named executive officer that remained an employee on December 31, 2023, on a termination for “good reason” or an involuntary termination not for “cause” in connection with a “change in control.” The table assumes a December 31, 2023 termination date and the closing price of the Company’s common stock as of December 29, 2023, which was $137.88.

Name	Cash Compensation ($)(1)	Accelerated Vesting of Stock Options ($)(2)	Accelerated Vesting of Performance Shares ($)(3)	Accelerated Vesting of RSUs ($)(4)	Total ($)(5, 6)
Davis	9,375,000	492,038	16,887,478	5,492,726	32,227,242
Samad	2,470,000	30,078	3,617,420	1,836,010	8,023,508
Doherty	2,160,000	227,826	4,103,369	1,016,313	7,597,508
Prevoznik	2,805,000	186,279	3,104,798	736,004	6,952,081
Kuppusamy	1,785,000	48,348	1,650,042	839,138	4,402,528

(1)	Represents three times or two times (depending on whether the executive is a Schedule A or Schedule B participant in the Severance Plan) the sum of base salary and target annual incentive. Excludes annual incentive compensation payable in respect of 2023 but unpaid as of December 31, 2023 (the amount of the annual incentive compensation for 2023 is set forth in the “2023 Summary Compensation Table” beginning on page 43).

(2)	Represents the value of accelerated “in the money” stock options.

(3)	Represents the value of performance shares that would have vested if the executive had terminated employment on December 31, 2023. For awards granted in 2021, value is based upon actual performance for the performance period ended December 31, 2023. For awards granted in 2022 and 2023, value is based upon the greater of (a) actual performance to date as if the applicable performance period had ended on December 31, 2023, or (b) target performance.

(4)	Represents the value of accelerated RSUs.

(5)	Includes, for each named executive officer, the value of the following benefits: (i) the cost of group medical and life insurance coverage to the participant to the same extent as the Company pays for such coverage for similarly-situated executives; (ii) the estimated cost of outplacement services for one year; and (iii) an amount, payable in a lump sum, equal to any matching contributions or credits made by the Company on behalf of the participant to the 401(k) Plan and the SDCP during the year preceding the date of termination. The value was: Mr. Davis, $180,000; Mr. Samad, $70,000; Ms. Doherty, $90,000; Mr. Prevoznik, $120,000; and Mr. Kuppusamy, $80,000.

(6)	Amounts payable under the Severance Plan upon termination of employment following a change in control are subject to reduction (“cutback”) to eliminate any loss of deduction for the Company, and any imposition of excise tax on the executive, pursuant to Sections 280G and 4999 of the Internal Revenue Code, respectively. The cutback would reduce severance and other benefits to the maximum amount that could be paid without exceeding the Section 280G threshold and will apply if the net after-tax amount received by the executive exceeds the net after-tax amount the executive would receive if the full benefits were paid and the excise tax imposed. Amounts shown in the table do not reflect the impact of the potential cutback.

If the employment of a named executive officer had terminated by reason of death, disability or retirement on December 31, 2023, the executive would have been entitled to accelerated vesting of stock options and RSUs in the same amounts (or in the case of retirement, a lesser amount than) shown in the foregoing table, and with respect to stock options, an extended exercise period of up to five years from the date of retirement. In addition, assuming that performance shares earned are the greater of (i) the number of shares that would be earned based

2024 Proxy Statement	50

on Company performance through December 31, 2023, and (ii) the target number of performance shares, the executive would have been entitled to accelerated vesting of performance shares in the same amount (or in the case of retirement, a lesser amount) shown in the table. Among our currently employed named executive officers, each of Mr. Davis, Ms. Doherty and Mr. Prevoznik would currently be eligible to receive retirement treatment in the event of her or his retirement (so long as there is no for “cause” basis for termination at such time, except as it relates to certain RSUs and PSUs awarded to Mr. Davis on November 1, 2022 that did not include a vesting-upon-retirement feature; see footnote 6 to the Outstanding Equity Awards at 2023 Fiscal Year-End table (see page 46)).

The named executive officers are not entitled to any benefits upon death or disability beyond what is available to other exempt employees. In the case of any termination (other than for termination for cause), named executive officers are entitled to exercise vested stock options and to receive vested and earned RSUs and performance shares. For the consequences of termination of employment on vesting of equity awards, see “Key Terms of Equity Awards Granted in 2023” beginning on page 45. In addition, on any termination, each named executive officer is entitled to receive benefits available generally to exempt employees, such as distributions under the 401(k) Plan and SDCP. For the account balances of each named executive officer under the SDCP, see “2023 Nonqualified Deferred Compensation Table” on page 47.

Pay Ratio

Under SEC rules, we are required to disclose the annual total compensation of the individual identified as the median paid employee of all our employees (other than our CEO), as well as the ratio of this amount to the annual total compensation paid to our CEO. This ratio is an estimate calculated in accordance with SEC rules, which allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions based on their compensation practices. Therefore, the ratio reported by other companies may not be comparable to the ratio we report.

For 2023, the annual total compensation of the individual identified as the median paid employee of all our employees (other than our CEO) was $68,163, and the annual total compensation of our CEO was $12,696,539, including, in each case, the cost of Company-paid broad-based benefits, including 401(k) and health, disability and life insurance. Therefore, our CEO to median identified employee pay ratio was estimated to be approximately 186 to 1.

For 2023, we used the same median employee that we identified in 2022, since there have been no changes in our employee population or employee compensation arrangements that we believe would significantly impact our pay ratio disclosure. In identifying the 2022 median employee, we used December 31, 2022, as our determination date and focused on our employee population as of that date. We considered the compensation of 46,942 individuals; this excluded approximately 150 employees who worked at Pack Health, and approximately 44 employees of the outreach testing business of Summa Health, each of which we acquired in 2022. Applying the 5% “De Minimis Exemption” permitted under SEC rules, we also excluded workers, representing approximately 2% of our 2022 workforce, located in the following countries (with the number of excluded employees set forth in parentheses following the country): India (273); Mexico (570); Finland (254); Canada (60); Brazil (7); Ireland (19); and China (2). To identify our median employee, we used 2022 wages reported to the Internal Revenue Service, annualized for employees who were employed on December 31, 2022, but did not work for us for all of 2022.

51	2024 Proxy Statement

Equity Compensation Plan Information

This table provides information as of December 31, 2023 about our common stock that may be issued upon the exercise of options, warrants and rights under the Company’s equity compensation plans.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights ($) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by security holders
Employee Long-Term Incentive Plan(1)	5,683,168	(4)	107.50	11,339,032	(6)(7)
Long-Term Incentive Plan for Non-Employee Directors(2)	83,274	(5)	87.48	115,699
Employee Stock Purchase Plan	-		N/A	2,939,014	(8)
Equity compensation plans not approved by security holders(3)	-		N/A	-
Total	5,766,442		107.47	14,393,745

(1)	Awards under this plan may consist of stock options, performance shares to be settled by the delivery of shares of common stock (or the value thereof), stock appreciation rights, restricted shares and RSUs to be settled by the delivery of shares of common stock (or the value thereof).

(2)	Awards under this plan may consist of stock options or stock awards (which may consist of shares or the right to receive shares, or the value thereof, in the future).

(3)	The table does not include 14,538 shares of common stock that were issued to the trust for the SDCP prior to May 2004 that may be distributed to participants under the SDCP. While the SDCP does not provide a stock fund as a current notional investment option, the plan includes a stock investment fund option that was frozen effective April 1, 2004. In addition, prior to January 1, 2003, Company matching credits under the SDCP were credited to participant accounts in the form of shares of common stock. Participants are no longer allowed to notionally invest in additional shares of common stock under the SDCP.

(4)	Includes 4,164,019 options, 637,327 RSUs and 881,822 performance shares (assumes that performance shares for the performance period ended December 31, 2023 are based on shares actually earned and that performance shares for periods ending subsequent to December 31, 2023 are earned at the maximum rather than the target amount). If performance shares for periods ending subsequent to December 31, 2023 were earned at target rather than the maximum amount, the number of performance shares would be 550,562.

(5)	Includes 5,297 options and 77,977 RSUs.

(6)	Assumes that performance shares for the performance period ended December 31, 2023 are based on shares actually earned and that performance shares for performance periods ending subsequent to December 31, 2023 are earned at the maximum rather than the target amount.

(7)	Awards of stock options and stock appreciation rights reduce the number of shares available for grant by one share for every share subject to the award. Awards of restricted shares, RSUs and performance shares reduce the number of shares available for grant by 2.65 shares for every one share or unit granted. Thus, if future awards under the Employee Long-Term Incentive Plan consisted exclusively of RSUs and performance shares, awards covering a maximum of 4,279,202 shares could be granted,

(8)	After giving effect to shares issued in January 2024 for the December 2023 payroll under the Employee Stock Purchase Plan.

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Pay Versus Performance

Below is information about the relationship between executive compensation actually paid to our named executive officers and our financial performance. This information is prepared in accordance with SEC rules and may be different from the compensation information presented above and does not represent the actual amounts earned or realized by our named executive officers. For purposes of the Peer Group Total Shareholder Return column of the Pay Versus Performance Table, we have used the S&P 500 Health Care (Sector) Index, which we also use for purposes of the Stock Performance Graph in our 2023 Annual Report on Form 10-K.

						Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for First PEO	Summary Compensation Table Total for Second PEO	Compensation Actually Paid to First PEO	Compensation Actually Paid to Second PEO	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs	Total Shareholder Return	Peer Group Total Shareholder Return	Net Income (in millions)	Adjusted Diluted Earnings Per Share
2023	$12,673,834	N/A	$9,436,647	N/A	$2,850,271	$1,985,608	$139.93	$132.35	$908	$8.71
2022	$15,678,164	$11,883,027	$9,817,267	$12,708,474	$3,386,412	$291,674	$155.48	$140.30	$1,015	$9.95
2021	$14,557,818	N/A	$49,248,658	N/A	$3,431,291	$10,580,653	$168.62	$143.09	$2,080	$14.24
2020	$14,081,608	N/A	$30,970,593	N/A	$3,577,382	$7,199,065	$114.04	$113.45	$1,499	$11.18

*	Adjusted Diluted Earnings Per Share is a non-GAAP financial measure. See Annex A for a reconciliation to a financial measure reported under U.S. GAAP.

The following table sets forth, for each year reported in the Pay Versus Performance Table, the principal executive officer or principal executive officers included in the Pay Versus Performance Table and the adjustments (i.e., amounts deducted and added) made to each principal executive officer’s Summary Compensation Table Total to determine the Compensation Actually Paid to each principal executive officer. The valuation methodology (including assumptions) used to the determine the fair value of equity awards for purposes of determining the Compensation Actually Paid to each principal executive officer is the same as set forth in footnote 3 to the Summary Compensation Table (see page 43).

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Year	PEO	Adjustments made to Summary Compensation Table Total to determine Compensation Actually Paid
2023	James E. Davis

$7,290,745 of stock awards and $2,499,848 of option awards was subtracted and replaced with:

●   $9,387,056, representing year end fair value of stock and option awards granted in 2023 that remained unvested and outstanding at the end of 2023;

●   $(2,419,477) representing the change in fair value as of the end of 2023 (from the end of the prior fiscal year) of stock and option awards granted prior to 2023 that remained unvested and outstanding at the end of 2023;

●   $(518,557), representing the change in fair value as of the vesting date (from the end of the prior fiscal year) of stock and option awards granted prior to 2023 that vested in 2023, and

●   $104,386, representing the amount of dividend equivalents paid on equity awards in the fiscal year prior to the vesting date that is not otherwise reflected in the fair value of such award or included in total compensation for the covered fiscal year.

2022	Stephen H. Rusckowski

$8,350,579 of stock awards and $2,874,884 of option awards was subtracted and replaced with:

●   $17,879,280, representing year end fair value of stock and option awards granted in 2022 that remained unvested and outstanding at the end of 2022;

●   $(3,439,186) representing the change in fair value as of the end of 2022 (from the end of the prior fiscal year) of stock and option awards granted prior to 2022 that remained unvested and outstanding at the end of 2022;

●   $(9,191,272), representing the change in fair value as of the vesting date (from the end of the prior fiscal year) of stock and option awards granted prior to 2022 that vested in 2022, and

●   $115,743, representing the amount of dividend equivalents paid on equity awards in the fiscal year prior to the vesting date that is not otherwise reflected in the fair value of such award or included in total compensation for the covered fiscal year.

James E. Davis

$8,542,446 of stock awards and $1,249,946 of option awards was subtracted and replaced with:

●   $13,893,488, representing year end fair value of stock and option awards granted in 2022 that remained unvested and outstanding at the end of 2022;

●   $(757,182), representing the change in fair value as of the end of 2022 (from the end of the prior fiscal year) of stock and option awards granted prior to 2022 that remained unvested and outstanding at the end of 2022;

●   $(2,556,979), representing the change in fair value as of the vesting date (from the end of the prior fiscal year) of stock and option awards granted prior to 2022 that vested in 2022; and

2024 Proxy Statement	54

● $38,512, representing the amount of dividend equivalents paid on equity awards in the fiscal year prior to the vesting date that is not otherwise reflected in the fair value of such award or included in total compensation for the covered fiscal year.
2021	Stephen H. Rusckowski

$7,631,057 of stock awards and $2,624,978 of option awards was subtracted and replaced with:

●   $23,985,936, representing year end fair value of stock and option awards granted in 2021 that remained unvested and outstanding at the end of 2021;

●   $19,873,591, representing the change in fair value as of the end of 2021 (from the end of the prior fiscal year) of stock and option awards granted prior to 2021 that remained unvested and outstanding at the end of 2021;

●   $979,266, representing the change in fair value as of the vesting date (from the end of the prior fiscal year) of stock and option awards granted prior to 2021 that vested in 2021; and

●   $108,082, representing the amount of dividend equivalents paid on equity awards in the fiscal year prior to the vesting date that is not otherwise reflected in the fair value of such award or included in total compensation for the covered fiscal year.

2020	Stephen H. Rusckowski

$7,279,883 of stock awards and $2,500,020 of option awards was subtracted and replaced with:

●   $12,461,465, representing year end fair value of stock and option awards granted in 2020 that remained unvested and outstanding at the end of 2020;

●   $13,275,387, representing the change in fair value as of the end of 2020 (from the end of the prior fiscal year) of stock and option awards granted prior to 2020 that remained unvested and outstanding at the end of 2020;

●   $840,514, representing the change in fair value as of the vesting date (from the end of the prior fiscal year) of stock and option awards granted prior to 2020 that vested in 2020; and

●   $91,523, representing the amount of dividend equivalents paid on equity awards in the fiscal year prior to the vesting date that is not otherwise reflected in the fair value of such award or included in total compensation for the covered fiscal year.

The following table sets forth, for each year reported in the Pay Versus Performance Table, the named executive officers (other than the principal executive officer) included in the calculation of the average Compensation Actually Paid to non-principal executive officer named executive officers and the adjustments (i.e., amounts deducted and added) made to the Summary Compensation Table Total of the relevant named executive officers to determine the average Compensation Actually Paid to the relevant named executive officers. The valuation methodology (including assumptions) used to the determine the fair value of equity awards for purposes of determining the average Compensation Actually Paid to the named executive officers is the same as set forth in footnote 3 to the Summary Compensation Table (see page 43).

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Year	Other NEOs	Adjustments made to Summary Compensation Table Total to determine Compensation Actually Paid (amounts reported are averages for non- NEO PEOS together)
2023	Sam A. Samad Catherine T. Doherty Michael E. Prevoznik Karthik Kuppusamy

$5,468,524 of stock awards and $1,874,487 of option awards was subtracted and replaced with:

●   $7,040,429, representing year end fair value of stock and option awards granted in 2023 that remained unvested and outstanding at the end of 2023;

●   $(2,421,347), representing the change in fair value as of the end of 2023 (from the end of the prior fiscal year) of stock and option awards granted prior to 2023 that remained unvested and outstanding at the end of 2023;

●   $(835,973), representing the change in fair value as of the vesting date (from the end of the prior fiscal year) of stock and option awards granted prior to 2023 that vested in 2023; and

●   $101,251, representing the amount of dividend equivalents paid on equity awards in the fiscal year prior to the vesting date that is not otherwise reflected in the fair value of such award or included in total compensation for the covered fiscal year.

2022	Sam A. Samad Catherine T. Doherty Michael E. Prevoznik Patrick Plewman Mark J. Guinan Carrie Eglinton Manner

$10,538,150 of stock awards and $2,950,287 of option awards was subtracted and replaced with:

●   $11,363,039, representing year end fair value of stock and option awards granted in 2022 that remained unvested and outstanding at the end of 2022;

●   $(1,070,571), representing the change in fair value as of the end of 2022 (from the end of the prior fiscal year) of stock and option awards granted prior to 2022 that remained unvested and outstanding at the end of 2022;

●   $(10,363,713), representing the change in fair value as of the vesting date (from the end of the prior fiscal year) of stock and option awards granted prior to 2022 that vested in 2022;

●   $1,801,440, representing the fair value as of the vesting date of stock and option awards granted in 2022 that vested in 2022;

●   $(6,904,641), representing the fair value as of December 2021 of stock and option awards granted prior to 2022 that failed to vest in 2022; and

●   $94,454, representing the amount of dividend equivalents paid on equity awards in the fiscal year prior to the vesting date that is not otherwise reflected in the fair value of such award or included in total compensation for the covered fiscal year.

2024 Proxy Statement	56

2021	Mark J. Guinan James E. Davis Carrie Eglinton Manner Catherine T. Doherty

$5,587,942 of stock awards and $2,459,643 of option awards was subtracted and replaced with:

●   $18,370,839, representing year end fair value of stock and option awards granted in 2021 that remained unvested and outstanding at the end of 2021;

●   $17,193,322, representing the change in fair value as of the end of 2021 (from the end of the prior fiscal year) of stock and option awards granted prior to 2021 that remained unvested and outstanding at the end of 2021;

●   $976,420, representing the change in fair value as of the vesting date (from the end of the prior fiscal year) of stock and option awards granted prior to 2021 that vested in 2021; and

●   $104,453, representing the amount of dividend equivalents paid on equity awards in the fiscal year prior to the vesting date that is not otherwise reflected in the fair value of such award or included in total compensation for the covered fiscal year.

2020	Mark J. Guinan James E. Davis Carrie Eglinton Manner Manuel O. Mendez

$5,868,908 of stock awards and $2,580,046 of option awards was subtracted and replaced with:

●   $10,627,143, representing year end fair value of stock and option awards granted in 2020 that remained unvested and outstanding at the end of 2020;

●   $11,331,221, representing the change in fair value as of the end of 2020 (from the end of the prior fiscal year) of stock and option awards granted prior to 2020 that remained unvested and outstanding at the end of 2020;

●   $831,476, representing the change in fair value as of the vesting date (from the end of the prior fiscal year) of stock and option awards granted prior to 2020 that vested in 2020; and

●   $145,844, representing the amount of dividend equivalents paid on equity awards in the fiscal year prior to the vesting date that is not otherwise reflected in the fair value of such award or included in total compensation for the covered fiscal year.

For purposes of the Peer Group Total Shareholder Return column of the Pay Versus Performance Table, we have used the S&P 500 Health Care (Sector) Index, which we also use for purposes of the Stock Performance Graph in our 2023 Annual Report on Form 10-K.

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Tabular List

The following tabular list sets forth those measures, which, in our assessment, represent the two financial performance measures and the two non-financial performance measures that we use to link the compensation paid to our named executive officers for fiscal year 2023 to Company performance. See Compensation Discussion and Analysis, beginning on page 23 for more information about these measures.

Financial Performance Measures
Adjusted Diluted Earnings Per Share
Base Business Revenues
Non-Financial Performance Measures
ESG Goals
Medical Quality/Customer Experience/Employee Engagement

Descriptions of Pay Versus Performance Relationships

The following graph shows, for each of the four disclosed years: (i) the Compensation Actually Paid to the principal executive officers, (ii) the average Compensation Actually Paid to the other named executive officers and (iii) the Company’s cumulative total stockholder return (assuming an initial $100 investment).

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The following graph shows, for each of the four disclosed years (i) the Compensation Actually Paid to the principal executive officers, (ii) the average Compensation Actually Paid to the other named executive officers and (iii) the Company’s Net Income.

The following graph shows, for each of the four disclosed years: (i) the Compensation Actually Paid to the principal executive officers, (ii) the average Compensation Actually Paid to the other named executive officers; and (iii) the Company’s Adjusted Diluted Earnings per share. Adjusted Diluted EPS is a non-GAAP financial measure. See Annex A for a reconciliation to a financial measure reported under U.S. GAAP.

59	2024 Proxy Statement

The following graph shows, for each of the four disclosed years: (i) the Company’s Cumulative total stockholder return; and (ii) the Cumulative total stockholder return of the Company’s peer group (assuming an initial $100 investment).

2024 Proxy Statement	60

AUDIT

Proposal No. 3 — Ratification of Appointment of Independent Registered Public Accounting Firm

The Board of Directors recommends that you vote FOR ratification of the appointment of PwC as our independent registered public accounting firm for 2024.

We recommend that stockholders ratify the selection of PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm retained to audit the Company’s consolidated financial statements and internal control over financial reporting for 2024. Although ratification is not required, the Audit and Finance Committee (the “Committee”) is submitting this proposal to stockholders as a matter of good corporate practice. If the appointment of PwC is not ratified, the Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Committee may select a different independent registered public accounting firm at any time during the year if it determines that a change would be in the best interest of the Company and its stockholders.

The Committee is directly responsible for the appointment, compensation (including approval of the audit fee), retention and oversight of the independent registered public accounting firm retained to audit the Company’s consolidated financial statements and internal control over financial reporting. In order to assure continuing auditor independence, the Committee periodically considers whether there should be regular rotation of the independent registered public accounting firm. Further, in conjunction with the mandated rotation of the independent registered public accounting firm’s lead engagement partner, the Committee and its chair are directly involved in the selection of the lead engagement partner. The Committee has selected PwC as our independent registered public accounting firm for 2024. PwC, or one of its predecessor firms, has served as the Company’s independent registered public accounting firm continuously since 1995.

The Committee annually reviews the independence and performance of PwC in deciding whether to retain PwC or engage another firm as our independent registered public accounting firm. In the course of these reviews, the Committee considers, among other things:

•	the historical and recent performance of PwC on the Company’s audit, including the results of an extensive internal survey of the service and quality of PwC;

•	the capability and expertise of PwC in handling the breadth and complexity of our operations;

•	external data on audit quality and performance, including recent Public Company Accounting Oversight Board (“PCAOB”) reports on PwC and its peer firms;

•	the appropriateness of the fees of PwC for audit and other services;

•	the independence of PwC; and

•	the advantages and disadvantages of retaining or replacing PwC as our independent auditor, including the benefits of having a long-tenured auditor and controls and processes that help ensure the independence of PwC.

Retention of PwC
Tenure Benefits

Higher audit quality. With over 25 years of experience with the Company, including numerous statutory audits in multiple jurisdictions, PwC has gained institutional knowledge of and deep expertise regarding our complex operations and business, accounting policies and practices, and internal control over financial reporting.

Efficient fee structure. The aggregate fees of PwC are competitive with peer companies because of its familiarity with our business.

No onboarding or educating new auditor. Bringing on a new auditor requires a significant time commitment that could distract from management’s focus on financial reporting, internal controls and other issues.

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Independence Controls

Thorough Audit and Finance Committee oversight. The Committee’s oversight includes private meetings with PwC (multiple times per year), a comprehensive annual evaluation by the Committee in determining whether to engage PwC, and a Committee-directed process for selecting the lead engagement partner.

Limits on non-audit services. The Company requires Committee preapproval of non-audit services and requires that PwC is engaged only when it is best suited for the job. When considering whether to preapprove non-audit services, the Committee considers the total non-audit fees to be paid to PwC relative to total audit fees.

Strong internal PwC independence process. PwC conducts periodic internal quality reviews of its audit work and rotates the lead engagement partner every five years. At the conclusion of the 2023 audit, the lead engagement partner was rotated.

Strong regulatory framework. Because it is an independent registered public accounting firm, PwC is subject to PCAOB inspections, “Big 4” peer reviews, and PCAOB and SEC oversight.

Based on this evaluation, the Committee believes that PwC is independent and that the retention of PwC to serve as the Company’s independent registered public accounting firm for 2024 is in the best interest of the Company and its stockholders. PwC representatives are expected to attend the Annual Meeting, will have the opportunity to make a statement if they wish and are expected to be available to respond to appropriate stockholder questions.

Pre-Approval of Audit and Permissible Non-Audit Services

The Committee has established policies and procedures to pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. Prior to engagement of the independent registered public accounting firm for the annual audit, management submits to the Committee for approval a schedule of audit, audit-related, tax and all other services for the year. The Committee pre-approves services by category, with specific dollar value limits for each category. During the year, if it becomes desirable to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval, such services will be presented to the Committee for approval. The Committee also has delegated to its chair the authority to pre-approve services, subject to certain dollar limitations. Pre-approvals by the Committee chair are communicated to the Committee at its next scheduled meeting.

Fees and Services of PwC

Aggregate fees for professional services rendered for the Company by PwC for the years ended December 31, 2023 and 2022 were:

	2023 ($)	2022 ($)
Audit Fees	3,895,200	3,622,200
Audit Related Fees	–	–
Tax Fees	382,848	425,273
All Other Fees	4,150	4,150
Total Fees	4,282,198	4,051,623

Audit Fees were for services including professional services rendered for the audits of the Company’s consolidated financial statements; statutory audits and subsidiary audits; assistance with review of documents filed with the SEC; and professional services rendered for the audit of the Company’s internal control over financial reporting.

Audit Related Fees. None were incurred in 2023 or 2022.

Tax Fees were for services related to tax compliance, including assistance with tax technical analyses and related tax compliance calculations to support the preparation of the Company’s tax returns and related tax documentation. Tax Fees related to tax compliance were $382,848 and $425,273 in 2023 and 2022, respectively. None of these fees related to tax services for any of the Company’s directors or executive officers.

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All Other Fees were for software licenses related to access to on-line technical accounting and reporting resource materials.

Audit and Finance Committee Report

The primary purposes of the Audit and Finance Committee are: (1) to assist in the Board’s oversight of (a) the quality and integrity of the Company’s financial statements and related disclosures, (b) the independent registered public accounting firm’s qualifications and independence and (c) the performance of the Company’s internal audit function and independent registered public accounting firm; and (2) to provide advice to the Board on financing activities and other financial matters.

Management is responsible for establishing and maintaining adequate internal financial controls for the Company’s financial statements and public reporting process. Our independent registered public accounting firm, PwC, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the Company’s internal control over financial reporting.

In the performance of its oversight role, the Committee reviews the Company’s internal financial controls, financial statements and public reporting process, and regularly meets with both management and PwC to discuss these matters. The Committee also regularly meets privately with PwC and internal auditors, both of which have unrestricted access to the Committee, to discuss these matters. In addition, the Committee reviews, acts on and makes recommendations regarding the Company’s financing plans and other significant financial policies and actions.

The Committee reviewed and discussed with management and PwC the audited financial statements for the year ended December 31, 2023 and the evaluation by PwC of the Company’s internal control over financial reporting. The Committee also discussed with PwC the matters required to be discussed by applicable PCAOB standards. In addition, the Committee received from and discussed with PwC the written disclosures and the letter required by PCAOB rules regarding the communication of PwC with the Committee concerning independence, and discussed with PwC that firm’s independence. In addition, the Committee concluded that the provision by PwC of audit and non-audit services to the Company is compatible with PwC’s independence.

Based on these reviews and discussions, the Committee recommended to the Board the inclusion of Quest Diagnostics’ audited financial statements for the fiscal year ended December 31, 2023 in the Company’s Annual Report on Form 10-K.

Audit and Finance Committee

Gary M. Pfeiffer, Chair

Tracey C. Doi

Wright L. Lassiter III

Timothy L. Main

Gail R. Wilensky

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD THAT HAVE BEEN SIGNED AND RETURNED WILL BE VOTED FOR THIS PROPOSAL UNLESS OTHERWISE INSTRUCTED.

63	2024 Proxy Statement

ADDITIONAL ACTION ITEMS

Proposal No. 4 — Amending our Restated Certificate of Incorporation to Provide for the Exculpation of Officers as Permitted by Law

The Board of Directors recommends that you vote FOR this proposed amendment.

The Board is submitting for stockholder approval a proposal to amend Paragraph 11(a) of our Restated Certificate of Incorporation to provide for the exculpation of certain officers of the Company, to the fullest extent permitted by law, from claims of monetary damages for breach of fiduciary duty, similar to the protections currently available to directors of the Company (the “Proposed Amendment”). The Board recommends that stockholders vote in favor of the Proposed Amendment.

The text of the Proposed Amendment is contained in Annex C. Stockholders should review Annex C, together with the Company’s existing Restated Certificate of Incorporation, which is included as an exhibit to the Company’s Annual Report on Form 10-K filed with the SEC.

The Company is incorporated in the state of Delaware and is therefore subject to the Delaware General Corporation Law (the “DGCL”). The DGCL has long permitted Delaware corporations to limit or eliminate the directors’ personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty, subject to limitations prescribed by the DGCL, including that liability will not be eliminated for breaches of the directors’ fiduciary duty of loyalty, acts or omissions not in good faith, unlawful dividends or stock repurchases or redemptions, or acts or omissions that involve intentional misconduct or knowing violations of law. Paragraph 11(a) of the Restated Certificate of Incorporation currently includes such a provision that eliminates the liability of the Company’s directors for monetary damages to the Company and its stockholders for breach of fiduciary duty to the fullest extent permitted by law. Therefore, under Section 102(b)(7), the Restated Certificate of Incorporation eliminates the liability of our directors to the Company and its stockholders for monetary damages for breach of fiduciary duty, other than the liability of any director (i) for any breach of the director’s duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL for the unlawful payment of dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

Effective August 1, 2022, the Delaware legislature amended Section 102(b)(7) of the DGCL to permit Delaware corporations to provide similar exculpatory protections for certain officers. As with the corresponding protections for directors, the protections for certain officers set forth in amended Section 102(b)(7) of the DGCL do not apply automatically to Delaware corporations but must be set forth in the corporation’s certificate of incorporation to be effective. As adopted, amended Section 102(b)(7) of the DGCL permits corporations to adopt a provision in their certificate of incorporation that protects certain officers from personal monetary liability to the corporation and its stockholders for monetary damages for breach of fiduciary duty under limited circumstances:

•	Exculpation is only available for breaches of the fiduciary duty of care.

•	Exculpation is not available for breaches of the fiduciary duty of loyalty (which, in general, requires officers to act in good faith and in the best interests of the corporation and its stockholders and not in their own personal pecuniary interest).

•	Exculpation is not available for acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law.

•	The protections of Section 102(b)(7) are limited to monetary damages only; it does not prevent or preclude claims against officers for equitable relief.

•	Exculpation is not available for any transaction in which the officer obtained an improper benefit.

•	Exculpation is not available in connection with claims against officers brought by or in the right of the corporation, including claims brought derivatively on behalf of the corporation by a stockholder.

2024 Proxy Statement	64

Pursuant to Section 102(b)(7), the officers covered by the Proposed Amendment are officers who are, at any time during the course of conduct as to which liability is alleged, our Chief Executive Officer and President, Chief Financial Officer, General Counsel, Corporate Controller and Chief Accounting Officer and Treasurer, any other officer identified as a named executive officer in our SEC filings, and any other officer who has, by written agreement with the Company, consented to be identified as an officer for purposes of accepting service of process.

The Board has determined it is advisable and in the best interests of the Company and its stockholders to provide such exculpatory protections to certain officers of the Company to the fullest extent permitted by law for the following reasons:

•	The nature of the role of officers often requires them to make difficult decisions on crucial matters, frequently in response to time-sensitive opportunities and challenges. These decisions can create substantial risk of investigations, claims, actions, suits, or proceedings seeking to impose personal monetary liability on officers for business decisions that are not successful in hindsight. The Board believes that limiting our officers’ concern about personal monetary risk will empower them to better exercise their business judgment in furtherance of stockholder interests.

•	The Board believes that the Proposed Amendment will help reduce threatened litigation, costs of litigation, as well as diversion of management attention due to stockholder litigation. The Board believes that the Proposed Amendment will help limit litigation that names officers as defendants as a litigation strategy to compel settlement offers and that Delaware corporations that do not adopt officer exculpatory provisions may be faced with additional costs in the form of increased director and officer liability insurance premiums.

•	The Board anticipates that similar officer exculpatory provisions are likely to be widely adopted by our peers and others with whom we compete for executive talent. As a result, failing to adopt the Proposed Amendment could negatively impact our ability to attract and retain experienced and qualified corporate officers.

This description of the Proposed Amendment is a summary and is qualified by and subject to the full text of the Proposed Amendment, which is attached to this proxy statement as Annex C. Additions of text are indicated by underlining and deletions of text are indicated by strike-outs.

The affirmative vote of the holders of a majority of the shares of our outstanding common stock is required to adopt the Proposed Amendment. If adopted by the stockholders, the Proposed Amendment amending our Restated Certificate of Incorporation will become effective upon filing of a Certificate of Amendment setting forth the Proposed Amendment with the Delaware Secretary of State (or such later time as may be set forth therein), which filing would be completed promptly after the Annual Meeting. If the Proposed Amendment is approved by the stockholders, the Board will also adopt certain conforming amendments to the Company’s by-laws, which amendments will be effective upon the effectiveness of the Proposed Amendment.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD THAT HAVE BEEN SIGNED AND RETURNED WILL BE VOTED FOR THIS PROPOSAL UNLESS OTHERWISE INSTRUCTED.

65	2024 Proxy Statement

Proposal No. 5 — Stockholder Proposal Regarding Managing Climate Risk Through Science-Based Targets and Transition Planning

John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, Calif. 90278, owner of 50 shares of the Company’s common stock, has notified us that he intends to present the following proposal and related supporting statement at the Annual Meeting.

Proposal No. 5 — Managing Climate Risk Through Science-Based Targets and Transition Planning

WHEREAS: The Intergovernmental Panel on Climate Change has advised that greenhouse gas (GHG) emissions must be halved by 2030 and reach net zero by 2050 to limit global warming to 1.5°C. Every incremental increase in temperature above 1.5°C will entail increasingly severe physical, transition, and systemic risks for companies and investors alike.

In its 10-K, Quest Diagnostics Inc. (“Quest” or “the Company”) noted the physical risks of extreme weather events caused by climate change on its facilities, employees, consumers, and ability to conduct core business operations. Despite acknowledging these risks, the proponent believes the Company’s mitigation strategy falls short of what is needed to shield Quest and its investors from climate-related risks.

Quest does not have any specific GHG reduction targets. The Company lags peers, who have continued to make progress in managing climate-related risks since a similar proposal received 48% support from investors at Quest’s 2023 annual meeting. Direct competitor Labcorp has now set a near-term sciencebased target with the Science Based Targets initiative (SBTi) that covers Scope 1-3 emissions. Industry peer Thermo Fisher Scientific has since updated its near-term target to 1.5°C alignment and set long-term and net zero targets through SBTi.

With European operations, Quest may be subject to the Corporate Sustainability Reporting Directive requiring disclosure of “plans to ensure that its business model and strategy are compatible with limiting global warming to 1.5°C.”1 Additionally, as a U.S. government contractor, Quest may be subject to the Federal Acquisition Regulation proposed rule mandating science-based targets for major suppliers.

Investors believe Quest should adopt 1.5°C-aligned science-based emissions reduction targets for its full carbon footprint and publish a climate transition plan - detailing the forward-looking, near-term, and quantitative actions the Company will take to achieve its medium and long-term sustainability goals. By doing so, the Company may reap benefits from increased efficiency, lower energy costs, more resilient supply chains, and better preparation for climate-related regulations.

RESOLVED: Shareholders request that Quest Diagnostics Inc. issue near and long-term science-based greenhouse gas reduction targets aligned with the Paris Agreement’s ambition of limiting global temperature rise to 1.5°C and summarize plans to achieve them.

SUPPORTING STATEMENT: In assessing targets, we recommend,

•	Taking into consideration approaches used by advisory groups like SBTi;

•	Developing a transition plan that shows how the Company plans to meet its goals, taking into consideration criteria used by advisory groups such as the Task Force for Climate-Related Financial Disclosures, CDP, Transition Plan Taskforce, and the We Mean Business Coalition; and

•	Consideration of supporting targets for renewable energy, energy efficiency, and other measures deemed appropriate by management.

1 https://www.efrag.org/Assets/Download?assetUrl=%2Fsites%2Fwebpublishing%2FSiteAssets%2FED_ESRS_E1.pdf&AspxAutoDetectCookieSupport=1

2024 Proxy Statement	66

OUR BOARD RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

The Board of Directors recommends you vote AGAINST this proposal.

The Board has carefully considered the proposal and does not believe that it is in the best interests of the Company and its stockholders at this time.

The Company supports the global effort to address climate change. We understand and recognize our responsibility to reduce our greenhouse gas emissions (“GHG emissions”) and are committed to seeking out and developing ways to transition our business to a lower carbon footprint. We are actively making efforts to reduce our GHG emissions. We currently are seeking to understand, and prepare for, new and proposed changes in regulatory requirements and their impact on our Company as we continue to develop our sustainability plans. The scope and timing of these changes are unclear and may create inconsistent obligations. We believe that it would be imprudent, in this evolving and uncertain environment, to alter our present approach and hurriedly commit to targets that may be superseded by changes in law, or may be unrealistic. We believe that a thoughtful approach to setting targets that takes into consideration the importance of continuing to provide patient care and increasing stockholder value, rather than setting targets without careful planning and consultation with our business partners, would be in the best interest of all stakeholders. We believe that it would be imprudent, in this evolving and uncertain environment, to alter our present approach and hurriedly commit to targets that may be superseded by changes in law, or may be unrealistic. We believe that pursuing our present path, including better understanding our ability to effect change in our operations and organization, would best assist the Company in determining the type and scope of targets or other methods by which we may further reduce our carbon footprint.

We continue to demonstrate our commitment to environmental sustainability for the benefit of all stakeholders.

We believe that the protection of the environment is important. We are committed to reducing the negative impact our operations may have on the environment, and we are actively taking steps to improve the energy efficiency of our operations and reduce our GHG emissions. Each year, we publish a Corporate Responsibility Report that discusses our commitment to environmental sustainability and steps that we have taken in support of that commitment.

Our 2022 Corporate Responsibility Report includes disclosures under the Sustainability Accounting Standards Board standards and describes our efforts to improve our energy efficiency and emissions profile. Our report also provides details on our courier route optimization initiative that in 2022 reduced our fleet miles driven by approximately 2.7 million miles, reducing gasoline consumption by approximately 100,000 gallons and our CO2 emissions by approximately 870 metric tons. These are in addition to efforts to complete a laboratory and laboratory testing platform consolidations and our LED lighting retrofit.

During 2022, we also undertook additional actions in support of our sustainability program. We conducted ASHRAE Level 2 Energy Audits to identify energy conservation measures, and desktop energy and water audits to identify additional conservation opportunities. We conducted water audits at several of our major laboratories. We also engaged with our suppliers about their environmental profile and practices and we identity improvement opportunities for them.

We have also taken steps to strengthen our sustainability reporting by engaging an independent third party to review and assure our Scope 1 and Scope 2 GHG emissions data and assess the procedures we use to collect this data. This step demonstrates our commitment to strengthening our environmental sustainability reporting as we prepare for significant changes to our disclosure obligations. We plan to continue to increase the transparency and quality of our reporting as we develop our plan to be responsive to the coming requirements.

We currently are seeking to understand, and prepare for, new and proposed changes in regulatory requirements and their impact on our Company as we continue to develop our sustainability plans.

In October 2023, California enacted legislation that will require companies like ours operating in California to disclose their Scope 1 and Scope 2 GHG emissions data starting in 2026 and Scope 3 GHG emissions data by 2027, and annually thereafter. California has also enacted legislation requiring disclosures of climate-related financial risks that could potentially apply to us.

67	2024 Proxy Statement

In March 2024, the SEC adopted comprehensive and wide-ranging rules that will require the Company to provide extensive disclosures related to its climate risks and opportunities. These disclosures include disclosures related to targets and goals, Scope 1 and Scope 2 emissions supported by a third-party attestation, along with complex financial statement disclosures and additional disclosures focused on climate governance and risk oversight.

The federal government has proposed a comprehensive new rule that would require large federal government contractors to disclose, on an annual basis, their Scopes 1, 2 and 3 GHG emissions and describe climate-related risks. The proposal also would require some contractors to adopt science-based targets for the reduction of GHG emissions. A final rule has not been published. As a company that does business with federal agencies, Quest Diagnostics would be subject to the new rule.

The European Union (“EU”) adopted the Corporate Sustainability Reporting Directive (“CSRD”), which imposes new, comprehensive ESG-focused disclosure requirements on companies that are doing business in the European Union, and the European Sustainability Reporting Standards implementing the CSRD were released in July 2023. The CSRD requirements for non-EU companies are being phased in starting January 1, 2028. The disclosure requirements include climate-related matters, such as risks, targets and emissions disclosures, but also extend to other social and governance matters. Our operations in the European Union could potentially subject us to these requirements.

The new SEC rules have only recently been adopted, and we are focused on understanding the scope of these new requirements and developing an implementation plan. These requirements mandate disclosures that we currently do not provide. Additionally, given the scope of proposed changes from other governmental bodies and jurisdictions, it is likely that any proposed legislation or yet to be effective requirements will create inconsistent obligations with the SEC requirements. We have committed resources to, and focused on, understanding the challenges that the SEC rules and other pending changes raise related to our compliance. We are focused on, among other things, the following:

•	how we will collect the necessary data;

•	the requisite disclosure and internal control procedures necessary to reliably report the required information;

•	what assurance processes we may need to implement; and

•	the necessary governance and oversight.

We believe that a thoughtful approach would best assist the Company in determining the type and scope of targets or other methods by which it may further reduce GHG emissions.

We strive for meaningful, enduring change that will be impactful to our patients, employees, business partners, communities and stockholders. We have adopted plans and taken actions designed to reduce our GHG emissions, and we intend to continue to pursue a GHG emission reduction strategy in a manner consistent with the demands of patient care.

Our approach to sustainability includes learning from our past initiatives. We believe that to be responsible to our stockholders, our experience should inform our future efforts. For example, we believe that decisions about resource allocation, changes in strategy and the timing of change should consider the demands and responsibility of patient care, available technology and developments around us. We believe that adopting targets at this time would not enable us adequately to reflect our best learnings and the demands of the changing laws.

As detailed above, we have been, and continue to be, engaged in a range of efforts to both evaluate potential changes to our sustainability goals and reduce our GHG emission profile. We believe that a thoughtful approach to setting targets would be in the best interest of all stakeholders. We believe that it would be imprudent, in this evolving and uncertain environment, to alter our present approach and hurriedly commit to targets that may be superseded by changes in law, or may be unrealistic. We believe that pursuing our present path, including better understanding our ability to effect change in our operations and our organization, and the time frames it will take to achieve these changes consistent with the demands of patient care, as well as the attendant investments and costs, is in the best interest of the Company and our stockholders and other stakeholders.

For all the above reasons, the Board recommends that stockholders vote AGAINST Proposal No. 5.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE VOTED AGAINST THIS PROPOSAL UNLESS OTHERWISE INSTRUCTED.

2024 Proxy Statement	68

FREQUENTLY ASKED QUESTIONS

1.	Who can vote at the Annual Meeting?

Holders of our common stock as of the close of business on the record date will be entitled to vote at the Annual Meeting and at any adjournment or postponement of the Annual Meeting. March 18, 2024 is the record date.

2.	How many votes can be cast by all stockholders?

On the record date, there were 111,056,065 shares of our common stock outstanding, each of which is entitled to one vote for each matter to be voted on at the Annual Meeting.

3.	How many votes must be present to hold the Annual Meeting?

We need the holders of shares representing a majority of the votes that may be cast at the Annual Meeting, present in person or represented by proxy, to hold the Annual Meeting. We urge you to submit a proxy even if you plan to attend the Annual Meeting. That will help us to know as soon as possible that sufficient shares will be present to hold the Annual Meeting.

4.	How do I vote?

If you are a holder of record (that is, you hold your shares in your name with the Company’s transfer agent), you may cause your shares to be voted by submitting your proxy via the Internet, mail or telephone or by attending the Annual Meeting and voting in person. The directions for telephone and Internet proxy submission are on your proxy card. If you choose to submit your proxy on the Internet, go to www.cesvote.com. If you choose to submit your proxy by mail, simply mark, sign and date your proxy card and return it in the enclosed postage pre-paid envelope. You can also submit your proxy by calling 1-888-693-8683. If you return a signed proxy card without indicating your vote, your shares will be voted according to the Board’s recommendations.

If you hold your shares in street name (that is, through a broker, bank or other holder of record), please follow the voting instructions forwarded to you by your bank, broker or other holder of record. If you want to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker, bank or other holder of record authorizing you to vote and bring the proxy to the Annual Meeting.

To reduce our administrative and postage costs, we ask that you submit a proxy through the Internet or by telephone, both of which are available 24 hours a day.

5.	How many votes will be required to elect directors?

Each director will be elected by a majority of votes cast with respect to such director. A “majority of votes cast” means that the number of votes cast “for” a director nominee exceeds the number of votes cast “against” that director nominee. Under Delaware law, if an incumbent director (or the successor thereof) is not elected at the Annual Meeting, the director will continue to serve on the Board as a “holdover” director. As required by the Company’s by-laws, each incumbent director nominee has submitted an irrevocable letter of resignation as director that becomes effective if he or she is not elected by the stockholders and the Board accepts the resignation. If an incumbent director is not elected, the Governance Committee will consider the director’s resignation and recommend to the Board whether to accept or reject the resignation or take other action. The Board will decide whether to accept or reject the resignation or take other action and publicly disclose its decision and, if it rejects the resignation, the rationale behind the decision, within 120 days after the election results are certified.

6.	How many votes will be required to adopt the other proposals?

The ratification of the appointment of PwC and approval of the stockholder proposal each requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. The approval of the advisory resolution to approve executive compensation requires the affirmative vote of a majority of votes cast with respect to such proposal. A “majority of votes cast” means that the number of votes cast “for” a proposal exceeds the number of votes cast “against” that proposal. The approval of the proposed amendment of the Restated Certificate of Incorporation requires the affirmative vote of the holders of a majority of the outstanding common stock of the Company entitled to vote thereon.

2024 Proxy Statement	69

7.	Can I change or revoke my proxy?

Yes. You may revoke your proxy before your shares are voted by:

•	submitting a later dated proxy, including by telephone or the Internet, that is received no later than the conclusion of voting at the Annual Meeting;

•	delivering a written revocation notice to Sean D. Mersten, Vice President and Corporate Secretary, Quest Diagnostics Incorporated, 500 Plaza Drive, Secaucus, New Jersey 07094 that is received no later than the conclusion of voting at the Annual Meeting; or

•	voting in person at the Annual Meeting.

8.	What if I vote to abstain?

Shares voting “abstain” on the ratification of the appointment of PwC, the proposed amendment to the Restated Certificate of Incorporation and approval of each of the stockholder proposals will be counted as present for purposes of that proposal and will have the effect of a vote against the proposal. Shares voting “abstain” for any nominee for director and the advisory vote to approve executive compensation will be excluded entirely from the applicable vote and will have no effect on the election of that nominee or matter, as the case may be.

9.	What happens if I do not vote?

If you are a record holder and do not vote your shares or submit a proxy with respect to your shares, your shares will not be voted.

If you hold your shares in street name (including in the Employee Stock Purchase Plan), you must instruct the record owner how to cast your vote if you want your shares to count for the election of directors, the advisory resolution to approve executive compensation, the proposed amendment to the Restated Certificate of Incorporation or approval of the stockholder proposal. If you do not provide instructions regarding how to vote on these matters, because your broker lacks discretionary authority to vote on these matters, no vote will be cast on your behalf and a broker non-vote will occur. Any such broker non-vote will have no effect on the election of directors, the advisory resolution to approve executive compensation or approval of the stockholder proposal, but will have the effect of a vote against the approval of the proposed amendment to the Restated Certificate of Incorporation. Brokers have discretion to vote uninstructed shares on the ratification of the appointment of PwC.

If you are a participant in the 401(k) Plan and you do not submit voting instructions in respect of shares held on your behalf in such plan, then, except as otherwise required by law, the plan trustee will vote your shares in the same proportion as the voting instructions that it receives from other participants.

10.	What if there is voting on other matters?

We do not know of any other matters that may be presented for action at the meeting other than those described in this proxy statement. If any matter not described in the proxy statement properly is brought before the meeting, the proxy holders will have the discretion to vote your shares as they see fit.

11.	How can I attend the Annual Meeting?

Only stockholders as of the record date (or their proxy holders) may attend the Annual Meeting. All stockholders seeking admission to the meeting must present photo identification. If you hold your shares in street name (including in the Employee Stock Purchase Plan), to gain admission to the meeting you also must provide proof of ownership of your shares as of the record date. Proof of ownership may be a letter or account statement from your broker, bank or other holder of record. If you need directions to the Annual Meeting, please call Investor Relations at 973-520-2900.

12.	What happens if the Annual Meeting is postponed or adjourned?

Your proxy will still be valid and may be voted at the postponed or adjourned Annual Meeting. You will still be able to change or revoke your proxy until it is voted.

70	2024 Proxy Statement

13.	Who is soliciting my vote and will pay the expenses incurred in connection with the solicitation?

The Board is soliciting your vote. The Company pays the cost of preparing proxy materials and soliciting your vote. Our directors, officers and employees, who will receive no additional compensation for soliciting, may solicit proxies on our behalf by telephone, mail, electronic or facsimile transmission, in person or by other means of communication. We also have hired D. F. King & Co., Inc. to solicit proxies and for these services we will pay an estimated fee of $16,500, plus expenses.

14.	Can I receive Annual Meeting material via electronic delivery?

We are furnishing this proxy statement and form of proxy and voting instructions in connection with our solicitation of proxies on behalf of the Board for the Annual Meeting. This proxy statement and the Annual Report are available on our Investor Relations website at www.QuestDiagnostics.com. You can save the Company postage and printing expense by consenting to access these documents over the Internet. If you consent, you will receive notice next year when these documents are available with instructions on how to view them and submit voting instructions. Your consent to electronic delivery of materials will remain in effect until you revoke it. If you choose electronic delivery, you may incur costs, such as cable, telephone and Internet access charges, for which you will be responsible.

15.	Whom should I call with other questions or to obtain a paper copy of this document or the Annual Report on Form 10-K?

If you have additional questions about this proxy statement or the Annual Meeting or would like additional copies of this document or our 2023 Annual Report on Form 10-K at no charge, please contact Investor Relations, Quest Diagnostics Incorporated, 500 Plaza Drive, Secaucus, New Jersey 07094; email address: Investor@QuestDiagnostics.com; telephone 973-520-2900. The Company’s main telephone number is 973-520-2700. We will promptly deliver to you the documents that you request.

16.	How do I submit a proposal for the 2025 annual meeting of stockholders?

Stockholders intending to present a proposal at the 2025 annual meeting and have it included in the Company’s proxy statement for that meeting must submit the proposal in writing to Corporate Secretary, 500 Plaza Drive, Secaucus, New Jersey 07094. We must receive your proposal by the close of business on December 6, 2024.

Stockholders intending to present a proposal at the 2025 annual meeting, but not to include the proposal in the Company’s proxy statement, or to nominate a person for director (other than proxy access nominations, which are discussed below), must comply with the requirements set forth in our by-laws. The by-laws require, among other things, that our Corporate Secretary (at the address noted above) receive written notice from the record stockholder of intent to present such proposal or nomination no more than 120 days and no less than 90 days prior to the anniversary of the preceding year’s annual meeting of stockholders. Therefore, the Company’s Corporate Secretary must receive notice of such a proposal or nomination for the 2025 annual meeting of stockholders no earlier than January 16, 2025 and no later than February 15, 2025. The notice must contain the information required by our by-laws, a copy of which is available on our website at www.QuestDiagnostics.com or upon request from our Corporate Secretary. In addition to the requirements set forth in our by-laws, stockholders who intend to solicit proxies for nominations for election to the Board other than the Company’s nominees in reliance on the universal proxy rules must also comply with the additional requirements of Rule 14a-19.

Our by-laws provide a proxy access right to permit a stockholder, or a group of up to 20 stockholders, owning at least 3% of our outstanding common stock continuously for at least three years, to nominate and include in our proxy materials director nominees constituting up to 20% of the Board of Directors or two directors, whichever is greater, provided that the stockholder(s) and the nominee(s) satisfy the requirements in our by-laws. Under our by-laws, compliant notice of proxy access director nominations for the 2025 annual meeting of stockholders must be submitted to the Corporate Secretary no earlier than November 6, 2024 and no later than December 6, 2024. The notice must contain the information required by the by-laws, a copy of which is available on our website at www.QuestDiagnostics.com or upon request from our Corporate Secretary.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 16, 2024: Our proxy statement and Annual Report on Form 10-K for the year ended December 31, 2023 are available on our website at www.QuestDiagnostics.com.

2024 Proxy Statement	71

Annex A

Reconciliation of Non-GAAP and GAAP Information

As used in this proxy statement, the term “reported” refers to measures under the accounting principles generally accepted in the United States (“GAAP”). The term “adjusted” refers to non-GAAP operating performance measures that exclude special items such as restructuring and integration charges, amortization expense, excess tax benefits (“ETB”) associated with stock-based compensation, costs associated with donations, contributions and other financial support through Quest for Health Equity (the Company’s initiative with the Quest Diagnostics Foundation to reduce health disparities in underserved communities), gains and losses associated with changes in the carrying value of our strategic investments, impairment charges, and other items.

The non-GAAP adjusted measures included in “Compensation Discussion and Analysis” beginning on page 23 are presented because management believes those measures are useful adjuncts to GAAP results. Non-GAAP adjusted measures should not be considered as an alternative to the corresponding measures determined under GAAP. Management may use these non-GAAP measures to evaluate our performance period over period and relative to competitors, to analyze the underlying trends in our business, to establish operational budgets and forecasts and for incentive compensation purposes. We believe that these non-GAAP measures are useful to investors and analysts to evaluate our performance period over period and relative to competitors, as well as to analyze the underlying trends in our business and to assess our performance. The tables below include reconciliations of non-GAAP adjusted measures to GAAP measures.

	Twelve Months Ended December 31,		Increase
	2023	2022	(Decrease)
	(dollars in millions, except per share data)
Adjusted operating income:
Operating Income	$1,262	$1,428
Restructuring and integration charges(a)	43	88
Quest for Health Equity costs(b)	-	93
Other(c)	44	13
Amortization expense	108	120
Adjusted operating income	$1,457	$1,742

Adjusted operating income as a percentage of net revenues:
Operating income as a percentage of net revenues	13.6%	14.5%	(90) basis points
Restructuring and integration charges(a)	0.5	0.9
Quest for Health Equity costs(b)	-	0.9
Other(c)	0.5	0.1
Amortization expense	1.2	1.2
Adjusted operating income as a percentage of net revenues	15.8%	17.6%	(180) basis points

A-1	2024 Proxy Statement

	Twelve Months Ended December 31,		Increase
	2023	2022	(Decrease)
	(dollars in millions, except per share data)
Adjusted net income attributable to Quest Diagnostics:
Net income attributable to Quest Diagnostics	$854	$946
Restructuring and integration charges(a)(e)	33	66
Gains and losses on investments(d)(e)	2	31
Quest for Health Equity costs(b)(e)	-	69
Other(c)(e)	36	(6)
Amortization expense(e)	80	89
ETB	(11)	(14)
Adjusted income attributable to Quest Diagnostics	$994	$1,181
Adjusted diluted EPS:
Diluted earnings per common share	$7.49	$7.97	(6.0%)
Restructuring and integration charges (a)(e)	0.29	0.56
Gains and losses on investments(d)(e)	0.02	0.26
Quest for Health Equity costs(b)(e)	-	0.59
Other(c)(e)	0.31	(0.05)
Amortization expense(e)	0.70	0.74
ETB	(0.10)	(0.12)
Adjusted diluted earnings per common share	$8.71	$9.95	(12.5%)

(a)	For the twelve months ended December 31, 2023, represents costs primarily associated with workforce reductions and integration costs incurred in connection with further restructuring and integrating our business. For the twelve months ended December 31, 2022, represents costs primarily associated with workforce reductions, systems conversions and integration costs incurred in connection with further restructuring and integrating our business. The following table summarizes the pre-tax impact of restructuring and integration charges on the Company’s consolidated statements of operations:

	Twelve Months Ended December 31,
	2023	2022
	(dollars in millions)
Cost of services	$16	$32
Selling, general and administrative	27	56
Operating income	$43	$88

(b)	For the twelve months ended December 31, 2022, the pre-tax impact represents the costs associated with donations, contributions and other financial support through Quest for Health Equity, recorded in selling, general and administrative expenses.

2024 Proxy Statement	A-2

(c)	For the twelve months ended December 31, 2023, the pre-tax impact primarily represents a $29 million impairment charge on certain long-lived assets related to the shutdown of a business and, to a lesser extent, losses associated with the increase in the fair value of the contingent consideration accrual associated with previous acquisitions. For the twelve months ended December 31, 2022, the pre-tax impact primarily represents a $14 million impairment charge on certain property, plant and equipment and a $5 million loss associated with the increase in the fair value of the contingent consideration accrual associated with previous acquisitions, partially offset by a $10 million gain from a payroll tax credit under the Coronavirus Aid, Relief, and Economic Security Act associated with the retention of employees. Additionally, the twelve months ended December 31, 2022 includes an $18 million income tax benefit due to the adjustment to state deferred tax liabilities related to depreciation expense, recorded in income tax expense. The following table summarizes the pre-tax impact of these other items on the Company’s consolidated statement of operations:

	Twelve Months Ended December 31,
	2023	2022
	(dollars in millions)
Cost of services	$-	$2
Selling, general and administrative	5	-
Other operating expense, net	39	11
Operating income	$44	$13

(d)	For both the twelve months ended December 31, 2023 and 2022, the pre-tax impact primarily represents gains and losses associated with changes in the carrying value of our strategic investments. The following table summarizes the pre-tax impact of gains and losses on investments on the Company’s consolidated statement of operations:

	Twelve Months Ended December 31,
	2023	2022
	(dollars in millions)
Other income (expense), net	$-	$30
Equity in earnings of equity method investees, net of taxes	$3	$12

(e)	For restructuring and integration charges, gains and losses on investments, Quest for Health Equity costs, other items and amortization expense, income tax impacts, where recorded, were primarily calculated using combined statutory income tax rates of 25.5% for both 2023 and 2022. Additionally, the twelve months ended December 31, 2022 includes an $18 million benefit due to an adjustment to state deferred tax liabilities related to depreciation expense.

A-3	2024 Proxy Statement

	Twelve Months Ended December 31,
Adjusted diluted EPS:	2021	2020
Diluted earnings per common share	$15.55	$10.47
Restructuring and integration charges(a)(f)	0.36	0.32
COVID-19 impact(b)(f)	0.03	0.39
Gain on sale of ownership in joint venture(c)(f)	(2.02)	-
Other(d)(f)	(0.16)	-
Amortization expense(f)	0.62	0.63
ETB	(0.14)	(0.17)
Gain on remeasurement of equity interest(e)(f)	-	(0.46)
Adjusted diluted EPS	$14.24	$11.18

(a)	For the twelve months ended December 31, 2021 and 2020, represents costs primarily associated with systems conversions and integration incurred in connection with further restructuring and integrating the business. The following table summarizes the pre-tax impact of restructuring and integration charges on the Company’s consolidated statements of operations:

	Twelve Months Ended December 31,
	2021	2020
	(dollars in millions)
Cost of services	$30	$27
Selling, general and administrative	31	31
Operating income	$61	$58

(b)	For the twelve months ended December 31, 2021 and 2020, the pre-tax impact represents the impact of certain items resulting from the COVID-19 pandemic. For the twelve months ended December 31, 2021, includes incremental costs incurred to protect the health and safety of the Company’s employees and customers. For the twelve months ended December 31, 2020, principally includes expense associated with payments to eligible employees to help offset expenses they incurred as a result of COVID-19, incremental costs incurred primarily to protect the health and safety of the Company’s employees and customers, and certain asset impairment charges. The following table summarizes the pre-tax impact of these other items on the Company’s consolidated statement of operations:

	Twelve Months Ended December 31,
	2021	2020
	(dollars in millions)
Cost of services	$4	$57
Selling, general and administrative	-	10
Other operating expense (income), net	-	9
Operating income	$4	$76
Equity in earnings of equity method investees, net of taxes	$-	$(4)
Net income attributable to noncontrolling interest	$-	$4

2024 Proxy Statement	A-4

(c)	For the twelve months ended December 31, 2021, the pre-tax impact represents a gain of $314 million recorded in other income, net following the sale of the Company’s 40% ownership interest in Q2 Solutions®, the Company’s clinical trials central laboratory services joint venture, to IQVIA Holdings, Inc., the Company’s joint venture partner, for $760 million in an all-cash transaction.

(d)	For the twelve months ended December 31, 2021, the pre-tax impact primarily represents changes in the carrying value of the Company’s strategic investments and a gain recognized by an equity method investee to adjust certain of its investments to fair value, partially offset by costs associated with donations, contributions and other financial support through Quest for Health Equity, and a non-cash impairment charge to the carrying value of an equity method investment. For the twelve months ended December 31, 2020, primarily represents a gain recognized by an equity method investee to adjust certain of its investments to fair value, a loss on retirement of debt, and, to a lesser extent, costs associated with Quest for Health Equity.

The following table summarizes the pre-tax impact of these other items on the Company’s consolidated statement of operations:

	Twelve Months Ended December 31,
	2021	2020
	(dollars in millions)
Selling, general and administrative	$16	$2
Equity in earnings of equity method investees, net of taxes	$-	$(14)
Other income, net	$(39)	$10

(e)	For the twelve months ended December 31, 2020, the pre-tax impact represents a gain of $70 million recognized in other income, net based on the difference between the fair value and the carrying value of an equity interest. On August 1, 2020, the Company completed its acquisition of the remaining 56% interest in Mid America Clinical Laboratories, LLC (“MACL”) from its joint venture partners. As a result of the transaction, the Company remeasured its previously held minority interest in MACL to fair value and recognized a gain.

(f)	For restructuring and integration charges, COVID-19 impacts, other items and amortization expense, income tax impacts, where recorded, were primarily calculated using combined statutory income tax rates of 25.5% for both 2021 and 2020. For the gain on sale of ownership in joint venture in 2021, income tax expense on the transaction resulted in an effective income rate of 17.6%. For the gain on remeasurement of equity interest in 2020, income tax expense on the transaction resulted in an effective income tax rate of 11.8%.

A-5	2024 Proxy Statement

Annex B

Performance Share Units and Annual Incentive Compensation Payouts

Set forth below are the payouts for the Company’s performance share units and the SMIP for each year from 2005 to 2023.

Performance Share Units

Performance Period	Year Paid	Performance Share Payout as Compared to Target %
2005-07	2008	23
2006-08	2009	37
2007-09	2010	127
2008-10	2011	141
2009-11	2012	117
2010-12	2013	33
2011-13	2014	0
2012-14	2015	2
2013-15	2016	19
2014-16	2017	93
2015-17	2018	111
2016-18	2019	85
2017-19	2020	80
2018-20	2021	195
2019-21	2022	200
2020-22	2023	196

Senior Management Incentive Plan

Year	Incentive Payment as Compared to Target %
2005	82
2006	148
2007	103
2008	112
2009	129
2010	64
2011	88
2012	72
2013	10
2014	95
2015	89
2016	94
2017	97
2018	48
2019	83
2020	171
2021	145
2022	131

B-1	2024 Proxy Statement

Annex C

Proposed Amendment to Paragraph 11 of Restated Certificate of Incorporation

Set forth below is the proposed amendment to paragraph (a) of Paragraph 11 of the Restated Certificate of Incorporation of Quest Diagnostics Incorporated (with insertions shown in underlined text and deletions shown in strike-through text):

“~~No~~ To the fullest extent permitted by law, no director or officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer~~, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit~~.”

C-1	2024 Proxy Statement

CC 1278800

Corporate Election Services P. O. Box 1150 Pittsburgh, PA 15230

PLEASE SUBMIT YOUR PROXY BY PHONE OR BY INTERNET, OR RETURN THIS CARD AFTER SIGNING AND DATING IT.

Submit your proxy by Telephone	Submit your proxy by Internet	Submit your proxy by Mail
Toll-free via touch-tone phone:	Go to	Return your proxy
1-888-693-8683	www.cesvote.com	in the postage-paid
Have your proxy card and follow	Have your proxy card and follow	envelope provided.
instructions.	instructions.

IMPORTANT

Your proxy must be received by 11:59 p.m. EDT on Wednesday, May 15, 2024, to be counted in the final tabulation, except for participants in the Quest Diagnostics employee benefit plan. If you are a participant in the Quest Diagnostics employee benefit plan, your voting instructions must be received by 6:00 a.m. EDT on Monday, May 13, 2024, to be counted in the final tabulation.

ê  If submitting a proxy by mail, please sign and date the card below and fold and detach card at perforation before mailing.  ê

The Quest Diagnostics Board of Directors recommends a vote FOR the nominees listed below.

1.	Election of Directors		FOR	AGAINST	ABSTAIN
	(01)	James E. Davis	☐	☐	☐
	(02)	Luis A. Diaz, Jr., M.D.	☐	☐	☐
	(03)	Tracey C. Doi	☐	☐	☐
	(04)	Vicky B. Gregg	☐	☐	☐
	(05)	Wright L. Lassiter, III	☐	☐	☐
	(06)	Timothy L. Main	☐	☐	☐
	(07)	Denise M. Morrison	☐	☐	☐
	(08)	Gary M. Pfeiffer	☐	☐	☐
	(09)	Timothy M. Ring	☐	☐	☐

The Quest Diagnostics Board of Directors recommends a vote FOR Proposals 2, 3 and 4.

2.	An advisory resolution to approve the executive officer compensation disclosed in the Company’s 2024 proxy statement

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Ratification of the appointment of our independent registered public accounting firm for 2024

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	Approval of an amendment to Company’s Restated Certificate of Incorporation to provide for the exculpation of officers of the Company as permitted by law

☐ FOR	☐ AGAINST	☐ ABSTAIN

The Quest Diagnostics Board of Directors recommends a vote AGAINST Proposal 5.

5.	Stockholder proposal regarding managing climate risk through science-based targets and transition planning

☐ FOR	☐ AGAINST	☐ ABSTAIN

Signature(s):	Date:	, 2024

IMPORTANT – Please sign exactly as imprinted (do not print). When signing on behalf of a corporation, partnership, estate or trust, indicate title or capacity of person signing. If shares are held jointly, each holder must sign.

Notice of 2024 Annual Meeting of Stockholders
QUEST DIAGNOSTICS INCORPORATED
One Insights Drive, Clifton, New Jersey
May 16, 2024, 10:30 a.m. local time

At the meeting we will act on the following proposals:

●	the election of nine directors;

●	an advisory resolution to approve the executive officer compensation disclosed in the Company’s 2024 proxy statement;

●	ratification of the appointment of our independent registered public accounting firm for 2024;

●	approval of an amendment to Company’s Restated Certificate of Incorporation to provide for the exculpation of officers of the Company as permitted by law;

●	a stockholder proposal regarding managing climate risk through science-based targets and transition planning, if properly presented; and

●	such other business as may properly come before the meeting or any adjournment or postponement thereof.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

If you are a record holder of shares, you have the option to access future stockholder communications (e.g., annual reports, proxy statements and related proxy materials) over the Internet instead of receiving those documents in print. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone or cable company. Once you give your consent, it will remain in effect until you inform us otherwise. To give your consent to access materials electronically, follow the prompts when you submit your proxy by telephone or over the Internet, or contact Computershare, our transfer agent and registrar, using the contact details below.

STOCKHOLDER INFORMATION

If you are a stockholder of record and have questions regarding your Quest Diagnostics Incorporated stock, you may contact our transfer agent and registrar as follows:

Computershare
P.O. Box 43078
Providence, RI 02940-3078
Toll free telephone 800-622-6757
Email address: web.queries@computershare.com

ê  If submitting a proxy by mail, please sign and date the card below and fold and detach card at perforation before mailing.  ê

QUEST DIAGNOSTICS INCORPORATED

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael E. Prevoznik and Sean D. Mersten, and each of them, proxies with full power of substitution, to represent and to vote on behalf of the undersigned all the shares of common stock of Quest Diagnostics Incorporated that the undersigned is entitled in any capacity to vote if personally present at the 2024 Annual Meeting of Stockholders to be held on Thursday, May 16, 2024, and at any adjournments or postponements thereof, in accordance with the instructions set forth on the reverse side of this proxy card and with the same effect as though the undersigned were present in person and voting such shares. Each of the proxies is authorized in his discretion to vote for the election of any substitute nominee proposed by the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, upon all matters incident to the conduct of the meeting, and upon such other business as may come before the meeting or any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED AS DIRECTED. IF THIS PROXY IS SIGNED, BUT NO DIRECTION IS MADE, IT WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF QUEST DIAGNOSTICS INCORPORATED WITH RESPECT TO EACH PROPOSAL.